                                                                 EXHIBIT 2.1

                                                                  Execution Copy

================================================================================

                              ACQUISITION AGREEMENT

                                  by and among

                                  BARRA, INC.,

                        SYMPHONY ASSET MANAGEMENT, INC.,

                                  MAESTRO, LLC,

                             THE COMPANY PRINCIPALS,

                         SYMPHONY ASSET MANAGEMENT LLC,

                                       and

                             THE JOHN NUVEEN COMPANY

                            dated as of June 15, 2001

================================================================================

                                TABLE OF CONTENTS

                                                                                 Page
                                                                                 ----
                                    ARTICLE I
                                 THE TRANSACTION
Section 1.1.      General ........................................................ 17
Section 1.2.      Closing ........................................................ 17
Section 1.3.      Instruments of Transfer; Payment of Purchase Consideration ..... 17
Section 1.4.      Post-Closing Working Capital Adjustment ........................ 18
Section 1.5.      Contingent Purchase Consideration .............................. 21
Section 1.6.      Fund Adjustment ................................................ 21
Section 1.7.      EAP Obligations of the Members ................................. 23
Section 1.8.      Valuation and Run-Rate Escrow Release .......................... 23

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE SYMPHONY PARTIES

Section 2.1.      Organization and Related Matters ............................... 25
Section 2.2.      Subsidiaries ................................................... 26
Section 2.3.      Authority; No Violation ........................................ 26
Section 2.4.      Consents and Approvals ......................................... 27
Section 2.5.      Authorized Capitalization; Ownership of Membership Interests ... 27
Section 2.6.      Regulatory Documents ........................................... 28
Section 2.7.      Financial Statements ........................................... 28
Section 2.8.      Ineligible Persons ............................................. 29
Section 2.9.      Contracts ...................................................... 30
Section 2.10.     Funds and Clients .............................................. 30
Section 2.11.     Investment Company Advisory Agreements; Non-Investment Company
                  Advisory Agreements ............................................ 32
Section 2.12.     No Other Broker ................................................ 32
Section 2.13.     Legal Proceedings .............................................. 33
Section 2.14.     Compliance with Applicable Law ................................. 33
Section 2.15.     Insurance ...................................................... 34
Section 2.16.     Employee Benefit Plans; ERISA .................................. 35
Section 2.17.     Technology and Intellectual Property ........................... 36
Section 2.18.     Properties ..................................................... 37
Section 2.19.     Filing Documents ............................................... 37
Section 2.20.     Transactions with Affiliates ................................... 38
Section 2.21.     No Broker/Dealer Operations .................................... 38
Section 2.22.     Absence of Certain Changes ..................................... 38
Section 2.23.     No Company Assets at Parent .................................... 38

                                   ARTICLE III
          PRESENTATIONS AND WARRANTIES OF PARENT, THE MEMBERS AND THE
                               COMPANY PRINCIPALS

Section 3.1       Ownership of Membership Interests .............................. 39
Section 3.2.      Corporate Existence and Power .................................. 39
Section 3.3.      Authority; No Violation ........................................ 39
Section 3.4.      No Other Broker ................................................ 40
Section 3.5.      Ownership of Interests in Maestro .............................. 41

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

Section 4.1.      Organization and Related Matters ............................... 41
Section 4.2.      Authority; No Violation ........................................ 41
Section 4.3.      Consents and Approvals ......................................... 42
Section 4.4.      Legal Proceedings .............................................. 42
Section 4.5.      No Other Broker ................................................ 42
Section 4.6.      Section 15 of the Investment Company Act ....................... 42
Section 4.7.      Investment Purpose ............................................. 42
Section 4.8.      Experience ..................................................... 43
Section 4.9.      Access to Data ................................................. 43
Section 4.10.     Accredited Investor ............................................ 43
Section 4.11.     Cash Consideration ............................................. 43

                                    ARTICLE V
                                    COVENANTS

Section 5.1.      Conduct of Business by the Company ............................. 43
Section 5.2.      Section 15 of the Investment Company Act:  Company Covenants ... 46
Section 5.3.      Non-Investment Company Advisory Agreement Consents ............. 46
Section 5.4.      Insurance ...................................................... 47
Section 5.5.      Section 15 of the Investment Company Act:  Buyer's Covenants ... 47
Section 5.6.      Employees, Employee Benefits ................................... 48
Section 5.7.      Further Assurances ............................................. 50
Section 5.8.      Efforts of Parties to Close .................................... 50
Section 5.9.      Confidentiality and Announcements .............................. 51
Section 5.10.     Access; Certain Communications ................................. 52
Section 5.11.     Regulatory Matters; Third-Party Consents ....................... 52
Section 5.12.     Notification of Certain Matters ................................ 53
Section 5.13.     Expenses ....................................................... 53
Section 5.14.     Third-Party Proposals .......................................... 53
Section 5.15.     Officers' and Directors' Indemnification and Insurance ......... 54
Section 5.16.     State Takeover Statutes ........................................ 55
Section 5.17.     Investment of Transaction Proceeds ............................. 55
Section 5.18.     Employee Incentive Plan ........................................ 55
Section 5.19.     Information in Proxy Materials of the Funds; Filing Documents .. 55

Section 5.20.     Non-Competition/Non-Solicitation ............................... 56
Section 5.21.     Use of Symphony Name ........................................... 58
Section 5.22.     Delivery of Closing Client Revenue Run-Rate Schedule ........... 58
Section 5.23.     Permitted Distributions ........................................ 58
Section 5.24.     Lease Matters .................................................. 58

                                   ARTICLE VI
                CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

Section 6.1.      Mutual Conditions .............................................. 59
Section 6.2.      Conditions to Buyer's Obligations .............................. 59
Section 6.3.      Conditions to the Obligations of the Symphony Parties .......... 60

                                   ARTICLE VII
                                   TERMINATION

Section 7.1.      Termination .................................................... 61
Section 7.2.      Survival after Termination ..................................... 62

                                  ARTICLE VIII
                                   TAX MATTERS

Section 8.1.      Tax Representations ............................................ 62
Section 8.2.      Tax Treatment .................................................. 64
Section 8.3.      Tax Covenants .................................................. 64
Section 8.4.      Tax Refunds; Amendment of Returns .............................. 65
Section 8.5.      Tax Indemnification ............................................ 65
Section 8.6.      Assistance and Cooperation ..................................... 67
Section 8.7.      Contests and Payment Procedures ................................ 67
Section 8.8.      FIRPTA Certificate ............................................. 68
Section 8.9.      Allocation of Purchase Consideration ........................... 68

                                   ARTICLE IX
                                 INDEMNIFICATION

Section 9.1.      Indemnification by Parent, the Members and the Company
                  Principals ..................................................... 68
Section 9.2.      Additional Indemnification by Parent, the Members and the
                  Company Principals ............................................. 69
Section 9.3.      Indemnification by Buyer ....................................... 69
Section 9.4.      Calculation and Payment of Losses .............................. 70
Section 9.5.      Termination of Indemnification ................................. 71
Section 9.6.      Procedures ..................................................... 71
Section 9.7.      Exclusive Remedy ............................................... 72
Section 9.8.      Binding Arbitration ............................................ 72

                                    ARTICLE X
                                  MISCELLANEOUS

Section 10.1.     Amendments; Waiver ............................................. 74
Section 10.2.     Entire Agreement ............................................... 74
Section 10.3.     Survival of Representations, Warranties and Covenants .......... 75
Section 10.4.     Interpretation ................................................. 75
Section 10.5.     Severability ................................................... 75
Section 10.6.     Notices ........................................................ 75
Section 10.7.     Binding Effect; Persons Benefiting; No Assignment .............. 77
Section 10.8.     Release of Claims .............................................. 77
Section 10.9.     Counterparts ................................................... 77
Section 10.10.    Waiver of Jury Trial ........................................... 77
Section 10.11.    Governing Law .................................................. 78
Section 10.12.    Consent to Jurisdiction ........................................ 78


Exhibits
--------

Exhibit A-1      Employees who have entered into Employment Agreements
Exhibit A-2      Form of Employment Agreement
Exhibit B        Persons whose knowledge constitutes "Knowledge of the Symphony Parties"
Exhibit C        Persons whose knowledge constitutes "Knowledge of Buyer"
Exhibit D        Membership Interests in Symphony
Exhibit E        Membership Interests in Maestro
Exhibit F        Opinion of Stroock & Stroock & Lavan LLP and Opinion of Shartsis, Friese &
                 Ginsburg LLP
Exhibit G        Members' Allocation of Initial Purchase Consideration
Exhibit H        Form of Parent Interim Services Agreement
Exhibit I        Schedule of Allocable Share of Indemnification Obligations
Exhibit J        Employee Incentive Plan Administration
Exhibit K        Form of Parent Source Materials Agreement
Exhibit L        Form of Amended and Restated EAP
Exhibit M        Schedule of Minimum Investments
Exhibit N        Form of Pledge Agreement
Exhibit O        Asset Purchase Agreement
Exhibit P        Form of Closing Release
Exhibit Q        Lease Matters
Exhibit R        Contingent Purchase Consideration
Exhibit S        Additional Definitions

                              ACQUISITION AGREEMENT

            ACQUISITION AGREEMENT, dated as of June 15, 2001 (this "Agreement"), by and among BARRA, INC., a Delaware corporation ("Parent"), SYMPHONY ASSET MANAGEMENT, INC., a California corporation ("SAMI"), MAESTRO, LLC, a California limited liability company ("Maestro" and, together with SAMI, the "Members" and each a "Member"), Praveen K. Gottipalli, Michael J. Henman, Neil L. Rudolph and Jeffrey L. Skelton (collectively, the "Company Principals"), SYMPHONY ASSET MANAGEMENT LLC, a California limited liability company (the "Company" and, together with Parent, the Members and the Company Principals, the "Symphony Parties" and each a "Symphony Party") and THE JOHN NUVEEN COMPANY, a Delaware corporation ("Buyer").

            WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, Buyer wishes to acquire all of the Membership Interests (as hereinafter defined) of the Company;

            WHEREAS, pursuant to the terms and subject to the conditions of this Agreement, the Members, being the members of the Company holding all of the Membership Interests in the Company, wish to sell their Membership Interests to Buyer;

            WHEREAS, the agreements in the forms set forth on Exhibits H and K hereto have been entered into on or prior to the date hereof in the forms so attached;

            WHEREAS, Parent and the Company have entered into the Asset Purchase Agreement in the form attached as Exhibit O hereto;

            WHEREAS, the Persons listed on Exhibit A-1 hereto each have entered into an employment agreement with Buyer dated as of the date hereof in the form attached as Exhibit A-2 hereto (the "Employment Agreements");

            WHEREAS, Parent has obtained the consent (the "Consent") of 555 California Street LLC, a Delaware limited liability company, to the assignment, transfer and conveyance of the lease (the "Lease") for the Company's offices located at 555 California Street, San Francisco, California, to the Company on the current terms of such lease;

            NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, subject to the conditions and other terms herein set forth the parties hereto hereby agree as follows:

            Definitions: For all purposes of this Agreement, the following terms shall have the respective meanings set forth as follows (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

            "Accounts Receivable Differential" shall mean the Total Accounts Receivable Amount less the Excess Working Capital Amount, which may be a positive or negative number.

            "Acquisition Proposal" shall have the meaning set forth in Section 5.14.

            "Additional Payment Amount" shall mean an amount (not less than $0) equal to $10.25 million less an amount equal to the product of (a) $210 million less any Fund Holdback and (b) the Shortfall Ratio; provided that amounts payable to Parent and to Maestro shall be reduced by the amount of the applicable Parent Transaction Fees and the applicable Maestro Transaction Fees, respectively.

            "Additional Payment Closing" shall have the meaning set forth in
Section 1.8(e).

            "Additional Payment Date" shall have the meaning set forth in
Section 1.8(e).

            "Additional Performance Fee Payment" shall have the meaning set forth in Exhibit R.

            "Adjusted Assets Under Management" shall mean, for any account of any Client or Fund of the Company or SAMI ( provided that, except in the case of the Base Date, accounts of SAMI shall be included herein only if the applicable account consents to the assignment of the applicable Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement in accordance with
Section 5.2 or 5.3, respectively), as of a particular date, the amount of assets under management, as adjusted, in the case of the Closing Client Revenue Run-Rate, the Revised Closing Client Revenue Run-Rate and the Adjusted Fund Revenue Run-Rate, (a) to reflect net cash flows (additions, withdrawals, written notices of addition or written notices of withdrawal or subscription agreements, in each case of the type contemplated by the underlying agreement, and reinvestments), new accounts and terminated accounts from and after the Base Date and (b)(i) in the case of any Client (other than any long-only strategy account of any Client), to reflect any increase or decrease in assets under management due to market appreciation or depreciation (including gains and losses, whether realized or unrealized, any interest, dividend or other income on the securities held in the account of such Client and any currency fluctuations) from and after the Base Date, and (ii) in the case of any Fund or any long-only strategy account of any Client, to exclude any increase or decrease in assets under management due to market appreciation or depreciation (including gains and losses, whether realized or unrealized, any interest, dividend or other income on the securities held in the account of such Client and any currency fluctuations) from and after the Base Date. Notwithstanding the foregoing, for purposes of calculating Adjusted Assets Under Management for Leverage-Based Fee Clients only, Adjusted Assets Under Management shall include leveraged amounts as of the applicable date. Notwithstanding the foregoing, for purposes of calculating Adjusted Assets Under Management, Adjusted Assets Under Management shall not include any funds set aside to cover margin payments relating to any futures overlay, other than any such funds relating to the Opus E Fund, L.P. or the Investment Advisory Account of Stichting TPG KPN Pensioen World Equity Fonds.

            "Adjusted Fund Revenue Run-Rate" shall mean the sum of the Fund Revenue Run-Rates for each of the Funds (other than the Accessor Small to Midcap Portfolio) for which consents have been obtained as described in Section 1.6(b), calculated for each Fund as of the AUM Determination Date applicable to the date on which the consent for such Fund was obtained.

            "Adjustment Amount Balance Sheet" shall mean the consolidated unaudited balance sheet of the Company and its Subsidiaries as of the Closing Date prepared in accordance with GAAP.

            "Adjustment Amount Documents" shall have the meaning set forth in
Section 1.4(a).

            "Advisers Act" shall mean the Investment Advisers Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

            "Affiliate" shall mean any individual, partnership, corporation, entity or other Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this Agreement, (i) each of Parent, SAMI, Maestro and the Company Principals shall be deemed Affiliates of the Company, and vice versa, prior to the Closing, (ii) Buyer shall be deemed an Affiliate of the Company, and vice versa, after the Closing and (iii) none of the Funds or the Non-Registered Funds or any Person in which a Fund or a Non-Registered Fund holds an ownership interest shall be deemed an Affiliate of the Company, Buyer, Parent, SAMI, Maestro or the Company Principals.

            "Agreement" shall have the meaning set forth in the preamble.

            "Allocable Share" shall have the meaning set forth in Section
9.1(a).

            "Allocation Schedule" shall have the meaning set forth in Section 1.4(e).

            "Amended and Restated EAP" shall mean the several Amended and Restated Equity Appreciation Plans among Parent, SAMI, Maestro, the Company, the Company Principals and each of the participants in the EAP, each in the form attached as Exhibit L.

            "Annual Financial Statement" shall have the meaning set forth in Exhibit R.

            "Applicable Law" shall mean any domestic or foreign federal, state or local statute, law (whether statutory or common law), ordinance, rule, administrative interpretation, regulation, order, writ, injunction, directive, judgment, decree, policy, guideline or other requirement (including those of the NASD, NYSE or any other self-regulatory organization) applicable to the Symphony Parties, the Non-Registered Funds, the Funds, the Clients, Buyer or any of their respective Affiliates, properties, assets, officers, directors, employees or agents, as the case may be.

            "Arbitration Panel" shall have the meaning set forth in Section 9.8(c).

            "Asset-Based Bonus Amount" shall have the meaning set forth in Exhibit J.

            "Asset-Based Fees" shall mean all fees, other than Performance Fees, earned for financial reporting purposes by the Company or SAMI (provided that, except in the case of the Base Date, accounts of SAMI shall be included herein only if the applicable account consents to the assignment of the applicable Investment Company Advisory Agreement or Non-Investment

Company Advisory Agreement in accordance with Section 5.2 or 5.3, respectively) from Clients and Funds (in each case, net of any applicable fee waivers, reimbursements or distribution or servicing fees payable by the Company or SAMI to third parties) in respect of the applicable period based on the amount of assets under management by the Company or SAMI.

            "Asset Purchase Agreement" shall mean the asset purchase agreement relating to the Symphony Signals Modifications attached hereto as Exhibit O.

            "Audited Company Balance Sheet" shall have the meaning set forth in
Section 2.7.

            "Audited Company Financial Statements" shall have the meaning set forth in Section 2.7.

            "AUM Determination Date" shall mean (i) with respect to the Closing Client Revenue Run-Rate, (x) if the Closing occurs on or before the 10th Business Day of the month in which the Closing occurs, the last Business Day of the month that is two months prior to the month in which the Closing occurs and
(y) if the Closing occurs after the 10th Business Day of the month in which the Closing occurs, the last Business Day of the month immediately preceding the month in which the Closing occurs, (ii) with respect to the Revised Closing Client Revenue Run-Rate, the Closing Date and (iii) with respect to the Adjusted Fund Revenue Run- Rate, the Business Day prior to the date of receipt of the applicable consent.

            "Base Client Revenue Run-Rate" shall have the meaning set forth on Exhibit S.

            "Base Date" shall mean March 31, 2001.

            "Base Fund Revenue Run-Rate" shall have the meaning set forth on Exhibit S.

            "Business Day" shall mean any day that the NYSE is normally open for trading and that is not a Saturday, a Sunday or a day on which banks in the City of San Francisco or the City of New York are authorized or required to close for regular banking business.

            "Buyer" shall have the meaning set forth in the preamble.

            "Buyer Disclosure Schedule" shall have the meaning set forth in the introduction to Article IV.

            "Buyer Indemnitee" shall have the meaning set forth in Section
9.1(a).

            "Buyer Indemnitee Limitation Exception" shall have the meaning set forth in Section 9.4(c).

            "Buyer Indemnity Cap" shall equal $50 million.

            "Buyer Indemnity Threshold" shall equal $7.5 million.

            "Buyer Material Adverse Effect" shall mean a material adverse effect on the ability of Buyer to complete the Closing pursuant to the terms hereof and/or comply with its obligations hereunder, other than any change, event, effect or occurrence to the extent arising from any breach by any of the Symphony Parties of any of their respective representations, warranties, covenants or agreements hereunder.

            "Buyer Plans" shall have the meaning set forth in Section 5.6(a).

            "Claims" shall have the meaning set forth in Section 9.8(a).

            "Client Revenue Run-Rate" shall mean, as of any date, the aggregate annualized investment advisory, investment management and subadvisory fees for all Clients of the Company and SAMI (other than, with respect to the Closing Client Revenue Run-Rate and the Revised Closing Client Revenue Run-Rate only, Clients that have not consented in accordance with Section 5.3 to the assignment or deemed assignment of their respective Non-Investment Company Advisory Agreement resulting from the Transaction prior to the Closing Date or the Consent Expiration Date, as the case may be, or Clients that have withdrawn such consents prior to the Closing Date or the Consent Expiration Date, as the case may be) payable to the Company, determined by multiplying the Adjusted Assets Under Management for each such account as of the AUM Determination Date or the Base Date, as applicable, by the applicable fee rate (which shall, except as specifically noted in Section 2.10(a) of the Company Disclosure Schedule, be net of any then applicable fee waivers, reimbursements or distribution or servicing fees payable by the Company or SAMI to third parties) for such account at the AUM Determination Date or the Base Date, as applicable (excluding any Performance Fees). For purposes of the IMF Large Cap and IMF Large Cap Equitized accounts, the applicable fee rate for each such account shall be deemed to be 0.25%, and for purposes of the Melody 4500 Fund, L.P. the applicable fee rate shall be deemed to be 1.00%. The applicable fee rate for any account with a fulcrum fee structure shall be the fee rate in effect on the applicable AUM Determination Date or the Base Date, as applicable. Solely for purposes of calculating the Revised Closing Client Revenue Run-Rate, the Client Revenue Run-Rate shall be deemed to (i) include the aggregate annualized investment advisory, investment management and subadvisory fees for any Client that has consented in accordance with Section 5.3 to the assignment or deemed assignment of their respective Non-Investment Company Advisory Act Agreement resulting from the Transaction on or prior to the Consent Expiration Date and which Client has not withdrawn such consent prior to the Consent Expiration Date and (ii) exclude any fees relating to new accounts opened after the Closing Date.

            "Clients" shall mean all Persons that have Investment Advisory Accounts with the Company or SAMI.

            "Closing" shall have the meaning set forth in Section 1.2.

            "Closing Accounts Receivable List" shall have the meaning set forth in Section 1.4(a).

            "Closing Client Revenue Run-Rate" shall mean the Client Revenue Run-Rate as of the applicable AUM Determination Date.

            "Closing Consideration Exhibit" shall have the meaning set forth in
Section 1.3(c)(i).

            "Closing Date" shall have the meaning set forth in Section 1.2.

            "Closing Release" shall have the meaning set forth in Section 10.8.

            "Code" shall mean the Internal Revenue Code of 1986, as amended.

            "Company" shall have the meaning set forth in the preamble.

            "Company Disclosure Schedule" shall have the meaning set forth in the introduction to Article II.

            "Company Employees" shall have the meaning set forth in Section 5.6(a).

            "Company Insurance Policies" shall have the meaning set forth in
Section 2.15.

            "Company Material Adverse Effect" shall mean a material adverse effect on the business, assets, liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole, or on the ability of any of the Symphony Parties to complete the Closing pursuant to the terms hereof and/or comply with their respective obligations hereunder, other than any change, effect, event or occurrence to the extent resulting from (i) the United States economy or United States or global Securities markets in general; (ii) changes in legal or regulatory conditions to the extent generally affecting the investment advisory and asset management industry, in each case not affecting the Company and its Subsidiaries to a materially greater extent than it affects other Persons in the industry in which the Company and its Subsidiaries compete; (iii) the announcement or pendency of the execution of this Agreement or the pendency of the Transaction or the other transactions contemplated hereby, including the Company's loss of employees or Clients to the extent resulting therefrom; (iv) the declaration and payment of any dividend or distribution by the Company not made in violation of the terms of this Agreement or (v) any breach by Buyer of any of its representations, warranties, covenants and agreements hereunder; provided, however, that a reduction in the Client Revenue Run-Rate or the Fund Revenue Run-Rate between the Base Date and the Closing Date in and of itself shall not constitute a Company Material Adverse Effect.

            "Company Operating Agreement" shall mean that certain Operating Agreement of Symphony Asset Management LLC, dated as of July 1, 1996, amended as of April 1, 1997, as of September 22, 2000, and as of June 14, 2001, by and between SAMI and Maestro, governing the organization and operation of the Company, as it may be further amended as permitted by this Agreement.

            "Company Plan" shall have the meaning set forth in Section 2.16(a).

            "Company Principals" shall have the meaning set forth in the preamble.

            "Company Products" shall have the meaning set forth in Section 5.17.

            "Competing Products" shall have the meaning set forth in Section 5.20(a).

            "Computer Software" shall have the meaning set forth in Section
2.17.

            "Confidentiality Agreements" shall mean those certain letter agreements, dated November 21, 2000 and May 7, 2001, among the Symphony Parties and Buyer.

            "Consent" shall have the meaning set forth in the preamble.

            "Consent Expiration Date" shall mean the earlier of (i) the 30th calendar day after the Closing Date, (ii) the later of the 60th calendar day after the date of this Agreement and the Closing Date and (iii) such other date as Buyer, Parent and Maestro may agree in writing.

            "Contingent Purchase Consideration" shall have the meaning set forth in Exhibit R.

            "Continuation Period" shall have the meaning set forth in Section 5.6(f).

            "Contracts" shall have the meaning set forth in Section 2.9.

            "Cumulative Performance Fees" shall have the meaning set forth in Exhibit R.

            "Cumulative Satisfied Accounts Receivable Amount" shall mean the aggregate amount of cash received by the Company following the Closing and on or prior to the close of business on the second Business Day prior to the applicable Supplemental Closing Date in satisfaction of the accounts and amounts reflected on the Closing Accounts Receivable List.

            "Demand" shall have the meaning set forth in Section 9.8(b).

            "Determination Document" shall have the meaning set forth in Exhibit R.

            "Disagreement" shall have the meaning set forth in Section 1.4(b).

            "Dispute" shall have the meaning set forth in Exhibit R.

            "Dispute Notice" shall have the meaning set forth in Exhibit R.

            "EAP" shall have the meaning set forth in Section 1.7.

            "EBITDA" shall mean income allocable to Members plus depreciation and amortization, but less interest income (net of interest expense) for the applicable period as reflected in the financial statements prepared in accordance with GAAP of the Company for such applicable period; provided that, until such time as Parent is no longer entitled to receive any portion of the Contingent Purchase Consideration hereunder, EBITDA, to the extent decreased by any of the following, shall be deemed increased for purposes of calculating the Five-Year Contingent Consideration Payment for any applicable period to the extent of (i) any increases in the aggregate compensation of the Company Principals paid by the Company or its Subsidiaries in such period in excess of the compensation contemplated by the Company Principals' Employment Agreements in the form attached hereto as Exhibit A-2 and the aggregate amounts calculated in accordance with the formula set forth in Section 1 of Exhibit J attached hereto, but only to the extent that such increases would result in the Company Principals receiving compensation in excess of the amounts contemplated under their compensation arrangements existing on the date hereof, including pursuant to the Company's incentive or bonus compensation plan in effect on the date hereof, (ii) any welfare or other employee benefits provided to the Company Principals after the Closing that are paid by the Company or its Subsidiaries materially in excess of those benefits provided to similarly situated employees of Buyer and (iii) cash, benefits or other items of value provided to the Company Principals pursuant to any agreements, arrangements or transactions between Buyer, the Company or their Subsidiaries or Affiliates, on the one hand, and any of the Company Principals, on the other hand, after the Closing that are paid by the Company or its Subsidiaries and that are not on arms-length terms, and in such case, only to the extent that they are not on arms-length terms.

            "EBITDA Accounting" shall have the meaning set forth in Exhibit R.

            "EBITDA CAGR" for each EBITDA Measurement Date is equal to:


             EBITDA (sub n)
          (( ----------------------- )1/n -1)  *100
             Initial EBITDA Amount

where EBITDA (sub n) is the EBITDA for the twelve months ending on the applicable EBITDA Measurement Date and n equals (a) 1, if the applicable EBITDA Measurement Date falls in 2002; (b) 2, if the applicable EBITDA Measurement Date falls in 2003; (c) 3, if the applicable EBITDA Measurement Date falls in 2004;
(d) 4, if the applicable EBITDA Measurement Date falls in 2005; and (e) 5, if the applicable EBITDA Measurement Date falls in 2006.

            "EBITDA Measurement Date" means, with respect to each of the five years immediately following the year in which the Closing occurs, the last Business Day in the quarter in which an anniversary of the Closing falls.

            "Employment Agreements" shall have the meaning set forth in the recitals.

            "Encumbrance" shall mean any lien, pledge, mortgage, security interest, claim, charge, easement, limitation, commitment, encroachment, restriction (other than a restriction on transferability imposed by federal or state securities laws) or other encumbrance of any kind or nature whatsoever (whether absolute or contingent).

            "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended, and the rules, regulations and class exemptions of the Department of Labor thereunder.

            "ERISA Client" shall have the meaning set forth in Section 2.10(d)(iii).

            "Escrow Account" shall mean the account established pursuant to the Escrow Agreement.

            "Escrow Agent" shall mean the commercial bank organized under the laws of the United States or any state thereof that has a combined capital and surplus of at least $1 billion that the parties hereto reasonably agree, acting in good faith, to have serve as the escrow agent under the Escrow Agreement. The fees and expenses of the Escrow Agent under the Escrow Agreement shall be borne 50% by Buyer, 25% by Parent and 25% by Maestro.

            "Escrow Agreement" shall mean the escrow agreement to be entered into prior to the Closing by and among the parties hereto and the Escrow Agent on terms reasonably agreed to by the parties acting in good faith.

            "Escrow Dispute" shall have the meaning set forth in Section 1.8(b).

            "Escrow Dispute Notice" shall have the meaning set forth in Section 1.8(b).

            "Escrow Rate" shall mean the blended interest rate on the escrow accounts in which compensation earned under the Investment Company Advisory Agreements with respect to the Funds is held pursuant to Rule 15a-4 under the Investment Company Act.

            "Escrow Release Accounting" shall have the meaning set forth in
Section 1.8(a).

            "Excess Working Capital Amount" shall have the meaning set forth in
Section 1.4(e).

            "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the SEC thereunder.

            "Fee Accounting" shall have the meaning set forth in Exhibit R.

            "Five-Year Contingent Consideration" shall have the meaning set forth in Exhibit R.

            "Five-Year Contingent Consideration Payment" shall have the meaning set forth in Exhibit R.

            "Fund" shall mean an investment company (or series thereof) registered under the Investment Company Act for which the Company or SAMI provides advisory or subadvisory services pursuant to an Investment Company Advisory Agreement.

            "Fund Accounting" shall have the meaning set forth in Section
1.6(b).

            "Fund Boards" shall mean the boards of directors or trustees of the Funds.

            "Fund Consent Ratio" shall mean the quotient obtained by dividing
(i) the Adjusted Fund Revenue Run-Rate by (ii) the Base Fund Revenue Run-Rate.

            "Fund Dispute" shall have the meaning set forth in Section 1.6(c).

            "Fund Dispute Notice" shall have the meaning set forth in Section 1.6(c).

            "Fund Holdback" shall equal $5 million.

            "Fund Payment" shall mean an amount equal to the Fund Holdback; provided, however, that if the Fund Consent Ratio shall be less than 90%, the Fund Payment shall equal the product of the Fund Holdback multiplied by the Fund Consent Ratio; and provided, further, that amounts payable to SAMI and Maestro shall be reduced by the amount of the applicable Parent Transaction Fees and Maestro Transaction Fees, respectively.

            "Fund Payment Closing" shall have the meaning set forth in Section 1.6(f).

            "Fund Payment Date" shall have the meaning set forth in Section 1.6(f).

            "Fund Revenue Run-Rate" shall mean, with respect to a Fund, as of any date, the aggregate annualized investment advisory, investment management and subadvisory fees payable thereunder, determined by multiplying the Adjusted Assets Under Management for such Fund as of the AUM Determination Date or the Base Date (as applicable) by the applicable fee rate for such Fund at the AUM Determination Date or the Base Date (as applicable) (net of any applicable fee waivers, reimbursements or distribution or servicing fees payable by the Company or SAMI to third parties, and excluding any Performance Fees). The applicable fee rate for any Fund with a fulcrum fee structure shall be the fee rate in effect on the applicable AUM Determination Date or the Base Date (as applicable). The calculation of the Adjusted Fund Revenue Run-Rate shall be made using the same methodology as used for the calculation of the Base Fund Revenue Run-Rate.

            "GAAP" shall mean generally accepted accounting principles as used in the United States of America as in effect at the time any applicable financial statements were or are prepared or any act requiring the application of GAAP was or is performed.

            "Governmental Authority" shall mean any United States or foreign government, any state or other political subdivision thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including the SEC or any other United States or foreign government authority, agency, department, board, commission or instrumentality of the United States, any state of the United States or any political subdivision thereof or any foreign jurisdiction, and any court, tribunal or arbitrator(s) of competent jurisdiction, and any United States or foreign governmental or non-governmental self-regulatory organization, agency or authority (including the NYSE and the NASD).

            "HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

            "Income Tax" shall mean any Tax imposed upon or measured by net income.

            "Indemnified Party" shall have the meaning set forth in Section 9.6(a).

            "Independent Accounting Firm" shall mean such nationally recognized independent public accounting firm reasonably agreed to by the parties hereto acting in good faith.

            "Initial EBITDA Amount" shall have the meaning set forth on Exhibit
S.

            "Initial Purchase Consideration" shall mean $210 million reduced by:
(i) the Run- Rate Escrow Amount, and (ii) any Fund Holdback required under
Section 1.6(a); provided that amounts payable to SAMI and to Maestro shall be reduced by the amount of the applicable Parent Transaction Fees and Maestro Transaction Fees, respectively.

            "Initial Supplemental Closing" shall have the meaning set forth in
Section 1.4(e).

            "Initial Supplemental Closing Date" shall have the meaning set forth in Section 1.4(e).

            "Insurance Amount" shall have the meaning set forth in Section 5.15(b).

            "Intellectual Property" means all trademarks, service marks, trademark applications, trademark registrations, service mark applications, trade names, copyrights, copyright registrations, designs, design registrations, patents (including all reissues, divisions, continuations and extensions thereof), patent applications, proprietary rights, logos, names and other intellectual property rights.

            "Investment Advisory Account" shall mean an account (other than an account of a registered investment company), including broker-sponsored, institutional and private client accounts and Non-Registered Funds for which the Company or SAMI provides discretionary or non-discretionary advisory or subadvisory services pursuant to a Non-Investment Company Advisory Agreement.

            "Investment Company Act" shall mean the Investment Company Act of 1940, as amended, and the rules and regulations of the SEC thereunder.

            "Investment Company Advisory Agreement" shall mean an investment advisory agreement entered into by the Company, any of its Subsidiaries or SAMI for the purpose of providing investment advisory or subadvisory services to an investment company registered under the Investment Company Act or series thereof.

            "IRS" shall mean the Internal Revenue Service.

            "Knowledge" of (a) the Symphony Parties means (i) with respect to the Funds, the actual knowledge of any of the Persons specified on Exhibit B, without the obligation to perform any inquiry, and (ii) with respect to all other matters, actual knowledge after reasonable inquiry by any of the Persons specified on Exhibit B (it being agreed that the Symphony Parties are entitled to rely in respect of information relating to the Company, its Subsidiaries, Investment Advisory Accounts and the Funds, in the absence of actual knowledge to the contrary, on the representations of the senior management and auditors of the Company with respect to such inquiry), and (b) Buyer means actual knowledge after reasonable inquiry by any of the Persons specified on Exhibit C.

            "Lease" shall have the meaning set forth in the preamble.

            "Leverage-Based Fee Clients" shall mean (i) Worldwide Transactions, Ltd., (ii) Gryphon Domestic IV--Large Cap, (iii) Gryphon Domestic IV--Small Cap and (iv) Weyerhauser Company (Gryphon III) UK/EU4.

            "Loss" shall mean any and all claims, losses, liabilities, costs, penalties, fines and amounts paid or expenses incurred (including reasonable fees for attorneys, accountants, consultants and experts), damages, obligations to third parties, expenditures, judgments, awards or settlements that are imposed upon or otherwise incurred by the relevant party.

            "Maestro" shall have the meaning set forth in the preamble.

            "Maestro Transaction Fees" shall mean, with respect to any payment obligation by Buyer to Maestro, the fees and expenses of Putnam Lovell Securities Inc. and Stroock & Stroock & Lavan LLP incurred by Maestro in connection with the Transaction that are payable with respect to such payment obligation and with respect to which Maestro has informed Buyer at least two Business Days prior to the applicable payment date of the amount to be paid at such date (which shall in no event exceed the amount otherwise payable at such time by Buyer to Maestro).

            "Member" and "Members" shall have the meaning set forth in the preamble.

            "Maestro Indemnity Cap" shall equal $45 million.

            "Members Indemnity Threshold" shall equal $7.5 million.

            "Membership Interests" shall mean the membership interests, preferred interests and any other ownership interests in the Company, including any rights to acquire any such ownership interests in the Company.

            "Minimum Investment" shall have the meaning set forth in Section
5.17.

            "NASD" means the National Association of Securities Dealers, Inc., NASD Regulation, Inc. and their respective Subsidiaries.

            "Negative Consent Notice" shall have the meaning set forth in
Section 5.3.

            "Negative Consent Procedure" shall have the meaning set forth in
Section 5.3(c)(iii).

            "NetNet Ventures" shall have the meaning set forth in Section 5.17.

            "Non-Investment Company Advisory Agreement" shall mean any written or oral investment advisory agreement entered into by the Company or SAMI for the purpose of providing investment advisory services to a Person other than a registered investment company or series thereof.

            "Non-Registered Fund" shall mean any Client that, but for the provisions of Section 3(c) of the Investment Company Act, would be an "investment company" within the meaning of the Investment Company Act, and shall include without limitation those entities identified in Section 2.10(a) of the Company Disclosure Schedule as Non-Registered Funds.

            "Notice" shall have the meaning set forth in Section 5.3.

            "Notice of Disagreement" shall have the meaning set forth in Section 1.4(b).

            "NYSE" shall mean the New York Stock Exchange, Inc.

            "Parent" shall have the meaning set forth in the preamble.

            "Parent Agreements" shall mean the Parent Interim Services Agreement, the Parent License Agreement, the Parent Source Materials Agreement and the Asset Purchase Agreement.

            "Parent Asset Omissions" shall have the meaning set forth in Section 2.23.

            "Parent Indemnity Cap" shall equal $55 million.

            "Parent Insurance Policies" shall have the meaning set forth in
Section 2.15.

            "Parent Interim Services Agreement" shall mean the agreement between Parent and the Company in the form attached as Exhibit H hereto pursuant to which Parent shall provide data processing and other services to the Company on the terms set forth therein.

            "Parent License Agreement" shall mean the license agreement between Parent and the Company, dated March 1, 2000, pursuant to which Parent licenses certain software and provides certain data to the Company on the terms set forth therein, together with the related order form, dated as of the date hereof.

            "Parent Plan" shall have the meaning set forth in Section
2.16(a)(ii).

            "Parent Source Materials Agreement" shall mean the agreement between Parent and the Company in the form attached as Exhibit K hereto pursuant to which Parent shall license certain programs, source materials and other software programs to the Company on the terms set forth therein.

            "Parent Transaction Fees" shall mean, with respect to any payment obligation of Buyer to SAMI, the fees and expenses of Goldman, Sachs & Co. and Latham & Watkins incurred by Parent in connection with the Transaction that are payable with respect to such payment obligation and with respect to which Parent has informed Buyer at least two Business Days prior to the applicable payment date of the amount to be paid at such date (which shall in no event exceed the amount otherwise payable at such time by Buyer to Parent or SAMI).

            "Performance Fee Payment" shall have the meaning set forth in Exhibit R.

            "Performance Fees" shall mean all performance-based fees (net of any applicable fee waivers, reimbursements or distribution or servicing fees payable by the Company or SAMI to third parties), excluding any fulcrum fees or other management fees that vary based on historical performance, earned for financial reporting purposes by the Company from Clients and Funds in respect of the applicable period and not refunded by the Company to the applicable Client or Fund, respectively.

            "Permits" has the meaning set forth in Section 2.14(a).

            "Person" shall mean any individual, corporation, company, partnership (limited or general), limited liability company, joint venture, association, trust or other business entity.

            "Plans" has the meaning set forth in Section 2.16(a).

            "Post-Closing Period" shall mean any taxable year or period that begins after the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period beginning after the Closing Date.

            "Pre-Closing Period" shall mean any taxable year or period that ends on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date.

            "Proceedings" shall have the meaning set forth in Section 2.13.

            "Qualified Plans" shall have the meaning set forth in Section
2.16(c).

            "Registered IP" shall have the meaning set forth in Section 2.17.

            "Regulatory Documents" shall mean, with respect to a Person, all forms, reports, registration statements, schedules and other documents filed, or required to be filed, by such Person pursuant to the Securities Laws.

            "Required Working Capital Amount" shall equal $2.75 million.

            "Revised Closing Client Revenue Run-Rate" shall mean the Client Revenue Run- Rate as of the applicable AUM Determination Date.

            "Revised Closing Client Revenue Run-Rate Determination Date" shall have the meaning set forth in Section 1.8(a).

            "Rules" shall have the meaning set forth in Section 9.8(b).

            "Run-Rate Escrow Amount" shall equal $10.25 million.

            "SAMI" shall have the meaning set forth in the preamble.

            "SAMI Asset Omissions" shall have the meaning set forth in Section 2.23.

            "Satisfied Accounts Receivable Amount" shall mean, with respect to the Initial Supplemental Closing Date and each Supplemental Closing Date, (i) the aggregate amount of cash received by the Company following the Closing and on or prior to the close of business on the second Business Day prior to the Initial Supplemental Closing Date or such Supplemental Closing Date, as applicable, in satisfaction of the accounts and amounts reflected on the Closing Accounts Receivable List, less
(ii) in the case of Supplemental Closing Dates, the sum of the Satisfied Accounts Receivable Amounts with respect to the Initial Supplemental Closing Date and any prior Supplemental Closing Dates.

            "SEC" shall mean the Securities and Exchange Commission, and any successor thereto.

            "Securities" shall mean any securities as defined in the Securities Act.

            "Securities Act" shall mean the Securities Act of 1933, as amended, and the rules and regulations of the SEC thereunder.

            "Securities Laws" shall mean the Securities Act, the Exchange Act, the Investment Company Act, the Advisers Act, all applicable state "blue sky" laws, all applicable foreign securities laws, and the rules and regulations promulgated thereunder.

            "Shortfall Ratio" shall be equal to the excess of (a) 90% over (b) a fraction (expressed as a percentage) the numerator of which is the Revised Closing Client Revenue Run-Rate and the denominator of which is the Base Client Revenue Run-Rate.

            "Straddle Period" shall have the meaning set forth in Section
8.5(c).

            "Subsidiary" of a Person shall mean any other Person more than 50% of the voting stock (or of any other form of other voting or controlling equity interest in the case of a Person that is not a corporation) of which is beneficially owned by the Person directly or indirectly through one or more other Persons; provided ,that "Subsidiary" shall not include, with respect to the Company, Buyer, Parent, SAMI, Maestro or the Company Principals (i) any Fund or any Person in which a Fund owns, directly or indirectly, any ownership interest, (ii) any Non-Registered Fund or any Person in which a Non-Registered Fund, directly or indirectly, holds an ownership interest and (iii) any investment account advised or managed by a Person on behalf of another Person.

            "Supplemental Closing" shall have the meaning set forth in Section 1.4(f).

            "Supplemental Closing Date" shall have the meaning set forth in
Section 1.4(f).

            "Symphony Indemnitees" shall have the meaning set forth in Section 9.3(a).

            "Symphony Party" and "Symphony Parties" shall have the meaning set forth in the preamble.

            "Symphony Party Indemnitee Limitation Exception" shall have the meaning set forth in Section 9.4(d).

            "Tax Benefit" shall mean a Tax deduction, Tax credit or other Tax benefit.

            "Tax Return" shall mean any return, report, information statement, schedule or other document (including any related or supporting information and including any Form 1099 or other document or report required to be provided by the Company or any of its Subsidiaries to third parties) with respect to Taxes, including any document required to be retained or provided to any Governmental Authority pursuant to 31 U.S.C. Sections 5311-5328 and regulations promulgated thereunder, relating to the Company or any of its Subsidiaries or any consolidated group of which any such entity was a member at the applicable time, and any amended Tax Returns.

            "Taxes" shall mean all federal, provincial, territorial, state, municipal, local, foreign or other taxes, imposts, rates, levies, assessments and other similar charges (and all interest and penalties thereon and additions thereto imposed by any Governmental Authority), including, without limitation, all income, excise, franchise, gains, capital, real property, goods and services, transfer, value added, gross receipts, windfall profits, severance, ad valorem, personal property, production, sales, use, license, stamp, documentary stamp, mortgage recording, employment, payroll, social security, unemployment, disability, estimated or withholding taxes, and all customs and import duties.

            "Technology" shall mean all trade secrets, confidential information, data, databases, inventions, know-how, formulae, processes, procedures, research records, records of inventions, test information, market surveys and marketing know-how owned or used by the Company, any of its Subsidiaries and the Non-Registered Funds.

            "Termination Date" shall have the meaning set forth in Section 7.1(a)(vii).

            "Third Party Claim" shall have the meaning set forth in Section 9.6(a).

            "Total Accounts Receivable Amount" shall mean the total accounts receivable balance reflected on the Closing Accounts Receivable List.

            "Transaction" shall have the meaning set forth in Section 1.1.

            "Treasury Regulations" shall mean regulations promulgated under the Code.

            "Two-Year Contingent Consideration" shall have the meaning set forth in Exhibit R.

            "Two-Year Contingent Consideration Determination Date" shall have the meaning set forth in Exhibit S.

            "Two-Year Contingent Consideration Payment" shall have the meaning set forth in Exhibit R.

            "Unaudited Company Financial Statements" shall have the meaning set forth in Section 2.7.

            "Voting Debt" shall have the meaning set forth in Section 2.5.

            "Wire Transfer" shall mean a payment in immediately available funds by wire transfer in lawful money of the United States of America to such account or to a number of accounts as shall have been designated by written notice from the receiving party to the paying party.

            "Working Capital Amount" shall mean (i) cash, cash equivalents, accounts receivable (other than accounts receivable of the sort reflected on the Audited Company Balance Sheet as "Accounts Receivable - Maestro") and prepaid expenses of the Company calculated consistent with past practice and in accordance with GAAP less (ii) all liabilities (other than liabilities relating to obligations arising under the EAP or the Amended and Restated EAP) of the Company calculated consistent with past practice and in accordance with GAAP, all as reflected on the Adjustment Amount Balance Sheet; provided, however ,that liabilities of the Company shall be deemed to include any amounts relating to any financial advisor, legal, accounting and all other transaction fees incurred (but not paid) by the Company or any of its Subsidiaries in connection with this Agreement and the transactions contemplated herein; and provided further , that liabilities of the Company shall not be deemed to include any Parent Transaction Fees or Maestro Transaction Fees or the costs and expenses referred to in
Section 5.13(a).

                                    ARTICLE I
                                 THE TRANSACTION

            Section 1.1. General. Upon the terms and subject to the conditions hereof, each of the Members severally, for itself, agrees to sell, transfer, assign, convey and deliver, free and clear of any Encumbrances, to Buyer, and Buyer agrees to purchase and accept from the Members, all but not less than all of the Membership Interests for the Initial Purchase Consideration and the Contingent Purchase Consideration (the "Transaction"). Buyer may, at its election, assign its right to purchase the Membership Interests held by SAMI or Maestro to a wholly owned Subsidiary, provided that no such assignment shall relieve Buyer from its obligations hereunder.

            Section 1.2. Closing. The consummation of the Transaction (the "Closing") shall, subject to the satisfaction or waiver (by the parties entitled to the benefits thereto) of the conditions set forth in Article VI hereof (other than the conditions which relate to actions to be taken at the Closing), take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York 10019, at the close of business on June 29, 2001 or, if the conditions to Closing set forth in Article VI have not been satisfied or waived by the parties entitled to the benefits thereof as of such date, on the fifth Business Day after all of the conditions set forth in Article VI hereof have been satisfied or waived by the parties entitled to the benefits thereof or at such other date, time and place as Buyer, Parent and Maestro shall mutually agree in writing (the date on which the Closing takes place the "Closing Date").

            Section 1.3. Instruments of Transfer; Payment of Purchase Consideration.

            (a) Not less than two Business Days prior to the Closing Date, the Members shall deliver to Buyer Wire Transfer instructions designating the accounts and amounts to which the Initial Purchase Consideration and the applicable Parent Transaction Fees and Maestro Transaction Fees shall be paid by Buyer at the Closing.

            (b) At the Closing:

               (i) each of the Members shall deliver, or shall cause to be delivered, to Buyer a bill of sale, representing all Membership Interests and duly executed by all Members, transferring all right, title and interest in, to and under the Membership Interests to Buyer;

               (ii) each of the Members shall deliver, or shall cause to be delivered, to Buyer, the documents required to be delivered pursuant to
        Section 6.2;

               (iii) each of the Members shall deliver, or shall cause to be delivered, to Buyer, such additional instruments, documents or certificates as may be reasonably requested by Buyer; and

               (iv) each of Parent, the Company Principals and the Members, subject to the proviso in Section 10.8, shall deliver, or shall cause to be delivered, to Buyer a Closing Release.

            (c) At the Closing, Buyer shall deliver, or shall cause to be delivered, the following:

               (i) to each Member, an amount equal to such Member's allocation of the Initial Purchase Consideration (net of such Member's applicable Parent Transaction Fees and Maestro Transaction Fees, as the case may
        be) as described on Exhibit G attached hereto (the "Closing Consideration Exhibit"), delivered by Wire Transfer as instructed by each Member;

               (ii) an amount equal to the applicable Maestro Transaction Fees and Parent Transaction Fees, delivered by Wire Transfer as instructed by Maestro and Parent, respectively;

               (iii) to the Escrow Account, the Run-Rate Escrow Amount, delivered by Wire Transfer as instructed by the Escrow Agent;

               (iv) the documents required to be delivered pursuant to Section 6.3; and

               (v) such additional instruments, documents or certificates as may be reasonably requested by Parent or Maestro.

            Section 1.4. Post-Closing Working Capital Adjustment.

            (a) As soon as reasonably practicable following the Closing Date, and in no event more than 30 Business Days thereafter, Buyer shall cause the Company to prepare and deliver to Buyer, Parent and Maestro the Adjustment Amount Balance Sheet, together with schedules calculating the Working Capital Amount, including a separate listing, by account, of the total accounts receivable of the Company outstanding as of the Closing (the "Closing Accounts Receivable List") and any payments required under Section 1.4(e), and setting forth such calculations in reasonable detail (collectively, the "Adjustment Amount Documents"). The parties shall consult with one another and cooperate with each other in the preparation of the Adjustment Amount Documents in accordance with this Section 1.4, and Buyer shall cause the Company to provide access to such working papers and information relating to the preparation thereof as reasonably requested by the parties.

            (b) Within 15 Business Days after delivery to Buyer, Parent and Maestro of the Adjustment Amount Documents, each of Buyer, Parent or Maestro may dispute all or a portion of such Adjustment Amount Documents by giving written notice (a "Notice of Disagreement") to the other parties setting forth in reasonable detail the basis for any such dispute (any such dispute a "Disagreement"). The parties shall promptly commence good faith negotiations with a view to resolving all such Disagreements. If none of Buyer, Parent nor Maestro provides a Notice of a Disagreement within the 15-Business Day period set forth in this Section 1.4, the parties shall be deemed to have accepted such Adjustment Amount Documents in the form delivered to them by the Company.

            (c) If only one of Buyer, Parent or Maestro shall deliver a Notice of Disagreement and none of the other parties disputes all or any portion of such Notice of Disagreement by giving written notice to the party that delivered such Notice of Disagreement, setting forth in reasonable detail the basis for such dispute within 15 Business Days following the delivery of such Notice of Disagreement, such parties who fail to dispute all or any portion of such Notice of Disagreement shall be deemed to have irrevocably accepted the Adjustment Amount Documents as modified in the manner described in such Notice of Disagreement.

            (d) If (i) Buyer, Parent or Maestro delivers a Notice of Disagreement within the 15-Business Day period set forth in Section 1.4(b) or
(ii) Buyer, Parent or Maestro shall dispute a Notice of Disagreement delivered by one of the other parties within the 15-Business Day period set forth in
Section 1.4(c), and within 15 Business Days following the delivery to Buyer, Parent or Maestro, as the case may be, of the notice of such dispute, the parties do not resolve the Disagreement (as evidenced by a written agreement between them), in each case such Disagreement shall thereafter be referred to the Independent Accounting Firm for a resolution of such Disagreement in accordance with the terms of this Agreement. The determinations of such firm with respect to any Disagreement shall be rendered within 15 Business Days after referral of the Disagreement to such firm or as soon thereafter as reasonably practicable, shall be final and binding upon the parties, the amount so determined shall be used to complete the final Adjustment Amount Documents and the parties agree that the procedures set forth in this Section 1.4 shall be the sole and exclusive remedy with respect to the determination of the Adjustment Amount Documents and the amount of any payment under this Section 1.4. Each of Buyer, Parent and Maestro shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the 15-Business Day period described in the previous sentence, and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. All of the fees and expenses of the Independent Accounting Firm retained pursuant to this Section 1.4(d) shall be paid 50% by Buyer, 25% by Parent and 25% by Maestro (except that, in the event that Parent or Maestro is not a party to such Disagreement, Maestro or Parent, respectively, shall pay 50%).

            (e) Promptly after the Adjustment Amount Documents have been finally determined in accordance with this Section 1.4 (including by means of a deemed acceptance of such documents by Buyer, Parent or Maestro as provided in Section 1.4(b) and (c), respectively), but in no event later than five Business Days following such final determination (the "Initial Supplemental Closing Date"), the parties hereto shall hold a supplemental closing (the "Initial Supplemental Closing"), either by telephone or in person at a mutually convenient location. If the Working Capital Amount is less than the Required Working Capital Amount, each Member shall deliver to Buyer on the Initial Supplemental Closing Date an amount in cash equal to such Member's portion (as set forth in a schedule (the "Allocation Schedule") to be delivered by the Members to Buyer at least two Business Days prior to the Initial Supplemental Closing Date) of such difference by Wire Transfer as set forth in instructions from Buyer. If the Working Capital Amount is greater than the Required Working Capital Amount (the difference, the "Excess Working Capital Amount"), Buyer shall deliver, or shall cause to be delivered, to each Member cash as determined pursuant to Section 1.4(f).

            (f) The provisions of this Section 1.4(f) shall be applicable only in the event that the Excess Working Capital Amount is positive. On the Initial Supplemental Closing Date:

        (i) if the Accounts Receivable Differential is negative or zero, Buyer shall deliver, or shall cause to be delivered, to the Members an amount in cash equal to the sum of (x) the absolute value of the Accounts Receivable Differential and (y) the Satisfied Accounts Receivable Amount; or

        (ii) if the Accounts Receivable Differential is positive, Buyer shall deliver, or shall cause to be delivered, to the Members an amount in cash equal to the excess, if any, of the Satisfied Accounts Receivable Amount over the Accounts Receivable Differential.

On the last Business Day of each of the six full calendar months following the Initial Supplemental Closing Date and thereafter two Business Days following receipt from time to time of any Satisfied Accounts Receivable Amounts (each, a "Supplemental Closing Date"), if any amounts are required to be paid pursuant to this Section 1.4(f), the parties hereto shall hold a supplemental closing (each, a "Supplemental Closing"), either by telephone or in person at a mutually convenient location.

On the applicable Supplemental Closing Date:

        (i) if clause (i) above applies, Buyer shall deliver, or shall cause to be delivered, to the Members on the applicable Supplemental Closing Date, the Satisfied Accounts Receivable Amount, if any; or

        (ii) if clause (ii) above applies, Buyer shall deliver, or shall cause to be delivered, to the Members on the applicable Supplemental Closing Date, an amount in cash equal to the excess, if any, of (A) the Cumulative Satisfied Accounts Receivable Amount over the sum of (B) the Accounts Receivable Differential and any amounts previously paid by Buyer pursuant to this Section 1.4(f).

On each Supplemental Closing Date, if any, Buyer shall also deliver to each Member a supporting statement that shows the applicable calculations with respect to such Supplemental Closing. Any disputes with respect to such calculations shall be governed by and resolved in accordance with the provisions set forth in Section 1.4(b), (c) and (d) and shall be reflected in the Supplemental Closing following resolution of the dispute, provided, however ,that if any disputes pursuant to this Section 1.4(f) are resolved following the occurrence of the last Supplemental Closing, any amounts due by Buyer to the Members or vice versa shall be paid in cash within two Business Days of final resolution of all outstanding disputes under this Section 1.4(f). Any amounts due to the Members from Buyer or due to Buyer from the Members pursuant to this
Section 1.4(f) shall be paid to or by the Members in accordance with the Allocation Schedule by Wire Transfer as set forth in instructions from Buyer or the Members, as applicable. Notwithstanding anything to the contrary herein, the aggregate payments by Buyer to the Members pursuant to this Section 1.4(f) shall not exceed the Excess Working Capital Amount.

            Section 1.5. Contingent Purchase Consideration. The parties hereto hereby incorporate by reference the terms and agreements set forth in Exhibit R hereto as if set forth herein.

            Section 1.6. Fund Adjustment.

            (a) If the Closing occurs prior to the receipt of the necessary approvals contemplated by Section 5.2(a), an amount equal to the Fund Holdback shall be deducted from the Initial Purchase Consideration and no payment shall be made with respect thereto under this Article I except as set forth in Section 1.6(b).

            (b) If any or all of the necessary approvals contemplated by Section
5.2 are obtained pursuant to and in accordance with Rule 15a-4 under the Investment Company Act following the Closing and on or prior to the 150th day after the Closing Date, on the 30th day following the earlier of (x) the first date on which the Fund Consent Ratio equals or exceeds 90% or (b) the 150th day after the Closing Date, the Company shall deliver to Buyer, Parent and Maestro a statement (the "Fund Accounting") setting forth the calculation of the Fund Consent Ratio and any applicable Fund Payment, which shall set forth in reasonable detail the calculation of such numbers, which calculation shall be made in a manner consistent in all respects with the provisions of this Agreement. The Company, Buyer, Parent and Maestro shall consult and cooperate with respect to the Company's preparation of such documents. Following receipt of the Fund Accounting, solely for the purpose of reviewing such Fund Accounting as it relates to any Fund Payment, Buyer shall cause the Company to provide Maestro and Parent reasonable access to the books and records of the Company and its Subsidiaries and to their personnel and accountants during normal business hours at the request of Parent or Maestro, as applicable; provided , however ,that such access shall be conducted in a manner that does not unreasonably interfere with the operation of the business of the Company and its Subsidiaries.

            (c) Within 15 Business Days after delivery to Buyer, Parent and Maestro of the Fund Accounting, any of such Persons may dispute all or a portion of such Fund Accounting by giving written notice (a "Fund Dispute Notice") to the Company of the Fund Accounting, setting forth in reasonable detail the basis for any such dispute (any such dispute being hereinafter called a "Fund Dispute"). The parties shall promptly commence good faith negotiations with a view to resolving all such Fund Disputes. If none of Buyer, Parent nor Maestro provides a Fund Dispute Notice within the 15-Business Day period set forth in this Section 1.6(c), the parties shall be deemed to have accepted such Fund Accounting in the form delivered to them by the Company.

            (d) If any party shall deliver a Fund Dispute Notice and none of the other parties disputes all or any portion of such Fund Dispute Notice by giving written notice to the party that delivered such Fund Dispute Notice, setting forth in reasonable detail the basis for such dispute within 15 Business Days following the delivery of such Fund Dispute Notice, such parties who fail to dispute all or any portion of such Fund Dispute Notice shall be deemed to have irrevocably accepted the Fund Accounting as modified in the manner described in such Fund Dispute Notice.

            (e) If (i) any of Buyer, Parent or Maestro delivers a Fund Dispute Notice within the 15-Business Day period set forth in Section 1.6(c) or (ii) any of Buyer, Parent or Maestro shall dispute a Fund Dispute Notice delivered by one of the other parties within the 15-Business Day period set forth in Section 1.6(d), and within 15 Business Days following the delivery to Buyer, Maestro or Parent, as the case may be, of the notice of such dispute, the parties do not resolve the Fund Dispute (as evidenced by a written agreement between them), in each case such Fund Dispute shall thereafter be referred to an Independent Accounting Firm for are solution of such Fund Dispute in accordance with the terms of this Agreement; provided ,that any Fund Dispute relating to interpretation of this Agreement that is not resolved by the parties after good faith negotiations (as evidenced by a written agreement between them) shall be resolved pursuant to the arbitration process described in Section 9.8. The determinations of the Independent Accounting Firm with respect to any Fund Dispute shall be rendered within 15 Business Days after referral of the Fund Dispute to such firm or as soon thereafter as reasonably practicable, shall be final and binding upon the parties, the amount so determined shall be used to complete the final Fund Accounting to the extent in dispute and the parties agree that the procedures set forth in this Section 1.6 shall be the sole and exclusive remedy with respect to the determination of the amount of any Fund Payment. Buyer, Parent and Maestro shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the 15-Business Day period described in the previous sentence, and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. All of the fees and expenses of the Independent Accounting Firm retained pursuant to this Section 1.6(e) shall be paid 50% by Buyer, 25% by Parent and 25% by Maestro; provided, however ,that if Parent or Maestro is not a party to the Dispute referred to the Independent Accounting Firm, Maestro or Parent, respectively, shall pay 50% of such fees and expenses.

            (f) Promptly after the Fund Accounting has been finally determined in accordance with this Section 1.6 (including by means of a deemed acceptance of the Fund Accounting by Buyer, Parent or Maestro as provided in Section 1.6(c) and (d)), but in no event later than five Business Days following such final determination (the "Fund Payment Date"), the parties hereto shall hold a supplemental closing (the "Fund Payment Closing"), either by telephone or in person at a mutually convenient location. At the Fund Payment Closing, Buyer shall (i) make the Fund Payment, in cash, with interest accrued from the Closing Date at the

Escrow Rate, to the Members (net of the applicable Parent Transaction Fees and the applicable Maestro Transaction Fees), with each Member's portion of such payment determined in accordance with the Closing Consideration Exhibit, in accordance with Wire Transfer instructions provided to Buyer designating the accounts to which the Fund Payment shall be paid, and (ii) pay the applicable Maestro Transaction Fees and the applicable Parent Transaction Fees with respect to which Maestro or Parent, respectively, has informed Buyer at least two Business Days prior to the date on which payment is to be made of the Wire Transfer instructions designating the accounts to which such amounts are to be paid.

            Section 1.7. EAP Obligations of the Members. Prior to the execution hereof, the Company, Parent, SAMI, Maestro and each of the Company Principals executed an Amended and Restated EAP with each of the participants in the Company's Equity Appreciation Plan (the "EAP") in the form attached hereto as Exhibit L. Effective immediately prior to the Closing, all liabilities and obligations under the EAP and the Amended and Restated EAP shall have been assumed, and shall be borne solely, by the Members in accordance with the Amended and Restated EAP and none of Buyer, the Company or any of their Affiliates (other than the Company Principals, Parent, Maestro or SAMI) shall have any liability or obligation thereunder. Each of Parent and the Members hereby agrees to satisfy all of their respective obligations and liabilities set forth in the Amended and Restated EAP in accordance with the terms thereof, which constitute all of the obligations and liabilities set forth therein or arising thereunder.

            Section 1.8. Valuation and Run-Rate Escrow Release.

            (a) The Company shall deliver to Buyer and the Members not later than 30 days following the Consent Expiration Date (the "Revised Closing Client Revenue Run-Rate Determination Date") a true, complete and correct schedule setting forth in reasonable detail the calculation of the Revised Closing Client Revenue Run-Rate (the "Escrow Release Accounting"). The Company, Buyer, Parent and Maestro shall consult and cooperate with respect to the Company's preparation of the Escrow Release Accounting. Following receipt of the Escrow Release Accounting, solely for the purpose of reviewing such Escrow Release Accounting as it relates to any amounts payable under this Section 1.8, Buyer shall cause the Company to provide Maestro and Parent reasonable access to the books and records of the Company and its Subsidiaries and to their personnel and accountants during normal business hours at the request of Parent or Maestro, as applicable; provided ,however ,that such access shall be conducted in a manner that does not unreasonably interfere with the operation of the business of the Company and its Subsidiaries.

            (b) Within 15 Business Days after delivery to Buyer, Parent and Maestro of the Escrow Release Accounting, any of such Persons may dispute all or a portion of such Escrow Release Accounting by giving written notice (an "Escrow Dispute Notice") to the Company of the Escrow Release Accounting, setting forth in reasonable detail the basis for any such dispute (any such dispute, an "Escrow Dispute"). The parties shall promptly commence good faith negotiations with a view to resolving all such Escrow Disputes. If none of Buyer, Parent nor Maestro provides an Escrow Dispute Notice within the 15-Business Day period set forth in this Section 1.8(b), the parties shall be deemed to have accepted such Escrow Release Accounting in the form delivered to them by the Company.

            (c) If any party shall deliver an Escrow Dispute Notice and none of the other parties disputes all or any portion of such Escrow Dispute Notice by giving written notice to the party that delivered such Escrow Dispute Notice, setting forth in reasonable detail the basis for such dispute within 15 Business Days following the delivery of such Escrow Dispute Notice, such parties who fail to dispute all or any portion of such Escrow Dispute Notice shall be deemed to have irrevocably accepted the Escrow Release Accounting as modified in the manner described in such Escrow Dispute Notice.

            (d) If (i) any of Buyer, Parent or Maestro delivers an Escrow Dispute Notice within the 15-Business Day period set forth in Section 1.8(b) or
(ii) any of Buyer, Parent or Maestro shall dispute an Escrow Dispute Notice delivered by one of the other parties within the 15-Business Day period set forth in Section 1.8(c), and within 15 Business Days following the delivery to Buyer, Maestro or Parent, as the case may be, of the notice of such dispute, the parties do not resolve the Escrow Dispute (as evidenced by a written agreement between them), in each case such Escrow Dispute shall thereafter be referred to an Independent Accounting Firm for a resolution of such Escrow Dispute in accordance with the terms of this Agreement; provided ,that any Escrow Dispute relating to interpretation of this Agreement that is not resolved by the parties after good faith negotiations (as evidenced by a written agreement between them) shall be resolved pursuant to the arbitration process described in Section 9.8. The determinations of the Independent Accounting Firm with respect to any Escrow Dispute shall be rendered within 15 Business Days after referral of the Escrow Dispute to such firm or as soon thereafter as reasonably practicable, shall be final and binding upon the parties, the amount so determined shall be used to complete the final Escrow Release Accounting to the extent in dispute and the parties agree that the procedures set forth in this Section 1.8 shall be the sole and exclusive remedy with respect to the determination of the amount of any payment under this Section 1.8. Buyer, Parent and Maestro shall use their commercially reasonable efforts to cause the Independent Accounting Firm to render its determination within the 15-Business Day period described in the previous sentence, and each shall cooperate with such firm and provide such firm with access to the books, records, personnel and representatives of it and such other information as such firm may require in order to render its determination. All of the fees and expenses of any Independent Accounting Firm retained pursuant to this Section 1.8(h) shall be paid 50% by Buyer, 25% by Parent and 25% by Maestro; provided, however ,that if Parent or Maestro is not a party to the Dispute referred to the Independent Accounting Firm, Maestro or Parent, respectively, shall pay 50% of such fees and expenses.

            (e) Promptly after the Escrow Release Accounting has been finally determined in accordance with this Section 1 .8 (including by means of a deemed acceptance of such documents by Buyer, Parent or Maestro as provided in paragraphs (b) and (c) of this Section 1.8), but in no event later than five Business Days following such final determination (the "Additional Payment Date"), the parties hereto shall hold a supplemental closing (the "Additional Payment Closing"), either by telephone or in person at a mutually convenient location. At the Additional Payment Closing, if (i) the Revised Closing Client Revenue Run-Rate is equal to or greater than 90% of the Base Client Revenue Run-Rate, (a) the Run-Rate Escrow Amount (net of applicable Parent Transaction Fees and Maestro Transaction Fees), with interest accrued from the Closing Date up to, but not including, the Additional Payment Date at the rate to be set forth in the Escrow Agreement, shall be released to each Member in an amount equal to its allocation of such amount as described on the Closing Consideration Exhibit, delivered by Wire Transfer as instructed by each Member and (b) the applicable Parent Transaction Fees and Maestro Transaction Fees with respect to which Maestro or Parent, respectively, has informed Buyer at least two Business Days prior to the date on which payment is to be made of the Wire Transfer instructions designating the accounts to which such amounts are to be paid, shall be delivered by Wire Transfer as instructed by Parent and Maestro, respectively or (ii) the Revised Closing Client Revenue Run-Rate is less than 90% of the Base Client Revenue Run-Rate, (a) an amount equal to the Additional Payment Amount (net of applicable Parent Transaction Fees and Maestro Transaction Fees) shall be released to each Member in an amount equal to its allocation of such amount as described on the Closing Consideration Exhibit, with interest accrued from the Closing Date up to, but not including, the Additional Payment Date at the rate to be set forth in the Escrow Agreement, delivered by Wire Transfer as instructed by each Member, (b) the applicable Parent Transaction Fees and Maestro Transaction Fees with respect to which Maestro or Parent, respectively, has informed Buyer at least two Business Days prior to the date on which payment is to be made of the Wire Transfer instructions designating the accounts to which such amounts are to be paid shall be delivered by Wire Transfer as instructed by Parent and Maestro, respectively, and (c) an amount equal to the Run-Rate Escrow Amount, with interest accrued from the Closing Date up to, but not including, the Additional Payment Date at the rate to be set forth in the Escrow Agreement, less the Additional Payment Amount and any interest earned thereon as set forth in this Section 1.8(e), shall be released to Buyer, delivered by Wire Transfer as instructed by Buyer. The payment to the Members to be made pursuant to this Section 1.8(e) (net of the applicable Parent Transaction Fees and Maestro Transaction Fees) shall be defined as the "Run-Rate Payment" for purposes of the Amended and Restated EAP.

                                   ARTICLE II
             REPRESENTATIONS AND WARRANTIES OF THE SYMPHONY PARTIES

            Except as set forth in the appropriate section of the written disclosure schedule previously delivered to Buyer by the Symphony Parties (the "Company Disclosure Schedule"), the Symphony Parties, jointly and severally, hereby represent and warrant to Buyer as follows:

            Section 2.1. Organization and Related Matters. The Company is a limited liability company, duly formed, validly existing and in good standing under the laws of the State of California, and each of its Subsidiaries is a corporation or other business entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization. The Company has the limited liability company power and authority and each of its Subsidiaries has the corporate or other applicable power and authority and each possesses all material governmental franchises, licenses, permits and authorizations and approvals necessary to carry on their respective businesses substantially in the manner as they are now being conducted and to own, lease and operate all of their respective properties and assets. Each of the Company and each of its Subsidiaries is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned, leased or operated by it makes such qualification or licensing necessary except in jurisdictions where the failure of such license or qualification would not have a Company Material Adverse Effect. The copy of the Company Operating Agreement delivered to Buyer prior to the execution of this Agreement is a complete and correct copy of such instrument as in effect on the date hereof.

            Section 2.2. Subsidiaries. Section 2.2 of the Company Disclosure Schedule lists each Subsidiary of the Company and its jurisdiction of incorporation or organization. All the outstanding shares of capital stock of, or other equity interests in, each such Subsidiary have been validly issued and are fully paid and nonassessable and such shares or interests owned directly or indirectly by the Company are free and clear of all Encumbrances and free of any restriction on the right to vote, sell or otherwise dispose of such capital stock or other ownership interests. Each of the Subsidiaries of the Company is wholly owned by the Company or a wholly owned Subsidiary of the Company. Except for the capital stock or other ownership interests of its Subsidiaries, the Company does not beneficially own directly or indirectly any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person.

            Section 2.3. Authority; No Violation.

            (a) The Company has full limited liability company power and authority to execute and deliver this Agreement and the Parent Agreements, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Parent Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite limited liability company action on the part of the Company, and no other limited liability company proceedings on the part of the Company are necessary to approve this Agreement or the Parent Agreements or to authorize or consummate the transactions contemplated hereby or thereby. This Agreement and the Parent Agreements have been duly and validly executed and delivered by the Company and (assuming the due authorization, execution and delivery of this Agreement and the Parent Agreements by the other parties hereto and thereto) constitute valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except as the enforceability thereof may be subject to or limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting the rights of creditors generally and the availability of equitable relief (whether in proceedings at law or in equity).

            (b) Neither the execution and delivery of this Agreement or the Parent Agreements by the Symphony Parties who are parties thereto nor the consummation by the Company or its Subsidiaries of any of the transactions contemplated hereby or thereby to be performed by them, nor compliance by the Company or its Subsidiaries with any of the terms or provisions hereof or thereof, will (i) violate any provision of the Company Operating Agreement or the articles of incorporation, charter or bylaws or comparable organizational documents of the Company's Subsidiaries or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which the Company or the Company's Subsidiaries or any of their respective properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the Membership Interests or any Encumbrance upon the properties, contracts or assets of the Company or its Subsidiaries under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which the Company or its Subsidiaries is a party, or by which the Company or its Subsidiaries or any of their properties or assets, may be bound or affected, other than, in the case of clauses (x) and (y) and other than with respect to Encumbrances upon Membership Interests, any such items that would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

            Section 2.4. Consents and Approvals. Except for (v) consents, approvals and notices as are set forth in Sections 5.2 and 5.3 hereof, (w) compliance with and filings under the Securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby, (x) those consents, approvals and notices that may be required solely by reason of the participation of Buyer (as opposed to any other third party) in the Transaction and the other transactions contemplated hereby, (y) the applicable filings under the HSR Act, and (z) those consents, approvals, notices, filings or registrations the failure of which to be obtained or made would not violate Applicable Law or which would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect, no consents or approvals of or filings, declarations or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by the Company of this Agreement and (ii) the consummation by the Company of the Transaction and/or the other transactions contemplated hereby so as to permit the Company, its Subsidiaries and the Non-Registered Funds to continue their respective businesses and operations after the Closing Date in substantially the same manner as conducted on the date hereof.

            Section 2.5. Authorized Capitalization; Ownership of Membership Interests. Exhibit D hereto sets forth all record interests of each Member in the Company. There are no Membership Interests or other membership (or other ownership) interests in the Company issued, reserved for issuance or outstanding other than those listed on Exhibit D hereto. All of the Membership Interests are duly authorized, validly issued, fully paid, nonassessable and free of any preemptive rights and are not subject to any voting trust agreement (or similar agreement) or other contract restricting or otherwise relating to the voting, dividend rights or disposition of the Membership Interests. There is no outstanding option, warrant, convertible or exchangeable security, right, subscription, call, right of first refusal, legally binding commitment, preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) from the Company, any of the Members or any other Person any Membership Interest. There are no outstanding obligations of the Company or its Subsidiaries to redeem, repurchase or otherwise acquire any of the Membership Interests or any shares of capital stock (or other ownership interests) of any of the Company's Subsidiaries. There are no bonds, debentures, notes or other indebtedness generally having the right to vote (or convertible into, or exchangeable for, Securities or limited liability company or partnership interests having the right to vote) on any matters that holders of Membership Interests may consent or vote ("Voting Debt"). Other than pursuant to the EAP and the Amended and Restated EAP, the obligations of which shall have been assumed by the Members immediately prior to the Closing, there are no options, warrants, rights, convertible or exchangeable Securities, "phantom" limited liability company or partnership interests (or similar "phantom" Securities), partnership or limited liability company (or other ownership) interest appreciation rights, partnership or limited liability company (or other ownership) interest performance units, commitments, contracts, arrangements or undertakings of any kind to which any of the Symphony Parties or the Company's

Subsidiaries is a party or by which any of them is bound (i) obligating the Company or any of its Subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, existing or additional membership interests of the Company or capital stock (or other ownership interests) of its Subsidiaries, or any security convertible into or exercisable or exchangeable for any of the foregoing or for Voting Debt, (ii) obligating the Company or any of its Subsidiaries to issue, grant, extend or enter into any such option, warrant, call, right, security commitment, contract, arrangement or undertaking, (iii) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of the Membership Interests or capital stock (or other ownership interests) of the Company's Subsidiaries or (iv) that give rise to a right to receive any payment upon the execution of this Agreement or the consummation of the Transaction or any of the other transactions contemplated hereby.

            Section 2.6. Regulatory Documents.

            (a) Since January 1, 1998, the Company, its Subsidiaries, the Non-Registered Funds and, to the Knowledge of the Symphony Parties, the Funds, have timely filed all forms, reports, registration statements, schedules and other documents, together with any amendments required to be made with respect thereto, that were required to be filed with any Governmental Authority, including the SEC and the NASD, and have timely paid in full all fees and assessments due and payable in connection therewith other than such failures to timely file or pay that would not reasonably be expected to result in a Company Material Adverse Effect. Each of the Company and its Subsidiaries is, and has been since the later of its inception and January 1, 1995, duly registered as an investment adviser under the Advisers Act and under all applicable state statutes (if required to be so registered under Applicable Law) and duly registered and licensed under all Applicable Laws or exempt therefrom, except as would not reasonably be expected to have a Company Material Adverse Effect.
Section 2.6 of the Company Disclosure Schedule lists the jurisdictions in which the Company and its Subsidiaries are registered as investment advisers or are required to give notice that they are acting as investment advisers and in which they are required to be registered or licensed in any other capacity pursuant to any of the Securities Laws. Each such registration or license is, and when required by Applicable Law has been, in full force and effect.

            (b) As of their respective dates, the Regulatory Documents of the Company, its Subsidiaries, the Non-Registered Funds and, to the Knowledge of the Symphony Parties, the Funds, complied in all material respects with Applicable Laws, and none of such Regulatory Documents (other than those relating to the Funds), as of their respective dates or as of such other dates as so required under Applicable Law, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The Company has previously delivered to Buyer a true, correct and complete copy of each such Regulatory Document filed with the SEC by the Company, its Subsidiaries and the Non-Registered Funds after January 1, 1998 and prior to the date hereof.

            Section 2.7. Financial Statements. Section 2.7 of the Company Disclosure Schedule sets forth true and correct copies of (i) the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2000 and the related consolidated statements of income, changes in owners' equity and cash flows for the fiscal year ended March 31, 2000 (the statements referred to in this sentence, the "Unaudited Company Financial Statements") and (ii) the audited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2001 and the related consolidated statements of income, changes in owners' equity and cash flows for the fiscal year ended March 31, 2001, accompanied by the audit report of Deloitte & Touche LLP, independent public accountants with respect to the Company (the statements referred to in this sentence (including the balance sheets), the "Audited Company Financial Statements" and the balance sheet as of March 31, 2001, the "Audited Company Balance Sheet"). The Audited Company Balance Sheet (including the related notes thereto, where applicable) presents fairly in all material respects the consolidated financial position of the Company and its Subsidiaries as of the date thereof, and the other financial statements referred to in this
Section 2.7 (including the related notes thereto, where applicable) present fairly in all material respects the results of the Company's consolidated operations and cash flows for the fiscal periods therein set forth; each of the Audited Company Financial Statements (including the related notes thereto) and the Unaudited Company Financial Statements comply in all material respects with GAAP with respect thereto (except, in the case of the Audited Financial Statements, as indicated in the related notes thereto, and except, in the case of the Unaudited Financial Statements, that there are no notes thereto); and each of the Audited Financial Statements and the Unaudited Company Financial Statements has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved and consistent with the books and records of the Company and its Subsidiaries (except, in the case of the Audited Financial Statements, as indicated in the related notes thereto, and except, in the case of the Unaudited Financial Statements, that there are no notes thereto). Except for (i) those liabilities that are fully reflected or reserved against on the Audited Company Balance Sheet or disclosed in the notes related thereto or (ii) those liabilities incurred in the ordinary course of business consistent with past practice since the date of the Audited Company Balance Sheet and which are not material, individually or in the aggregate, the Company does not have any material liabilities or obligations of any nature, whether absolute, accrued, contingent or other and whether due or to become due, which are of a type that would be required to be shown on an audited balance sheet (or described in the notes thereto) prepared in accordance with GAAP. Notwithstanding anything to the contrary in this Agreement, no representation is made as to the amount of the accrual for liabilities under the EAP or the Amended and Restated EAP (which obligations shall have been assumed by the Members immediately prior to the Closing) on any of the financial statements of the Company, including any financial statements delivered pursuant to Section 5.22.

            Section 2.8. Ineligible Persons. None of the Company or any of its Subsidiaries, nor any "affiliated person" (as defined in the Investment Company
Act) thereof (other than any Affiliate of Parent excluding (i) Parent, (ii) Parent's Subsidiaries, (iii) Parent's, the Company's and their Subsidiaries directors, officers and employees and (iv) Symphony and its Subsidiaries), as applicable, is ineligible pursuant to Section 9(a) or 9(b) of the Investment Company Act to serve as an investment adviser (or in any other capacity contemplated by the Investment Company Act) to a registered investment company, nor is there any action, proceeding or investigation pending or, to the Knowledge of the Symphony Parties, threatened by any Governmental Authority, which would result in the ineligibility of the Company, its Subsidiaries or any of their "affiliated persons" (as defined in the Investment Company Act) to serve in any such capacities. None of the Company, its Subsidiaries or any "associated person"

(as defined in the Advisers Act) thereof, as applicable, is ineligible pursuant to Section 203 of the Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, nor is there any action, proceeding or investigation pending or, to the Knowledge of the Symphony Parties, threatened by any Governmental Authority, that would reasonably be expected to result in the ineligibility of the Company, its Subsidiaries or any of their associated persons or, to the Knowledge of the Symphony Parties, that would reasonably be expected to provide a basis for a proceeding that would result in such ineligibility.

            Section 2.9. Contracts. Schedule 2.9 of the Company Disclosure Schedule sets forth a complete and accurate list or description as of the close of business on the day preceding the date hereof of all written or oral contracts, agreements, guarantees, leases and executory commitments in effect as of the date hereof to which the Company, its Subsidiaries or the Non-Registered Funds is a party or by which any of its properties or assets are bound which:
(v) contain obligations of the Company in excess of $250,000; (w) involve payments based on profits or revenues of the Company; (x) are employment, management, consulting or severance agreements; (y) include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Subsidiaries to compete (geographically or otherwise) in any line of business; or (z) are otherwise material to the businesses, properties or assets of the Company, its Subsidiaries and the Non-Registered Funds, including any Investment Company Advisory Agreements, distribution agreements and Non-Investment Company Advisory Agreements (all such contracts, agreements, guarantees, leases and commitments hereinafter referred to collectively as the "Contracts"). As of the date hereof, each of the Contracts is a legal, valid and binding obligation of the Company or its Subsidiaries (assuming the due authorization, execution and delivery by the other parties thereto) and to the Knowledge of the Symphony Parties is in full force and effect and enforceable in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity). As of the date hereof, neither the Company nor any of its Subsidiaries nor any of the Non-Registered Funds has received written notice of cancellation of or material default under or intent to cancel or call a default under any of the Contracts specified in clauses (v) and (z) above. The Company, each of its Subsidiaries and each of the Non-Registered Funds has performed all material obligations required to be performed by it to date under the Contracts, and assuming receipt of the consents and approvals set forth in Sections 2.3, 2.4,
5.2 and 5.3, to the Knowledge of the Symphony Parties, there exists no event or condition which with or without notice or lapse of time or both would be a breach or a default on the part of the Company, any of its Subsidiaries or any of the Non-Registered Funds or on the part of the other party to such Contracts, other than such breaches and defaults that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

            Section 2.10. Funds and Clients.

            (a) Schedule 2.10 of the Company Disclosure Schedule sets forth: (i) a true, complete and correct list, as of March 31, 2001, of each Fund and of all of the Clients, identifying (A) the Funds and Clients for which SAMI is the investment advisor, subadvisor or distributor, and (B) the Clients that are Non-Registered Funds; (ii)(A) the total net assets (as defined for purposes of the Investment Company Act) of each of the Funds and the total net assets under management for each Client, each calculated in accordance with the Investment Company Act, indicating any part of total net assets set aside to cover margin payments on futures positions, (B) the amount of leverage (if any) in the account of each Client, each as of 4:00 p.m. New York time on March 31, 2001; (iii) the stated fees expressed as a percentage, listing separately Asset-Based Fees and Performance Fees, payable to the Company or SAMI (specifying if SAMI is the payee) by each Fund and Client under the applicable Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement as of March 31, 2001; (iv) as to each Fund, and as of the date hereof, the terms of any fee waivers, expense reimbursement (or assumption) arrangements, unreimbursed payments being made by the Company or SAMI (specifying which apply to SAMI) to brokers, dealers or other Persons with respect to the distribution of shares of a Fund or services provided to Fund shareholders; (v) as to each Fund and Non-Registered Fund, as of the date hereof, the rate and method of computation of any subadvisory fees payable to any Person by the Company or SAMI (specifying if SAMI is the payor) with respect to such Fund or Non-Registered Fund (if any); (vi) as to each Client, and as of the date hereof, the terms and methods of computation of any referral or servicing fees payable by the Company or SAMI (specifying if SAMI is the payor) to any Person (if any); and (vii) a true, complete and correct schedule setting forth in reasonable detail the calculation of the Base Client Revenue Run-Rate and the Base Fund Revenue Run-Rate.

            (b) To the Knowledge of the Symphony Parties, each Fund is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite corporate, trust or partnership power and authority, and possesses all rights, licenses, authorizations and approvals, governmental or otherwise, necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business substantially in the manner as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law. To the Knowledge of the Symphony Parties, each Fund is, and at all times required under the Securities Laws has been, duly registered with the SEC as an investment company under the Investment Company Act or is a series thereof and is otherwise in compliance in all material respects, and operates in all material respects in accordance with all Applicable Laws. To the Knowledge of the Symphony Parties, none of the Funds has been enjoined, indicted, convicted or made the subject of material disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws. To the Knowledge of the Symphony Parties, each Fund Board of any Fund having such a board operates in substantial conformity with all requirements and restrictions applicable to such board under all Applicable Laws.

            (c) Each Non-Registered Fund has been duly organized, and is validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite corporate, partnership, limited liability company, or similar power and authority, and possesses all rights, licenses, authorizations and approvals necessary to entitle it to use its name, to own, lease or otherwise hold its properties and assets and to carry on its business as it is now conducted, and is duly qualified, licensed or registered to do business in each jurisdiction where it is required to do so under Applicable Law (except where the failure to do so is not material to its business). All outstanding partnership or other ownership units of each Non-Registered Fund have been issued and sold by or on behalf of the Company or any of its Subsidiaries in substantial compliance with Applicable Law; and each Non-Registered Fund, since inception of operations, has been operated and is currently operating in substantial compliance with its respective investment objectives and policies and Applicable Law. None of the Non-Registered Funds has been enjoined, indicted, convicted or made the subject of disciplinary proceedings, consent decrees or administrative orders on account of any violation of the Securities Laws. Each board of directors or trustees of any Non-Registered Fund having such a board operates in substantial conformity with all requirements and restrictions applicable to such board under all Applicable Laws. All outstanding partnership or other ownership units of each Non-Registered Fund have been duly and validly issued and, except as set forth in the subscription or constituent documents of such Non-Registered Funds, are fully paid and nonassessable.

            (d) Each Client to which the Company, any of its Subsidiaries or SAMI provides investment management, advisory or subadvisory services that is
(i) an employee benefit plan, as defined in Section 3(3) of ERISA that is subject to Title I of ERISA; (ii) a Person acting on behalf of such a plan; or
(iii) any entity whose assets include the assets of such a plan, within the meaning of ERISA and applicable regulations (an "ERISA Client") have been managed by the Company or its applicable Subsidiary such that (x) the exercise of such management or provision of any services is in compliance in all material respects with the applicable requirements of ERISA and (y) none of the Company, any of its Subsidiaries or SAMI has engaged in a "Prohibited Transaction" within the meaning of Section 406 of ERISA or Section 4975(c) of the Code that would subject it to liability or Taxes under Section 5409 or 502(i) of ERISA or
Section 4975(a) of the Code, other than liabilities or Taxes that are not, individually or in the aggregate, reasonably expected to have a Company Material Adverse Effect.

            Section 2.11. Investment Company Advisory Agreements; Non-Investment Company Advisory Agreements.

            (a) To the Knowledge of the Symphony Parties, each Investment Company Advisory Agreement subject to Section 15 of the Investment Company Act to which the Company, any of its Subsidiaries or SAMI is a party have been duly approved, continued and at all times in compliance in all respects with the Investment Company Act, except for any failures to be so approved, continued or in compliance as have not had and are not reasonably likely to have a Company Material Adverse Effect. Each such Investment Company Advisory Agreement has been performed by the Company, the applicable Subsidiary or SAMI in accordance with its terms and with the Investment Company Act and all other Applicable Laws, in each case, in all respects, except as has not had and is not reasonably likely to have a Company Material Adverse Effect.

            (b) Each Non-Investment Company Advisory Agreement has been performed by the Company or the applicable Subsidiary in accordance with its terms and with the Advisers Act and all other Applicable Laws in all respects except as has not had and is not reasonably likely to have a Company Material Adverse Effect.

            Section 2.12. No Other Broker. Other than Goldman, Sachs & Co. and Putnam Lovell Securities Inc., the fees and expenses of both of which will be paid by Buyer on behalf of Parent and Maestro, respectively, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, the Company or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby; provided, however ,that Buyer shall only be obligated to make those payments that are specified as Parent Transaction Fees or Maestro Transaction Fees and are required to be made pursuant to Sections 1.3, 1.5, 1.6 and 1.8.

            Section 2.13. Legal Proceedings. There are no legal, administrative, arbitral or other proceedings (including disciplinary proceedings), claims, suits, actions or governmental or regulatory investigations of any nature (collectively, "Proceedings") that are pending (or, to the Knowledge of the Symphony Parties, threatened) against the Company or any of its Subsidiaries, the Non-Registered Funds or, to the Knowledge of the Symphony Parties, the Funds, or any of their respective properties, assets or businesses (it being understood and agreed that while the ownership interests in the companies and other entities in which the Non-Registered Funds and the Funds have ownership interests are properties and assets of the Non-Registered Funds and the Funds, as the case may be, such companies and other entities shall not be considered properties or assets of the Non-Registered Funds or the Funds) or that challenge the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree or regulatory restriction imposed upon the Company, any of its Subsidiaries, the Non-Registered Funds or, to the Knowledge of the Symphony Parties, the Funds, or any of their respective properties, assets or businesses (it being understood and agreed that while the ownership interests in the companies and other entities in which the Non-Registered Funds and the Funds have ownership interests are properties and assets of the Non-Registered Funds and the Funds, as the case may be, such companies and other entities shall not be considered properties or assets of the Non-Registered Funds or the Funds), other than such Proceedings which, if determined adversely to the Company, any of its Subsidiaries, the Non-Registered Funds, the Funds or any of their respective properties, assets or businesses, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

            Section 2.14. Compliance with Applicable Law.

            (a) The Company, each of its Subsidiaries, each of the Non-Registered Funds and, to the Knowledge of the Symphony Parties, each of the Funds, holds, and at all times has held, and at Closing will hold, all licenses, franchises, directed exemptive orders, directed "no-action" positions, decrees, permits and authorizations required under Applicable Law (collectively, "Permits") for the lawful ownership, operation and use of its properties and assets (it being understood and agreed that while the ownership interests in the companies and other entities in which the Non-Registered Funds and the Funds have ownership interests are properties and assets of the Non-Registered Funds and the Funds, as the case may be, such companies and other entities shall not be considered properties or assets of the Non-Registered Funds or the Funds) and the conduct of its businesses under and pursuant to, and has complied with each, and none of the Company, any of its Subsidiaries, any of the Non-Registered Funds nor, to the Knowledge of the Symphony Parties, any of the Funds is in default under any Applicable Law relating to the Company, any of its Subsidiaries, any of the Non-Registered Funds or any of the Funds or any of their respective assets, properties (it being understood and agreed that while the ownership interests in the companies and other entities in which the Non-Registered Funds and the Funds have ownership interests are properties and assets of the Non-Registered Funds and the Funds, as the case may be, such companies and other entities shall not be considered properties or assets of the Non-Registered Funds or the Funds) or operations, and there are no outstanding violations of any of the above, and none of the Company, any of its

Subsidiaries, any of the Non-Registered Funds nor, to the Knowledge of the Symphony Parties, any of the Funds, has received notice asserting any such violation, except for such Permits the failure of which to hold or to have held, or any such violations that would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. The Company, its Subsidiaries, the Non-Registered Funds and, to the Knowledge of the Symphony Parties, the Funds, have been and are in compliance with all Permits, except where the failure to be in compliance, individually or in the aggregate, would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect.

            (b) Except for normal examinations conducted by any Governmental Authority in the regular course of the business of the Company and its Subsidiaries, since December 31, 1998 no Governmental Authority has, to the Knowledge of the Symphony Parties, initiated, and no Governmental Authority has provided written, or, to the Knowledge of the Symphony Parties, oral notice to any of the Symphony Parties, the Non-Registered Funds or, to the Knowledge of the Symphony Parties, the Funds, of any threatened proceeding or investigation into the business or operations of the Company or any of its Subsidiaries or any of the Non-Registered Funds or, to the Knowledge of the Symphony Parties, the Funds or any of their members, officers, directors or employees in their capacity as such with the Company, its Subsidiaries, the Non-Registered Funds or the Funds and, to the Knowledge of the Symphony Parties, no such proceedings or investigations are contemplated. There is no unresolved deficiency, violation or exception claimed or asserted by any Governmental Authority with respect to any examination of any of the Company, the Company's Subsidiaries, the Non-Registered Funds or, to the Knowledge of the Symphony Parties, the Funds that has had or is reasonably likely to have a Company Material Adverse Effect.

            (c) Each of the Company and each of its Subsidiaries has at all times since December 31, 1998, rendered investment advisory services to Clients and Funds, with whom the Company or such Subsidiary of the Company is or was a party to an Investment Company Advisory Agreement or a Non-Investment Company Advisory Agreement, in compliance with all applicable requirements as to portfolio composition and portfolio management including the terms of such Investment Company Advisory Agreement or Non-Investment Company Advisory Agreement, as the case may be, written instructions from such Clients and Funds, the organizational documents of such Clients and Funds, prospectuses, board of director or trustee directives and Applicable Law, except for such failures of performance which, individually or in the aggregate, are not reasonably expected to have a Company Material Adverse Effect.

            Section 2.15. Insurance. Section 2.15 of the Company Disclosure
Schedule includes a list of all insurance policies maintained by Parent with respect to which the Company, Maestro or any of the Company Principals is either an insured or a beneficiary, which insurance policies shall cease to cover or benefit the Company, Maestro or any of the Company Principals as of and after the Closing Date (the "Parent Insurance Policies") and a list of all material insurance policies maintained by the Company (the "Company Insurance Policies"). Each Company Insurance Policy and bond of the Company and its Subsidiaries is in full force and effect, all premiums due and payable thereon have been paid and neither the Company nor any of its Subsidiaries has received written notice from any insurer or agent of any intent to cancel any such insurance policy or bond.

            Section 2.16. Employee Benefit Plans; ERISA .

            (a) Schedule 2.16 of the Company Disclosure Schedule includes a list of all compensation, incentive, deferred compensation, capital appreciation, pension, profit sharing and retirement plans, and all life or other welfare or employee benefit insurance, incentive compensation, option, employment, severance or termination pay, hospitalization or other medical plans, arrangements or agreements, bonus and other employee benefit, welfare or fringe benefit plans in each case in effect as of the date hereof with respect to which contributions, premiums or other payments are made or required to be made by the Company or its Subsidiaries with respect to their current or former employees (the "Plans"). Section 2.16 of the Company Disclosure Schedule identifies each Plan as either (i) a Plan maintained by the Company or any of its Subsidiaries (a "Company Plan") or (ii) a Plan maintained by Parent (a "Parent Plan"), but under which the Company or any of its Subsidiaries is a participating employer, each of which Parent Plan shall cease to apply to the Company or any Subsidiary as of and after the Closing Date.

            (b) With respect to each Company Plan, the Company has delivered to Buyer a true, correct and complete copy of each writing constituting a part of such Company Plan, including without limitation all plan documents and amendments thereto, benefit schedules, trust agreements, insurance contracts and other funding vehicles, the most recent Form 5500 and accompanying schedules, if any, the current summary plan description and any material modifications thereto, if any, the most recent financial and actuarial reports, if any, and the most recent determination letter from the IRS.

            (c) The IRS has issued a favorable determination letter with respect to each Company Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans") that has not been revoked. Each trust created under any such Company Plan is exempt under Section 501(a) of the Code. To the Knowledge of the Symphony Parties, there are no existing circumstances nor any events that have occurred nor any amendments to a Qualified Plan that have been adopted that could affect adversely the qualified status of any Qualified Plan or the related trust. No Company Plan that is an employee pension benefit plan, as defined in Section 3(2) of ERISA and subject to Title IV of ERISA, has as of its last valuation date any amount of unfunded benefit liabilities, as defined in Section 4001(a)(18), calculated using actuarial assumptions and methods that have been furnished to Buyer.

            (d) Each Company Plan is in compliance in all material respects with all Applicable Laws, including ERISA and the Code, and each Company Plan has been administered in all material respects in accordance with its terms. To the Knowledge of the Symphony Parties, there is not now, nor do any circumstances exist, that could give rise to, any requirement for the posting of security with respect to a Company Plan or the imposition of any lien on the assets of the Company or any of its Subsidiaries under ERISA or the Code. No Company Plan is subject to Title IV of ERISA or Section 302 of ERISA or Section 412 or 4971 of the Code. No Company Plan is a multiemployer plan (as defined in Section 3(37) of ERISA). Each Company Plan that is a "group health plan" (as defined in
Section 607(l) of ERISA and Section 5000(b)(1) of the Code) has complied in all material respects with the requirements of Part 6 of Subtitle B of Title I of ERISA and of Section 4980B of the Code. No Company Plan provides post-termination welfare benefits other than as required by law.

            (e) All contributions required to be made to any Company Plan by Applicable Law or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Company Plan, for any period through the date hereof have been timely made or paid in full to the extent required to be made or paid on or before the date hereof or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the Audited Company Financial Statements.

            (f) Other than under the Amended and Restated EAP, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in, cause the accelerated vesting or delivery of, or increase the amount or value of, any payment or benefit to any employee of the Company or the funding of any such benefit in a trust or other funding vehicle under a Company Plan. No amount payable or economic benefit provided by the Company or its Subsidiaries would be an "excess parachute payment" under Section 280G of the Code.

            (g) There are no pending claims (other than claims for benefits in the ordinary course), lawsuits, investigations by any Governmental Authority with respect to which notice has been given to any of the Symphony Parties, termination proceedings or arbitrations which have been asserted or instituted, or to the Knowledge of the Symphony Parties threatened or anticipated, against the Company Plans which could reasonably be expected to result in any material liability of the Company to the Pension Benefit Guaranty Corporation, the Department of Treasury, the Department of Labor or any Company Plan participant or beneficiary.

            (h) Since March 31, 2001 neither the Company nor any of its Subsidiaries have increased the compensation or benefits provided pursuant to a Company Plan in any material respect.

            (i) None of the Company and its Subsidiaries nor, to the Knowledge of the Symphony Parties, any other Person, including any fiduciary, has engaged in any "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any Company Plan or their related trusts, the Company, any of its Subsidiaries or any Person that the Company or any of its Subsidiaries has an obligation to indemnify with respect to such transaction, to any material Tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

            Section 2.17. Technology and Intellectual Property. All Intellectual Property that is registered with any Governmental Authority by the Company, any of its Subsidiaries or any of the Non-Registered Funds or subject to an application for registration with any Governmental Authority submitted by or on behalf of the Company, any of its Subsidiaries or any of the Non-Registered Funds is listed in Section 2.17 of the Company Disclosure Schedule (the "Registered IP"), which also sets forth a list of all jurisdictions in which such Registered IP is registered or registrations have been applied for and all related registration and application numbers. All Registered IP owned by the Company, any of its Subsidiaries or any of the Non-Registered Funds has been duly registered in, filed in or issued by the appropriate Governmental Authority. Other than as expressly indicated otherwise in the Parent Interim Services Agreement, each of the Company, its Subsidiaries and the Non-Registered Funds has (and upon consummation of the transactions contemplated hereby will have) ownership of, or such other rights by license, lease or other agreement in and to, all Intellectual Property necessary to conduct the business of the Company, its Subsidiaries and the Non-Registered Funds substantially in the manner presently conducted, and the consummation of the transactions contemplated hereby does not and will not materially conflict with, materially alter or materially impair any such ownership or rights. None of the Company nor any of its Subsidiaries has granted any option or license of any kind to any third party relating to any Registered IP or Symphony Signals (as defined in the Asset Purchase Agreement) used by the Company or its Subsidiaries or the marketing or distribution thereof and none of the Company nor any of its Affiliates has granted any option or license of any kind to any third party relating to any Registered IP or Symphony Signals owned or used solely by the Company or its Subsidiaries or the marketing or distribution thereof. All material Technology of the Company, its Subsidiaries and the Non-Registered Funds has been maintained in confidence in accordance with protection procedures customarily used in the industry to protect rights of like importance. None of the Symphony Parties has received any written notice that any of the Technology owned by the Company is invalid or unenforceable. To the Knowledge of the Symphony Parties, none of the Company, its Subsidiaries or the Non-Registered Funds has infringed or violated any trademark, trade name, copyright, patent, trade secret right or other proprietary right of others, nor, to the Knowledge of the Symphony Parties, has any other Person infringed on a continuing basis any rights that the Company or any of its Subsidiaries has in the Registered IP, other than as would not, individually or in the aggregate, have a Company Material Adverse Effect. Following the execution of the Parent Agreements, each of the Company, each of its Subsidiaries and each of the Non-Registered Funds will own or license all computer software developed or currently used by it which is material to the conduct of its business as currently conducted ("Computer Software") and will have the right to use such software in accordance with the terms of any applicable license without infringing upon the intellectual property rights (including trade secrets rights) of any third party, in each case other than any Terminated Services (as defined in the Parent Interim Services Agreement) or other than as would not, individually or in the aggregate, have a Company Material Adverse Effect. None of the Company, its Subsidiaries or the Non-Registered Funds has received written notice of any claim respecting any violation or infringement of the Computer Software by the Company, its Subsidiaries or the Non-Registered Funds.

            Section 2.18. Properties. None of the Company or its Subsidiaries own in fee any real property. Section 2.18 of the Company Disclosure Schedule sets forth a true and complete list of all real property and interests in real property leased or subleased by the Company and its Subsidiaries. All buildings and all fixtures, equipment and other real or tangible property and assets which are held under leases or subleases by the Company and its Subsidiaries are held under valid leases or subleases, free and clear of all material Encumbrances.

            Section 2.19. Filing Documents. None of the information regarding any of the Company, any of its Subsidiaries or any of the Non-Registered Funds supplied or to be supplied by the Company or its Subsidiaries on or prior to the Closing Date for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 2.20. Transactions with Affiliates. Except for this Agreement and the other agreements contemplated to be entered into in connection with the transactions contemplated hereby, no material contract, agreement, understanding or arrangement between the Company, any of its Subsidiaries or any of the Non-Registered Funds on the one hand, and Parent, Maestro, any of the Company Principals or any of their respective Subsidiaries (other than the Company and its Subsidiaries) on the other hand, will continue in effect subsequent to the Closing Date, other than any contract, agreement, understanding or arrangement on an arms-length basis. After the Closing, none of Parent, Maestro, any of the Company Principals or any of their respective Subsidiaries will have any interest in any property (real or personal, tangible or intangible) or contract, agreement, understanding or arrangement of the Company or any of its Subsidiaries used in or pertaining to the business of the Company and its Subsidiaries, other than (i) any contract, agreement, understanding or arrangement on an arms-length basis or (ii) pursuant to any agreements relating to services described in the Parent Interim Services Agreement (including any Terminated Services (as defined in such agreement)), the Parent License Agreement or the Parent Source Materials Agreement or relating to Parent's ownership rights in the Enhanced Barra IP (as defined in the Asset Purchase Agreement). None of Parent, Maestro, any of the Company Principals or any of their Subsidiaries (other than the Company or its Subsidiaries) provides any material services to the Company, its Subsidiaries or the Non-Registered Funds, other than pursuant to any agreements relating to services described in the Parent Interim Services Agreement (including any Terminated Services (as defined in such agreement)), the Parent License Agreement or the Parent Source Materials Agreement.

            Section 2.21. No Broker/Dealer Operations. The Company does not conduct, and none of the Company's Subsidiaries or the Non-Registered Funds conducts, any broker/dealer operations or any operations that would require such Person to be registered as a broker-dealer with any Governmental Authority.

            Section 2.22. Absence of Certain Changes. Since the date of the Audited Company Balance Sheet, (x) the Company and its Subsidiaries have conducted their respective businesses only in the ordinary course, consistent with past practice, and (y) there has not been (i) any material change by the Company in accounting principles, practices or methods other than as required by GAAP or Applicable Law or (ii) any combination, recapitalization, redenomination of ownership interests in the Company or other similar transaction or issuance or authorization of any issuance of any other ownership interests in the Company.

            Section 2.23. No Company Assets at Parent. Except for the Investment Company Advisory Agreement between SAMI and Schwab Analytics Fund, which Investment Company Advisory Agreement will be transferred to the Company as contemplated by Section 5.2, there are no Investment Company Advisory Agreements, Non-Investment Company Advisory Agreements, other revenue-producing contracts or any other assets used solely in the business or operations of the Company, its Subsidiaries or their respective businesses that are owned by SAMI ("SAMI Asset Omissions"). There are no Investment Company Advisory Agreements, Non-Investment Company Advisory Agreements, other revenue-producing contracts or any other assets used solely in the business or operations of the Company, its

Subsidiaries or their respective businesses that are owned by Parent or its Subsidiaries (other than the Company and its Subsidiaries) ("Parent Asset Omissions"). SAMI Asset Omissions and Parent Asset Omissions shall not include any rights, contracts or assets set forth in the Parent Source Materials Agreement, the Parent Interim Services Agreement or the Parent License Agreement or any rights or assets expressly reserved by Parent or its Subsidiaries in the Enhanced Barra IP (as defined in the Asset Purchase Agreement).

                                   ARTICLE III
          REPRESENTATIONS AND WARRANTIES OF PARENT, THE MEMBERS AND THE
                               COMPANY PRINCIPALS

            Except as set forth in the appropriate section of the Company Disclosure Schedule:

            Section 3.1. Ownership of Membership Interests. Parent, each of the Members and each of the Company Principals, severally, for itself or himself, represents and warrants to Buyer and each other party hereto that such party (or in the case of Parent, SAMI and in the case of the Company Principals, Maestro) owns beneficially and of record, and has good and valid title to, all of the Membership Interests listed as owned by such party on Exhibit D hereto, free and clear of any Encumbrances; and upon delivery of the bill of sale of such party's (or in the case of Parent, SAMI's and in the case of the Company Principals, Maestro's) Membership Interests provided for in Section 1.3(b)(i) to Buyer at the Closing and delivery in full of the Initial Purchase Consideration in accordance with Section 1.3(c)(i) hereof, good and valid title to the Membership Interests held by such party (or in the case of Parent, SAMI and in the case of the Company Principals, Maestro) will pass to Buyer, free and clear of any Encumbrances. Parent, each of the Members and each of the Company Principals, severally, for itself or himself, represents and warrants to Buyer and each other party hereto that no transfer taxes are due as a result of the purchase and sale of the Membership Interests pursuant to this Agreement other than those that will be paid by the Members.

            Section 3.2. Corporate Existence and Power. Parent and each of the Members, severally, for itself, represents and warrants to Buyer and each other party hereto that it is duly organized, validly existing and in good standing under the laws of the state of its organization, and has all corporate or other powers required to carry out its responsibilities under this Agreement.

            Section 3.3. Authority; No Violation.

            (a) Parent and each of the Members, severally, for itself, represents and warrants to Buyer and each other party hereto that it has full corporate, limited liability company or partnership power and authority to execute and deliver this Agreement and each of the Parent Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby, and that the execution and delivery of this Agreement and each of Parent Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly and validly approved by all requisite corporate, limited liability company or partnership action on the part of such party, and no other corporate, limited liability company or partnership proceedings on the part of any of such party is necessary to approve this Agreement or the Parent Agreements to which it is a party or to authorize or consummate the transactions contemplated hereby or thereby. Parent, each of the Members and each of the Company Principals, severally, for itself or himself, represents and warrants to Buyer and each other party hereto that this Agreement and each Parent Agreement to which it is a party have been duly and validly executed and delivered by such party and (assuming the due authorization, execution and delivery of this Agreement and the Parent Agreements by the other parties hereto and thereto) constitute valid and binding obligations of such party enforceable against such party in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium and similar laws relating to or affecting creditors generally and by the availability of equitable remedies (whether in proceedings at law or in equity).

            (b) Parent, each of the Members and each of the Company Principals, severally, for itself or himself, represents and warrants to Buyer and each other party hereto that neither the execution and delivery by such party of this Agreement or any of the Parent Agreements to which it is a party nor the consummation by such party of any of the transactions contemplated hereby or thereby to be performed by them, nor compliance by such party with any of the terms or provisions hereof or thereof, will (i) violate any provision of the articles of incorporation, charter or bylaws or comparable organizational documents, as applicable, of such party (if any) or (ii) assuming that the consents and approvals referred to in Section 2.4 are duly obtained, (x) violate, conflict with or require any notice, filing, consent, waiver or approval under any Applicable Law to which such party or any of its properties, contracts or assets are subject, (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon such party's (or in the case of Parent, SAMI's and in the case of the Company Principals, Maestro's) Membership Interests or the properties, contracts or assets of such party under, or require any notice, approval, waiver or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which such party is a party, or by which such party or any of its properties or assets, may be bound or affected, other than, in the case of clauses (x) and (y) and other than with respect to Encumbrances upon Membership Interests, any such items that would not be reasonably likely, individually or in the aggregate, to have a Company Material Adverse Effect.

            Section 3.4. No Other Broker. Parent, each of the Members and each of the Company Principals, severally, for itself or himself, represents and warrants to Buyer that other than Goldman, Sachs & Co. (in the case of Parent and SAMI) and Putnam Lovell Securities Inc. (in the case of Maestro and the Company Principals), the fees and expenses of each of which will be payable by Buyer on behalf of Parent and Maestro, respectively, no broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, such party or any of its Affiliates in connection with this Agreement or the transactions contemplated hereby; provided, however ,that Buyer shall only be obligated to make those payments that are specified as Parent Transaction Fees or Maestro Transaction Fees and are required to be made pursuant to Sections 1.3, 1.5, 1.6 and 1.8.

            Section 3.5. Ownership of Interests in Maestro. Each of the Company Principals, severally, for himself, represents and warrants to Buyer and Parent that such party owns beneficially and of record, and has good and valid title to, all of the membership interests of Maestro listed as owned by such party on Exhibit E hereto, free and clear of any Encumbrances. Each of the Company Principals, jointly and severally, represents and warrants to Buyer and Parent that there are no membership interests or other ownership interests in Maestro issued, reserved for issuance or outstanding other than those listed on Exhibit E hereto.

                                   ARTICLE IV
                     REPRESENTATIONS AND WARRANTIES OF BUYER

            Except as set forth in the written disclosure schedule previously delivered to Parent, Maestro and the Company Principals by Buyer (the "Buyer Disclosure Schedule"), Buyer represents and warrants to Parent, each of the Members and each of the Company Principals as follows:

            Section 4.1. Organization and Related Matters. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware. Buyer has the corporate power and authority to carry on its business as it is now being conducted and to own, lease and operate all of its properties and assets.

            Section 4.2. Authority; No Violation.

            (a) Buyer has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Buyer, and no other corporate action on the part of the Buyer is necessary to approve this Agreement or authorize or consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Buyer and (assuming the due authorization, execution and delivery of this Agreement by each of the Symphony Parties) constitutes a valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms.

            (b) Neither the execution and delivery of this Agreement by Buyer nor the consummation by Buyer of the transactions contemplated hereby to be performed by it, nor compliance by Buyer with any of the terms or provisions hereof, will (i) violate any provision of the certificate of incorporation or bylaws of Buyer, (ii) assuming that the consents and approvals referred to in Sections 2.2 and 2.4 hereof are duly obtained, (x) violate, conflict with or require any notice, filing, consent or approval under any Applicable Law to which Buyer or any of its Subsidiaries or any of its properties, contracts or assets are subject, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with or without notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate or result in a right of acceleration of the performance required by, result in the creation of any Encumbrance upon the properties, contracts or assets of Buyer under, or require any notice, approval or consent under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Buyer or any of its Subsidiaries is a party, or by which Buyer or any of its Subsidiaries, or any of its or their properties or assets, may be bound or affected, other than, in the case of clauses (x) and (y), any such items that would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect.

            Section 4.3. Consents and Approvals. Except for (v) consents, approvals and notices as are set forth in Section 5.2 or 5.3 hereof, (w) the applicable filings under the HSR Act, (x) compliance with and filings under the Securities Laws as may be required in connection with this Agreement and the transactions contemplated hereby, (y) those consents, approvals and notes that may be required solely by reason of the participation of any of the Symphony Parties (as opposed to any other third party) in the Transaction and the other transactions contemplated hereby and (z) those consents, approvals, notices, filings or registrations the failure of which to be obtained or made would not be reasonably likely, individually or in the aggregate, to have a Buyer Material Adverse Effect, no consents or approvals of or filings or registrations with any Governmental Authority or any third party are necessary in connection with (i) the execution and delivery by Buyer of this Agreement and (ii) the consummation by Buyer of the transactions as contemplated hereby.

            Section 4.4. Legal Proceedings. There are no legal, administrative, arbitral or other proceedings, claims, actions, suits or governmental or regulatory investigations of any nature that are pending or, to the Knowledge of Buyer, threatened against or relating to Buyer or any of its Subsidiaries that would prohibit or materially impair Buyer's ability to fulfill its obligations pursuant to this Agreement or that challenge the validity or propriety of the transactions contemplated by this Agreement, and there is no injunction, order, judgment, decree, or regulatory restriction imposed upon Buyer or any of its Subsidiaries that would prohibit or materially impair Buyer's ability to fulfill its obligations pursuant to this Agreement.

            Section 4.5. No Other Broker. No broker, finder or similar intermediary has acted for or on behalf of, or is entitled to any broker's, finder's or similar fee or other commission from, Buyer or any of its Subsidiaries in connection with this Agreement or the transactions contemplated hereby.

            Section 4.6. Section 15 of the Investment Company Act. Neither Buyer nor any of its Subsidiaries has any express or implied understanding or arrangement which would impose an "unfair burden" (as such term is used in Section 15(f) of the Investment Company Act) on any of the Funds or would in any way violate Section 15(f) of the Investment Company Act, as a result of the transactions contemplated hereby.

            Section 4.7. Investment Purpose. Buyer is acquiring the Membership Interests in the Company for the purpose of investment and not with a view to, or for offer or sale in connection with, any public distribution thereof in violation of the registration requirements of the Securities Act. Buyer understands that the Membership Interests have not been, and will not be, registered under the Securities Act by reason of a specific exemption therefrom, and that any such exemption will depend, among other things, upon the bona fide nature of the investment intent and the accuracy of Buyer's representations as expressed in this Agreement, and that the Membership Interests cannot be resold by Buyer unless they are registered under the Securities Act or unless an exemption from registration is available.

            Section 4.8. Experience. Buyer has substantial experience in evaluating and investing in private placement transactions so that Buyer is capable of evaluating the merits and risks of Buyer's investment in the Company. Buyer, by reason of its business or financial experience or the business or financial experience of its professional advisors who are unaffiliated with and who are not compensated by the Company or any Affiliate or selling agent of the Company, directly or indirectly, is aware of the risks and has the capacity to protect its own interests in connection with the purchase of the Membership Interests under this Agreement.

            Section 4.9. Access to Data. Buyer and its representatives have met with representatives of the Company and the Symphony Parties and thereby have had the opportunity to ask questions of, and receive answers from, said representatives concerning the Company, its Subsidiaries, the Non-Registered Funds and the Funds and the terms and conditions of the transactions contemplated by this Agreement as well as to obtain any information requested by Buyer. Any questions raised by Buyer or its representatives concerning the transactions contemplated by this Agreement have been answered to the satisfaction of Buyer and its representatives. Buyer's decision to purchase the Membership Interests is based in part on the answers to such questions as Buyer and its representatives have raised concerning the transactions contemplated by this Agreement and on its own evaluation of the risks and merits of the purchase and the Company's proposed business activities. Notwithstanding the foregoing, no investigation made by or on behalf of Buyer shall in any way affect any representations, warranties, covenants or agreements made by any of the Symphony Parties pursuant to this Agreement.

            Section 4.10. Accredited Investor. Buyer is an "accredited investor" as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act.

            Section 4.11. Cash Consideration. Buyer will have sufficient cash available to it to pay the Initial Purchase Consideration in cash as of the Closing.

                                    ARTICLE V
                                    COVENANTS

            Section 5.1. Conduct of Business by the Company. During the period from the date of this Agreement and continuing through the Closing Date, except as expressly contemplated, permitted or required by this Agreement or with the prior written consent of Buyer, the Company shall, and shall cause each of its Subsidiaries to (a) carry on its business in the ordinary course consistent with past practice and (b) use commercially reasonable efforts to preserve its present business organization and relationships (including keeping available the present services of its employees and preserving its rights, franchises, goodwill and relations with its customers and others with whom it conducts business). Without limiting the generality of the foregoing, except as expressly contemplated, permitted or required by this Agreement or consented to in writing by Buyer, the Company shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

               (i) amend or agree to amend the Company Operating Agreement, its articles of incorporation or bylaws (or comparable organizational documents), or merge with or into or consolidate with, or agree to merge with or into or consolidate with, any other Person, subdivide or in any way reclassify any of its Membership Interests, or change or agree to change in any manner the rights of its Membership Interests or liquidate or dissolve;

               (ii) (x) issue, sell, redeem or acquire any Membership Interest or any other ownership interest in the Company or any of its Subsidiaries; (y) issue, sell or grant any option, warrant, convertible or exchangeable security, right, "phantom" partnership (or other ownership) interest (or similar "phantom" security), restricted partnership (or other ownership) interest, subscription, call, unsatisfied preemptive right or other agreement or right of any kind to purchase or otherwise acquire (including by exchange or conversion) any of its Membership Interests or any other ownership interests; or (z) enter into any contracts, agreements or arrangements to issue, redeem, acquire or sell any of its Membership Interests or any other ownership interests;

               (iii) incur any long-term indebtedness;

               (iv) incur any indebtedness for borrowed money or guarantee the indebtedness of other Persons other than in the ordinary course of business consistent with past practice in amounts not to exceed $250,000 in the aggregate (which maximum permissible amount shall be reduced by the dollar amount of indebtedness incurred, if any, pursuant to clause
        (viii) of this Section 5.1); provided, however, that the Company shall not, and shall not permit its Subsidiaries to, incur any Voting Debt;

               (v) make any change in its accounting methods or practices for Tax or accounting purposes or make any change in depreciation or amortization policies or rates adopted by it for Tax or accounting purposes or make any material Tax election or settle or compromise any Tax liability, except in the case of any such liability to the extent reserved for on the Audited Company Balance Sheet;

               (vi) make any loan or advance to any of its Affiliates, officers, directors, employees, consultants, agents or other representatives (other than reasonable and customary travel advances made in the ordinary course of business consistent with past practice);

               (vii) sell, transfer, lease, offer to sell, abandon or make any other disposition of any of its assets in excess of $250,000 in the aggregate or grant or suffer, or agree to grant or suffer, any material Encumbrance on any of its material assets;

               (viii) incur, assume or guarantee or agree to incur, assume or guarantee, any liability or obligation (whether or not currently due and payable) relating to its business or any of its assets except in the ordinary course of business consistent with past practice or in amounts not in excess of $250,000 in the aggregate (which maximum permissible amount shall be reduced by the dollar amount of indebtedness incurred, if any, pursuant to clause (iii) of this Section 5.1);

               (ix) settle any claim, action or proceeding involving any liability for money damages in excess of $250,000 in the aggregate or any material restrictions upon any of its operations;

               (x) create, renew, amend, terminate or cancel, any Contract other than in the ordinary course of business consistent with past practice; provided, that the Company and its Subsidiaries may not enter into any contracts or agreements that include any noncompetition or nonsolicitation covenant or any exclusive dealing or similar arrangement that limits the ability of the Company or any of its Subsidiaries to compete (geographically or otherwise) in any line of business;

               (xi) enter into, or agree to enter into, any contract, agreement or arrangement or any financial transaction with any of its officers, directors, consultants, agents or representatives, Affiliates or the Funds or the Non-Registered Funds, except, in the case of Funds and Non-Registered Funds pursuant to Investment Company Advisory Agreements and Non-Investment Company Advisory Agreements, respectively, existing and in effect on the date hereof;

               (xii) declare or make any dividends or declare or make any other distributions of any kind payable to the Members other than distributions made in accordance with Section 5.23;

               (xiii) acquire or agree to acquire in any manner, including by way of merger, consolidation, or purchase of an equity interest or assets, any business of any Person or other business organization or division thereof;

               (xiv) enter into, amend, modify or renew any Company Plan, collective bargaining agreement or other contract with any labor organization, or other written employment, consulting, severance or similar agreements or arrangements with any officers or employees of the Company, or grant any salary or wage increase or increase in severance or termination pay or increase any employee benefit or hire any new employee for a senior management position, except (i) reasonable and customary individual increases in compensation to non-officer employees in the ordinary course of business consistent with past practice, (ii) changes that are required by Applicable Law, and (iii) to satisfy commitments existing as of the date hereof and disclosed in the Company Disclosure Schedule;

               (xv) take any action to accelerate any material rights or benefits, or make any material determinations not in the ordinary course of business consistent with past practice, under any collective bargaining agreement, Company Plan or employment, indemnification, severance or termination agreement;

               (xvi) voluntarily divest itself of management of any Fund, Client, or other assets under management;

               (xvii) accelerate the billing or other realizations of Asset-Based Fees or Performance Fees payable by Funds or Clients to the Company or any of its Subsidiaries or delay the payment of liabilities;

               (xviii) make or incur any capital expenditure in excess of $250,000 other than those that have been approved in writing or budgeted as of the date hereof or as have been disclosed in writing to Buyer prior to the execution of this Agreement;

               (xix) cancel any indebtedness or waive any claims or rights in amounts, in each case, in excess of $250,000;

               (xx) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business and consistent with past practice, with respect to which Buyer shall have the right to participate; or

               (xxi) authorize or agree (by contract or otherwise) to do any of the foregoing.

            Section 5.2. Section 15 of the Investment Company Act: Company Covenants.

            (a) The Symphony Parties and Buyer will use their commercially reasonable efforts to obtain, and to cause the Funds to obtain, as promptly as practicable, the necessary approval of the Fund Boards and the shareholders of each Fund, pursuant to the provisions of Section 15 of the Investment Company Act applicable thereto, of a new Investment Company Advisory Agreement for such Fund with such agreement (i) having the same advisory fees in effect as of the date hereof, (ii) becoming effective upon the Closing, and (iii) otherwise having substantially the same terms as currently in effect, except that, in the case of the Schwab Analytics Fund, the party to the applicable Investment Company Advisory Agreement shall be the Company instead of SAMI.

            (b) Without limiting the foregoing, the Symphony Parties and Buyer shall (i) use their commercially reasonable efforts to obtain all consents and approvals necessary to be obtained by the Company, any of its Affiliates or the Funds, in order for the parties to consummate the transactions contemplated in this Agreement, (ii) use their commercially reasonable efforts to cause each Fund and the shareholders of each such Fund to give or obtain any such consents or approvals relating to the Funds and to use their commercially reasonable efforts to cause each Fund to prepare, file with and cause to be cleared by the SEC and all other Governmental Authorities having jurisdiction thereover, as promptly as practicable after the date hereof, all proxy solicitation materials required to be distributed to the shareholders of the Funds with respect to the actions to be approved by the shareholders of the Funds in connection with this Agreement, and (iii) use their commercially reasonable efforts to cause such Funds to mail such proxy solicitation materials to the shareholders of the Fund promptly after clearance thereof by the SEC and to convene a meeting of the shareholders of each Fund as soon as reasonably practicable after the mailing of the proposal as described in Section 5.2(b)(ii), all such consents and proxy solicitation materials to be in a form reasonably satisfactory to Buyer, Parent and Maestro.

            Section 5.3. Non-Investment Company Advisory Agreement Consents. As soon as reasonably practicable following the date hereof, the Company and its Subsidiaries shall send notices (each, a "Notice"), informing their Clients of the transactions contemplated by this Agreement and requesting the written consent or approval of the assignment or deemed assignment if Client consent to such assignment or deemed assignment is required by Applicable Law or is required under the respective Non-Investment Company Advisory Agreement for such assignment or deemed assignment resulting from the Transaction. Buyer agrees that consent for any Non-Investment Company Advisory Agreement to the assignment or deemed assignment resulting from the Transaction shall be deemed given for all purposes hereunder
(i) if no consent is required under Applicable Law or the respective Non-Investment Company Advisory Agreement, (ii) upon receipt of the written consent requested in the Notice or (iii) if such consent is required under Applicable Law or the respective Non-Investment Company Advisory Agreement, then, to the extent permissible under the applicable Non-Investment Company Advisory Agreement, upon sending written notice ("Negative Consent Notice") to any such Client (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client: (a) of the intention to complete the Transaction, which will result in a deemed assignment of such Non-Investment Company Advisory Agreement; (b) of the Company's or its Subsidiaries' intention to continue to provide the advisory services pursuant to the existing Non-Investment Company Advisory Agreement with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (c) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 30 days after the sending of the Negative Consent Notice without termination ( provided ,that such Client shall not have affirmatively stated to Parent or an Affiliate of Parent or the Company that it does not so consent or terminated its respective Non-Investment Company Advisory Agreement prior to the Closing; provided further that consents to the assignment of any Non-Investment Company Advisory Agreement with SAMI shall be deemed to have been given for purposes hereunder only if such consent also includes the consent to the assignment of such agreement from SAMI to the Company) (the "Negative Consent Procedure"). Buyer shall be provided a reasonable opportunity to review all such consent materials to be used by the Company prior to distribution, and such materials shall be in form and substance reasonably satisfactory to Buyer, Maestro and Parent. The Symphony Parties shall provide to Buyer copies of any and all substantive correspondence between them and Clients or representatives or counsel of such Clients relating to the consent solicitation.

            Section 5.4. Insurance. The Company and its Subsidiaries will use their commercially reasonable efforts to maintain in effect and to pay all premiums due thereon for the period ending on the Closing Date, until the Closing Date with respect to Company Insurance Policies and fidelity bonds maintained by them on the date hereof or to procure, comparable replacement policies and bonds (or such replacement coverage as is obtainable on a commercially reasonable basis) and maintain such policies and bonds in effect until the Closing Date.

            Section 5.5. Section 15 of the Investment Company Act: Buyer's Covenants. Buyer agrees to use its commercially reasonable efforts to assure compliance with the conditions of Section 15(f) of the Investment Company Act with respect to the Funds. Without limiting the foregoing, Buyer agrees that:
(a) for a period of not less than three years after the Closing Date, Buyer shall use its commercially reasonable efforts to assure that no more than 25% of the members of any Fund Board shall be "interested persons" (as such term is defined for purposes of Section 15(f)(1)(A) of the Investment Company Act) of Buyer (or such other entity which is an Affiliate of Buyer which acts as adviser or subadviser to the Funds); and (b) neither Buyer nor any of its Affiliates, for a period of not less than two years after the Closing Date, shall have any express or implied understanding, arrangement or intention to impose an "unfair burden" (as such term is used in Section 15(f) of the Investment Company Act) on any of the Funds as a result of the transactions contemplated herein. Notwithstanding anything to the contrary contained herein, the covenants of Buyer contained in this Section 5.5 are intended only for the benefit of the parties hereto.

            Section 5.6. Employees, Employee Benefits.

            (a) General. From and after the Closing Date, unless otherwise specifically set forth in this Section 5.6, the employees who are actively employed by the Company (and who are not receiving short-term or long-term disability benefits under a Plan) on the Closing Date (the "Company Employees") shall participate in the employee benefit plans, programs and arrangements provided to similarly situated employees of Buyer (collectively, the "Buyer Plans"). Buyer shall provide the Company Employees with service credit under any such Buyer Plans for purposes of eligibility, vesting, waiting periods or other qualification or eligibility for any benefit or privilege, but not for benefit accrual purposes under any Buyer pension plan that Company Employees may, in the future, be eligible to participate in. Effective as of the Closing, Parent and the Company shall take all such actions as may be necessary to cause (i) all Company Employees to cease active participation in all Plans (including, but not limited to, all employee benefit plans, programs or arrangements which such Company Employees participated in, or which were maintained for the benefit of Company Employees prior to the Closing by either the Company or Parent), and
(ii) the Company to cease to be a participating and contributing employer in the Plans, such that the Company has no obligation, responsibility or liability under such Plans, or to the Company Employees or any other individuals (whether or not former employees of the Company) with respect to such Plans. Parent shall cause all Company Employees to be fully vested in their account balances and accrued benefits under the Plans effective as of the Closing, whether or not such cessation of participation results in a partial termination of any such Plan. Buyer shall neither adopt, become a sponsoring employer of, nor have any obligations, responsibility or liabilities under, the Plans, or to the Company Employees or other individuals with respect to the Plans. Nothing herein express or implied shall be construed to prevent Buyer, after the Closing, from terminating or modifying to any extent or in any respect at any time or from time to time (i) Buyer's employment relationship with any employee, including any Company Employee, (ii) the terms and conditions of the employment of any employee, including the Company Employees, including, but not limited to, wages and/or salaries, hours and employee benefits, or (iii) any of the Buyer's "employee benefit plans" as defined under ERISA or similar or other plans, programs or arrangements, and nothing in this Section 5.6 shall be construed to provide a contract of employment, or to provide any other promise of future employment, to the Company Employees.

            (b) Medical, Dental and Healthcare Reimbursement Benefits . For the period commencing on the Closing Date and ending on the last calendar day of the month in which the Closing occurs, Parent shall continue the coverage for the Company Employees under Parent's medical, dental and healthcare reimbursement plans existing on the Closing Date. No later than the last calendar day of the month in which the Closing occurs, the Company Employees and their eligible dependents shall be eligible to participate in medical, dental and healthcare reimbursement plans either maintained by Buyer or which Buyer causes the Company to maintain on or after the Closing to the same extent as similarly situated employees of Buyer. Buyer shall cause such plans to waive any pre-existing condition exclusions thereunder with respect to the Company Employees and their eligible dependents and shall provide Company Employees and their eligible dependents with credit for any co-payments, deductibles, offsets (or similar payments) prior to their participation in such plans for purposes of satisfying any applicable deductible, out-of-pocket, or similar requirements under any Buyer or Company plans in which Company Employees or their eligible dependents are eligible to participate after the Closing. All liabilities relating to, arising out of, or resulting from medical, dental and healthcare claims incurred by or on behalf of any employee, independent contractor or consultant of the Company or any of their covered dependents prior to the Closing Date under any medical, dental or healthcare Parent Plan maintained by Parent shall remain liabilities of such Parent Plan following the Closing Date. A claim for medical, dental and healthcare benefits shall be deemed to be "incurred" upon the rendering of such medical, dental or healthcare services giving rise to the obligation to pay such benefits regardless of when such claim is in fact submitted for payment.

            (c) Short-Term and Long-Term Disability . From and after the Closing Date, the Company Employees shall be eligible to participate in Buyer's Short-Term and Long-Term disability plans applicable to similarly situated employees of Buyer. Any person who is (i) an employee of the Company as of the Closing Date and who is, at such time, receiving short-term or long-term disability benefits under a Plan, or (ii) a former employee or other individual receiving short-term or long-term disability benefits under a Plan on the Closing Date, shall continue to be covered by such Plan from and after the Closing Date and Parent and Maestro shall retain all liabilities with respect to such Persons. In the event that an individual described in clause (i) above returns to active service with the Company after the Closing Date, such individual shall be deemed to be a "Company Employee" for purposes of this
Section 5.6 from and after the date such individual returns to the active employment with the Company.

            (d) Life Insurance. The Company Employees shall be eligible to participate in Buyer's life insurance policies applicable to similarly situated employees of Buyer from and after the Closing Date. Parent shall require that the individuals described in Section 5.6(c)(i) are approved for the "waiver of premium" provisions applicable to such individuals prior to such person's return to active service with the Company.

            (e) Pension Plan and 401(k) Plan Distributions. The Company Employees shall not be eligible to participate in Buyer's defined benefit pension plan. The Company Employees shall be eligible to participate in Buyer's 401(k) plan from and after the Closing Date. In the event that the Company Employees are provided with the opportunity to elect eligible rollover distributions from their account balances under Parent's 401(k) Plan ( i.e. ,the Plan in which they participate as of the date of this Agreement), Buyer's 401(k) plan shall accept such rollovers from such electing Company Employees into their accounts under the Buyer's 401(k) plan.

            (f) Tuition Reimbursement. During the period commencing on the Closing Date and ending on December 31, 2001 (the "Continuation Period"), Buyer shall provide the Company Employees with participation in a tuition reimbursement plan substantially identical to the tuition reimbursement plan applicable to such Company Employees as of the date of this Agreement and the Company Employees shall not be eligible to participate in any alternative tuition reimbursement plan that may be provided by Buyer to its employees during such period.

            (g) Other Benefits. During the Continuation Period, Buyer shall provide the Company Employees with benefits under a (x) public transportation policy, (y) gym membership policy and (z) employee referral policy substantially identical to the public transportation, gym membership and employee referral policies applicable to such employees as of the date of this Agreement, and the Company Employees shall not be eligible to receive benefits under similar policies (if any) that may be provided by Buyer to its employees during such period.

            Section 5.7. Further Assurances.

            (a) Each party to this Agreement shall execute such documents and other papers and perform such further acts as may be reasonably required to carry out the provisions hereof and the transactions contemplated hereby. Upon the request of Buyer, the Symphony Parties and their respective controlled Affiliates shall promptly execute and deliver such further instruments of assignment, transfer, conveyance, endorsement, direction or authorization and other documents as Buyer may reasonably request to effectuate the purposes of this Agreement.

            (b) In the event that at any time or from time to time after the Closing Parent or any of its Subsidiaries shall receive or otherwise possess any SAMI Asset Omission or Parent Asset Omission, Parent shall promptly transfer, or cause to be transferred, such SAMI Asset Omission or Parent Asset Omission, as the case may be, to the Company. Prior to any such transfer, Parent (or its Subsidiaries) possessing such SAMI Asset Omission or Parent Asset Omission, as the case may be, shall hold such SAMI Asset Omission or Parent Asset Omission, as the case may be, (and all earnings generated by such asset from and after the Closing) in trust for the Company. Notwithstanding anything to the contrary herein, if a SAMI Asset Omission or Parent Asset Omission covered by this
Section 5.7(b) is discovered following the Closing, the Symphony Parties shall be deemed not to be in breach of Section 2.23, provided that the terms of the first sentence of this Section 5.7(b) are complied with as promptly as reasonably practicable.

            Section 5.8. Efforts of Parties to Close. Subject to the provisions of Section 5.11, during the period from the date of this Agreement through the Closing Date, each party hereto shall use its commercially reasonable efforts to fulfill or obtain the fulfillment of the conditions precedent to the consummation of the transactions contemplated hereby, including the execution and delivery of any documents, certificates, instruments or other papers that are reasonably required for the consummation of the transactions contemplated hereby. During the period from the date of this Agreement and continuing through the Closing, except as required by Applicable Law or with the prior written consent of Buyer, in the case of any of the Symphony Parties, or Parent and Maestro, in the case of Buyer, no party to this Agreement shall knowingly take any action which, or knowingly fail to take any action the failure of which to be taken, would, or could reasonably be expected to: (a) result in any of the representations and warranties set forth in this Agreement on the part of the party taking or failing to take such action being or becoming untrue in any material respect; (b) result in any conditions to the Closing set forth in
Article VI not being satisfied; or (c) result in a material violation of any provision of this Agreement.

            Section 5.9. Confidentiality and Announcements.

            (a) The parties agree to be bound by and comply with the provisions set forth in the Confidentiality Agreements, the provisions of which Confidentiality Agreements are hereby incorporated herein by reference. Effective upon, and only upon, the Closing, Buyer's obligations under the Confidentiality Agreements shall terminate with respect to information to the extent relating solely to the Company, its Subsidiaries, the Non-Registered Funds and the Funds and the parties' obligations under the Confidentiality Agreements shall terminate with respect to disclosure relating to the transactions contemplated hereby; provided, however, that Buyer's obligations under the Confidentiality Agreements with respect to information obtained from and/or regarding Parent shall survive the Closing.

            (b) From and after the Closing, each of Parent, the Members and the Company Principals shall, and shall cause each of their Affiliates and its and their officers, directors, employees and advisors to, keep confidential and not use for its benefit or for the benefit of any other Person, any and all non-public information relating to the Company, its Subsidiaries, its Clients, the Non-Registered Funds and the Funds; provided, however, that Parent, the Members and/or the Company Principals, as the case may be, shall not be liable hereunder with respect to any disclosure to the extent such disclosure is (i) compelled by legal process (by interrogatories, subpoena, civil investigative demand or similar process) or (ii) required, based upon the written advice of counsel, pursuant to the requirements of any Applicable Law (including without limitation the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or any rule or regulation promulgated under either Act or any national stock exchange). Notwithstanding the foregoing, such non-public information shall not include information that (i) is or becomes part of the public domain through no fault of Parent, the Members or the Company Principals (provided that information shall not be deemed to be within such exclusion merely because it is embraced by general disclosures in the public domain); (ii) is lawfully disclosed to Parent, the Members or the Company Principals by a third party not bound by an obligation of confidentiality; or (iii) is independently developed by Parent, the Members or the Company Principals without reference to or the use of such non-public information.

            (c) Subject to Section 5.11(a) and (b), the parties to this Agreement shall consult with each other as to the form, substance and timing of any press release or other public disclosure related to this Agreement or the transactions contemplated hereby and no such press release or other public disclosure shall be made without the consent of the other parties, which consent shall not be unreasonably withheld or delayed; provided, however, that the parties may make such disclosure to the extent (i) such disclosure is compelled by legal process (by interrogatories, subpoena, civil investigative demand or similar process) or (ii) such disclosure is required, based upon the written advice of counsel, pursuant to the requirements of any Applicable Law (including without limitation the Securities Act, the Exchange Act, or any rule or regulation promulgated by any national stock exchange); provided, however ,that following the execution of this Agreement, it is understood and agreed that Parent and Buyer each shall be permitted to file with the SEC a Current Report on Form 8-K under the Exchange Act in order to disclose the execution of this Agreement, which Form may include a copy of this Agreement (other than the Company Disclosure Schedule, the Buyer Disclosure Schedule and the Exhibits to this Agreement) as an exhibit to such Form 8-K, without the prior consent of any of the other parties hereto.

            Section 5.10. Access; Certain Communications. Between the date of this Agreement and the Closing Date, subject to Applicable Laws relating to the exchange of information, the Company shall afford to Buyer and its authorized agents and representatives access, upon reasonable notice and during normal business hours, to all properties of, and all contracts, documents and information of or relating to the assets, liabilities, business, customers, Funds, Clients, employees, operations, personnel and other aspects of the business of, the Company and its Subsidiaries; provided, however ,that such access shall be coordinated by the Company and shall be conducted in a manner which does not unreasonably interfere with the Company's or its Subsidiaries' normal operations, customers, and employee relations.

            Section 5.11. Regulatory Matters; Third-Party Consents.

            (a) The parties to this Agreement shall cooperate with each other and use their commercially reasonable efforts promptly to prepare and file (on a confidential basis if reasonably requested by the other parties) all necessary documentation, to effect (on a confidential basis if reasonably requested by the other parties) all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement, including any filing to be made under the HSR Act, which filings shall be made as promptly as reasonably practicable, and requests for required consents under the Contracts. Buyer and the Symphony Parties agree to take all reasonable steps necessary to satisfy any conditions or requirements imposed by any Governmental Authority in connection with the consummation of the transactions contemplated by this Agreement, other than those conditions or requirements, in the aggregate, the satisfaction of which are reasonably likely to result in either a Company Material Adverse Effect or a Buyer Material Adverse Effect or a material adverse effect on Buyer and its Subsidiaries, taken as a whole. Each party to this Agreement will have the right to review in advance, and will consult with the other parties with respect to, all the information relating to Buyer or the Company, its Subsidiaries or the Non-Registered Funds, as the case may be, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement; provided, however, that the foregoing shall not apply to any confidential filing of the Symphony Parties, the Company, the Company's Subsidiaries, the Non-Registered Funds or Buyer or any of Buyer's Subsidiaries made in the ordinary course of business. The parties to this Agreement agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other parties hereto apprised of the status of matters relating to completion of the transactions contemplated herein.

            (b) The parties to this Agreement shall promptly advise each other party hereto upon receiving any communication from any Governmental Authority whose consent or approval is required for consummation of the transactions contemplated by this Agreement.

            (c) The Company will deliver or make available to Buyer promptly after the filing thereof a true, correct and complete copy of each Regulatory Document filed by the Company, its Subsidiaries and the Non-Registered Funds after the date hereof and prior to the Closing Date.

            Section 5.12. Notification of Certain Matters. Each party to this Agreement shall give prompt notice to the other parties, to the extent known by such party, of (i) the occurrence, or failure to occur, of any event or existence of any condition that has caused or could reasonably be expected to cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time after the date of this Agreement, up to and including the Closing Date, (ii) the occurrence of any matter or event that is materially adverse to the business, assets, financial condition or results of operations of the Company and its Subsidiaries taken as a whole, and (iii) any failure on its part to comply with or satisfy, in any material respect, any covenant, condition or agreement to be complied with or satisfied by it under this Agreement.

            Section 5.13. Expenses. Except as expressly provided otherwise in this Agreement, the parties shall each bear their respective direct and indirect expenses incurred in connection with the negotiation and preparation of this Agreement and the consummation of the transactions contemplated hereby. Notwithstanding the foregoing, (i) the Maestro Transaction Fees and the Parent Transaction Fees shall be paid by Buyer ( provided that Buyer shall only be obligated to pay the Parent Transaction Fees and Maestro Transaction Fees specified under Sections 1.3, 1.5, 1.6 and 1.8), and (ii) all of the costs, fees and expenses of (x) preparing, printing and mailing the proxy statements and related solicitation and other expenses relating to obtaining the approvals contemplated by Sections 5.2 and 5.3, (y) Deloitte & Touche LLP in connection with the preparation of the Audited Company Financial Statements and (z) such nationally recognized independent public accounting firm selected by the parties hereto acting in good faith in connection with the valuation relating to the allocation specified in Section 8.9 and the corresponding allocation for accounting purposes, each shall be paid 50% by Buyer, 25% by Maestro and 25% by Parent.

            Section 5.14. Third-Party Proposals. None of the Symphony Parties shall, nor shall they permit any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them to, directly or indirectly solicit, encourage or facilitate inquiries or proposals, or enter into any agreement, with respect to, or initiate or participate in any negotiations or discussions with any Person concerning, any acquisition or purchase of all or a substantial portion of the assets of, or of any equity interest in, the Company or any of its Subsidiaries, or any merger or business combination with any of the Company or any of its Subsidiaries, or any voluntary assignment of any investment advisory, subadvisory, administrative or distribution agreements of the Company or its Subsidiaries, in each case other than as contemplated by this Agreement (each, an "Acquisition Proposal"), or furnish any information to any such Person provided, however, that it is expressly understood and agreed that the term "Acquisition Proposal" shall not include matters relating to any acquisition or purchase of all or substantially all of the assets of, or equity interests in, Parent, or any merger or business combination involving a merger of or business combination between Parent and any third party. The Symphony Parties shall notify Buyer within 48 hours (but not less than one Business Day) if any

Acquisition Proposal (including the terms thereof) is received by, any such information is requested from, or any such negotiations or discussions are sought to be initiated with, any of the Symphony Parties, any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them. The Symphony Parties shall notify Buyer within 48 hours (but not less than one Business Day) of being notified or learning that any proposal has been made by any third party to any Fund Board to become the investment adviser or subadviser of such Fund. It is understood that any breach of the restrictions set forth in this Section 5.14 by any executive officer of any of the Symphony Parties or any investment banker, attorney or other advisor or representative of the Symphony Parties, shall be deemed to be a breach of this Section 5.14 by the Symphony Parties. The Symphony Parties shall, and shall cause their respective Subsidiaries, officers, directors, employees, representatives and advisors to, immediately cease or cause to be terminated any existing activities, including discussions or negotiations with any parties, conducted prior to the date hereof with respect to any Acquisition Proposal and shall seek to have all materials distributed to Persons in connection therewith by the Symphony Parties or any of their respective Subsidiaries or advisors returned to the Company promptly or destroyed. None of the Symphony Parties or any of their respective Subsidiaries, officers, directors, employees, representatives or agents, including any investment banker, attorney or accountant engaged by any of them, shall amend, modify, waive or terminate, or otherwise release any Person from, any standstill, confidentiality or similar agreement or arrangement currently in effect relating to this Agreement or the transactions contemplated hereby. The Symphony Parties shall cause their respective officers, directors, agents, advisors and Subsidiaries to comply with the provisions of this Section 5.14.

            Section 5.15. Officers' and Directors' Indemnification and
Insurance.

            (a) Buyer agrees that, for a period of six years following the Closing Date, it will not cause the Company to amend the Company Operating Agreement in a manner which would alter the rights of indemnification existing in favor of the directors and officers of the Company as provided in the Company Operating Agreement in effect on the date hereof with respect to matters occurring prior to the Closing Date; provided, however, that no indemnity shall be available in respect of any Losses as to which any Buyer Indemnitee is entitled to indemnity pursuant to the provisions of Article VIII or Article IX or would be so entitled but for the limitations and restrictions set forth in Sections 9.1(b) and 9.4(c).

            (b) For a period of three years from the Closing, Buyer shall use its commercially reasonable efforts to provide, or cause the Company to provide, that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of the Company set forth in Section 5.15 of the Company Disclosure Schedule with respect to claims for which such director or officer would be entitled to indemnification pursuant to
Section 5.15(a), which insurance shall, subject to the provisos to this Section 5.15(b), contain at least the same coverage amounts as, and shall contain terms and conditions no less advantageous than, insurance coverage currently provided by the Company; provided that Buyer or the Company, as the case may be, shall not be obligated to make a premium payment per year in respect of such policy (or replacement policy) which exceeds, for the Company's officers and directors, 150% of the annual premium payment under the Company's current policy in effect on the date of this Agreement, which annual premium payment the Company represents and warrants to be $263,250 (such maximum amount, the "Insurance Amount"); and provided, further, that if Buyer is unable to maintain or obtain the insurance called for in this Section 5.15, Buyer shall use commercially reasonable efforts to obtain as much comparable insurance as may be available for the Insurance Amount.

            (c) The provisions of this Section 5.15 are intended to be for the benefit of, and shall be enforceable by, each party covered by such provisions and his or her heirs and representatives.

            Section 5.16. State Takeover Statutes. Each of the Symphony Parties shall take all steps necessary to exempt (or continue the exemption of) the transactions contemplated hereby from, and challenge the validity of, any applicable state takeover law, as now or hereafter in effect.

            Section 5.17. Investment of Transaction Proceeds. For a period beginning on the Closing Date and ending on the fifth anniversary of the Closing Date, each of the Company Principals shall have an amount equal to the amounts set forth opposite their respective names on Exhibit N hereto (with respect to each Company Principal, such party's "Minimum Investment") invested in (i) Company products managed using the Company's five market-neutral strategies ("Company Products") or (ii) in NetNet Ventures Fund I, L.P. ("NetNet Ventures"); provided that (a) only 51% of amounts invested by any Company Principal in NetNet Ventures shall be deemed invested for purposes of this
Section 5.17 and (b) amounts in excess of $750,000 deemed invested by any Company Principal in NetNet Ventures shall not be deemed invested for purposes of this Section 5.17; provided, however, that each of the Company Principals shall have the right to withdraw any amounts invested in Company Products or NetNet Ventures representing, at the time of withdrawal, in excess of 120% of the original Minimum Investment and shall be obligated to invest additional amounts in Company Products and NetNet Ventures to maintain at least 80% of the original amount of the Minimum Investment invested in Company Products at all times during such period.

            Section 5.18. Employee Incentive Plan. As soon as reasonably practicable following the Closing Date, Buyer shall cause the Company to establish an employee incentive plan having terms set forth on Exhibit J.

            Section 5.19. Information in Proxy Materials of the Funds; Filing Documents.

            (a) Buyer and each of the Symphony Parties agree that the information or data relating to such party and its Subsidiaries that was provided by or on behalf of such party specifically for inclusion in the proxy materials to be furnished to shareholders of the Funds for the purpose of approving new Investment Company Advisory Agreements with the Company to take effect immediately after the Closing will not contain, at the time the proxy materials are first mailed to the shareholders of the Funds or at the times of the meetings thereof, any untrue statement of a material fact, or omit to state any material fact required to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) Buyer and each of the Symphony Parties agree that none of the information regarding such party or any of its Affiliates supplied or to be supplied by or on behalf of such party specifically for inclusion in any documents to be filed with any Governmental Authority in connection with the transactions contemplated hereby will, at the respective times such documents are filed with any Governmental Authority, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 5.20. Non-Competition/Non-Solicitation.

            (a) Parent understands that, in connection with the purchase of the Membership Interests by Buyer, Buyer shall be entitled to protect and preserve the going concern value of the business of the Company and its Subsidiaries to the extent provided herein and that Buyer would not have entered into this Agreement absent the provisions of this Section 5.20 and, therefore, agrees as follows:

               (i) from and after the Closing Date until the earlier of (i) 18 months from the Closing Date and (ii) the date on which SAMI is no longer entitled to any Contingent Purchase Consideration with respect to periods following such date, Parent shall not, and Parent shall not permit any of its Subsidiaries, directly or indirectly, to offer or provide in the United States of America or in any foreign jurisdiction in which the Company or its Subsidiaries transacts business as of the Closing Date any long-only strategy or market neutral strategy asset management products or services that are substantially similar to those long-only strategy and market neutral strategy products and services provided as of the Closing by the Company or its Subsidiaries in the United States of America or such foreign jurisdictions (the "Competing Products"); provided, however, that the terms of this Section
        5.20(a)(i) shall not apply to (A) any business engaged in or operated by Parent or any of its Subsidiaries (other than SAMI, the Company and its Subsidiaries) as of the date hereof to the extent operated substantially consistent with past practice; (B) any business or assets that are part of a larger acquisition of assets by Parent or its Subsidiaries, provided that Competing Products give rise to less than 25% of the revenues of such business or assets for the 12-month period immediately preceding the closing of such acquisition; and (C) any business or assets that are part of a larger acquisition of assets by Parent or its Subsidiaries pursuant to an agreement entered into at least six months following the Closing Date even if Competing Products give rise to 25% or more, but in no event greater than 50%, of the revenues of such business or assets for the 12-month period immediately preceding the closing of such acquisition, provided, however, that Parent shall elect by delivery of written notice to Buyer on or prior to the closing date of such acquisition to either (i) divest itself of such business or assets as promptly as practicable following such closing (and in any event within nine months thereafter), in which case the obligations of Buyer to make payments to SAMI pursuant to Exhibit R shall be suspended upon the closing of such acquisition and no additional payments shall be made thereunder (other than with respect to any payments owing in respect of periods ending prior thereto), but all suspended amounts shall be paid to SAMI by Buyer upon completion of such divestiture if such divestiture is completed within such nine-month period but shall not otherwise be paid to SAMI or (ii) agree that the obligations of Buyer to make payments to SAMI pursuant to Exhibit R hereof shall be extinguished upon such acquisition other than with respect to any payments owing in respect of periods ending prior to the closing of such acquisition, and in the case of subclauses
        (i) and (ii) above, in no event shall there be any corresponding increase in amounts due to Maestro under Exhibit R hereof; and

               (ii) until the second anniversary of the Closing Date, Parent shall not, and Parent shall not permit any of its Subsidiaries, directly or indirectly, to solicit, encourage or induce any person employed as of the date hereof or as of the Closing Date by the Company or any of its Subsidiaries to leave the employment of the Company or any of its Subsidiaries; provided that it shall not be a violation of this Section 5.2(a)(ii) to engage in general employment solicitation activities, such as newspaper advertisements, that are not directed specifically at employees of the Company or its Subsidiaries.

            (b) Maestro and the Company Principals understand that in connection with the purchase of the Membership Interests by Buyer, Buyer shall be entitled to protect and preserve the going concern value of the business of the Company and its Subsidiaries to the extent provided in Section 5 of the Employment Agreements and that Buyer would not have entered into this Agreement absent entering into such Employment Agreements containing such provisions.

            (c) Notwithstanding any other provision of this Agreement, it is understood and agreed that remedies at law would be inadequate in the case of any breach of the covenants contained in this Section 5.20, and Buyer shall be entitled to equitable relief in respect thereof, including the remedy of specific performance, with respect to any breach of such covenants, without the need to show any proof of damages.

            (d) Notwithstanding any other provision of this Agreement to the contrary, the terms of this Section 5.20 shall cease to apply to Parent and to each of its Subsidiaries upon the sale of all or substantially all of the assets of or equity interests in Parent to a Person that is not an Affiliate of Parent or a merger or other business combination between Parent and a Person that is not an Affiliate of Parent where the shareholders of Parent immediately prior to the merger or business combination beneficially own less than 50% of the surviving corporation immediately following such transaction if Parent so elects and gives written notice to Buyer prior to consummation of such transaction of such election; provided, however, that if such election is made, the obligations of Buyer to make payments to SAMI pursuant to Exhibit R hereof shall be extinguished upon such sale, merger or other business combination other than with respect to any payments owing in respect of periods ending prior to the consummation of such sale without any corresponding increase in amounts due to Maestro. In the event of a sale of all or substantially all of the assets of or equity interests in any Subsidiary of Parent to a Person that is not an Affiliate of Parent, the terms of this Section 5.20 shall cease to apply to such Subsidiary if Parent so elects and gives written notice to Buyer prior to consummation of such transaction of such election; provided, however ,that if such election is made, any sale of all or substantially all of the assets or equity interests of a Subsidiary of Parent that requires the prior approval of Parent's shareholders shall be deemed to be a sale of all or substantially all of the assets of or equity interests in Parent and the proviso to the first sentence of this Section 5.20(d) shall apply to terminate the obligations of Buyer to make payments pursuant to Exhibit R as set forth in this Section 5.20(d).

            Section 5.21. Use of Symphony Name. Parent, each of the Members and each of the Company Principals agree that from and after the Closing they shall have no rights to the use of the "Symphony" name or mark or any formatives thereof, and Parent, each of the Members and each of the Company Principals shall take all actions as may be necessary to terminate within two Business Days of the Closing the use of the "Symphony" name or mark or any formatives thereof by Parent and its controlled Affiliates and each of the Members and their controlled Affiliates, respectively.

            Section 5.22. Delivery of Closing Client Revenue Run-Rate Schedule.

            (a) The Company will deliver to Buyer and the Members not later than the third Business Day prior to the Closing Date, a true, complete and correct schedule setting forth in reasonable detail the calculation of the Closing Client Revenue Run-Rate. The Company and Buyer shall consult and cooperate with respect to the Company's preparation of such schedule.

            (b) If the Closing has not occurred prior to July 15, 2001, the Members shall cause the Company to deliver to Buyer as promptly as practicable (and in no event later than two Business Days prior to the Closing Date) the unaudited consolidated balance sheet of the Company as of June 30, 2001 and the related unaudited consolidated statements of income and cash flows for the three months ended June 30, 2001.

            Section 5.23. Permitted Distributions.

            (a) The Company may declare and make any cash distributions and, to the extent set forth in Section 5.23 of the Company Disclosure Schedule, other distributions payable to the Members provided that such distributions (i) are paid prior to the date of the Adjustment Amount Balance Sheet, (ii) will not, in the reasonable opinion of the Members in consultation with Buyer, result in the total cash of the Company as of the Closing being less than the sum of (x) $1,250,000 and (y) the aggregate amount of the intercompany payables owed by the Company to Parent as of the Closing and (iii) will not, in the reasonable opinion of the Members in consultation with Buyer, result in the Working Capital Amount being less than the Required Working Capital Amount.

            (b) Within five Business Days after the Closing, the Company shall pay all outstanding intercompany payables owed by the Company to Parent or SAMI; provided, however, that to the extent that the total cash of the Company as of the Closing is less than the sum of (x) $1,250,000 and (y) the aggregate amount of the intercompany payables owed by the Company to Parent or SAMI, the portion of the outstanding intercompany payables equal to the difference between the total cash of the Company as of the Closing and the sum of (x) $1,250,000 and
(y) the aggregate amount of the intercompany payables owed by the Company to Parent or SAMI need not be paid within five Business Days after the Closing but must instead be paid not later than the 60th day following the Closing.

            Section 5.24. Lease Matters. The parties hereto hereby incorporate by reference the terms and agreements set forth in Exhibit Q hereto as if set forth herein.

                                   ARTICLE VI
                CONDITIONS TO THE CONSUMMATION OF THE TRANSACTION

            Section 6.1. Mutual Conditions. The obligations of each party to this Agreement to consummate the Transaction shall be subject to the satisfaction of each of the following conditions:

            (i) No order, injunction or decree issued by any Governmental Authority of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Transaction shall be in effect. No proceeding initiated by any Governmental Authority seeking an injunction to restrain or prohibit the consummation of the Transaction shall be pending. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits, restricts in any material manner or makes illegal consummation of the Transaction;

            (ii) All consents, waivers, authorizations and approvals required from all Governmental Authorities to consummate the Transaction, without the imposition of conditions or requirements, in the aggregate, the satisfaction of which by Buyer or its Subsidiaries or the Company or its Subsidiaries are reasonably likely to result in either a Buyer Material Adverse Effect or a Company Material Adverse Effect shall have been obtained and shall remain in full force and effect as of the Closing Date;

            (iii) In respect of the notifications of the parties hereto pursuant to the HSR Act, the applicable waiting period and any extensions thereof shall have expired or terminated; and

            (iv) The Closing Client Revenue Run-Rate shall not be less than 90% of the Base Client Revenue Run-Rate.

            Section 6.2. Conditions to Buyer's Obligations. The obligations of Buyer to consummate the Transaction shall be subject to the satisfaction of each of the following conditions, any of which may be waived in writing by Buyer:

            (i) For purposes of this Section 6.2(i), the accuracy of the representations and warranties of the Symphony Parties set forth in this Agreement shall be assessed as of the date of this Agreement and shall be assessed as of the Closing Date with the same effect as though all such representations and warranties had been made again on and as of the Closing Date ( provided that the representations and warranties that speak as of a specific date shall speak only as of such date). The representations and warranties set forth in Sections 2.3(a), 2.5, 2.7, 3.1 and 3.3(a) shall be true and correct. The representations and warranties of the Symphony Parties (including the representations and warranties set forth in Sections 2.3(a), 2.5, 2.7, 3.1 and 3.3(a)) shall be true and correct except for such inaccuracies which do not, and are not reasonably likely to, individually or in the aggregate, result in a Company Material Adverse Effect; provided ,that for purposes of this sentence, those representations and warranties that are qualified by references to "material," "Company Material Adverse Effect" or variations thereof shall be deemed not to include such qualifications;

            (ii) Each of the Symphony Parties, as applicable, shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by them at or prior to the Closing Date;

            (iii) The Symphony Parties shall have delivered to Buyer a certificate, dated as of the Closing Date, signed on behalf of the Company by its Chief Executive Officer and Chief Operating Officer, signed on behalf of Parent and each of the Members by an appropriate officer and signed by each of the Company Principals confirming the satisfaction of the conditions contained in Section 6.2(i) and (ii);

            (iv) Each of the Parent Agreements and each of the Employment Agreements shall be in full force and effect immediately upon the Closing and Buyer shall not be aware of any basis that would reasonably be expected to cause any of such agreements to cease to be in full force and effect;

            (v) Buyer shall have received opinions dated the Closing Date of Stroock & Stroock & Lavan LLP and Shartsis, Friese & Ginsburg LLP, counsel to the Company, in the form attached hereto as Exhibit F;

            (vi) Since March 31, 2001, there shall not have been any Company Material Adverse Effect or any development or combination of developments, that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect; and

            (vii) Buyer shall have received Closing Releases from each of Parent, the Company Principals and the Members.

            Section 6.3. Conditions to the Obligations of the Symphony Parties. The obligation of the Symphony Parties to consummate the Transaction shall be subject to satisfaction of each of the following conditions, which may be waived in writing by Parent and Maestro:

            (i) For purposes of this Section 6.3(i), the accuracy of the representations and warranties of Buyer set forth in this Agreement shall be assessed as of the date of this Agreement and shall be assessed as of the Closing Date with the same effect as though all such representations and warranties had been made again on and as of the Closing Date (provided that the representations and warranties that speak as of a specific date shall speak only as of such date). The representations and warranties set forth in Sections 4.2(a) and
            4.8 shall be true and correct. The representations and warranties of Buyer (including the representations and warranties set forth in Sections 4.2(a) and 4.8) shall be true and correct except for such inaccuracies which do not, and are not reasonably likely to, individually or in the aggregate, result in a Buyer Material Adverse Effect; provided that for purposes of this sentence, those representations and warranties that are qualified by references to "material," "Buyer Material Adverse Effect" or variations thereof shall be deemed not to include such qualifications;

            (ii) Buyer shall have performed and complied in all material respects with all agreements, covenants, obligations and conditions required by this Agreement to be performed or complied with by it at or prior to the Closing Date;

            (iii) Buyer shall have delivered to the Symphony Parties a certificate, dated as of the Closing Date, signed on behalf of Buyer by an appropriate officer confirming the satisfaction of the conditions contained in Section 6.3(i) and (ii); and

            (iv) Since March 31, 2001, no event has occurred or circumstances arisen that, individually or in the aggregate, has had or is reasonably likely to have a Buyer Material Adverse Effect.

                                   ARTICLE VII
                                   TERMINATION

            Section 7.1. Termination . (a) This Agreement may be terminated prior to the Closing as follows:

            (i) by written consent of Parent, Maestro and Buyer;

            (ii) by Parent, Maestro or Buyer, if any order of any Governmental Authority permanently restraining, enjoining or otherwise prohibiting the consummation of the Transaction shall have become final and non-appealable; provided that the party seeking to terminate this Agreement pursuant to this Section 7.1(a)(ii) shall have used commercially reasonable efforts to prevent the entry of and to remove such order;

            (iii) by Buyer if any condition to the obligations of Buyer hereunder becomes incapable of fulfillment through no fault of Buyer and is not waived by Buyer;

            (iv) by Parent or Maestro, if any condition to the obligations of such party hereunder becomes incapable of fulfillment through no fault of such party and is not waived by such party;

            (v) by Parent or Maestro, if there shall be a breach by Buyer of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.3 and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to Buyer of such breach and (y) the Termination Date;

            (vi) by Buyer, if there shall be a breach by the any of the Symphony Parties of any representation or warranty, or any other covenant or agreement contained in this Agreement which would result in a failure of a condition set forth in Section 6.2 and which breach cannot be cured or has not been cured by the earlier of (x) 20 Business Days after the giving of written notice to the applicable Symphony Party of such breach and (y) the Termination Date; or

            (vii) by Parent, Maestro or Buyer, if the Closing does not occur by the close of business on or prior to August 31, 2001 (the "Termination Date"); provided that the Termination Date may be extended not more than 60 days by Buyer, Parent or Maestro by written notice to the other parties if the Closing shall not have been consummated as a direct result of the condition set forth in
            Section 6.1(ii) and (iii) failing to have been satisfied and the extending party reasonably believes that the relevant approvals will be obtained during such extension period; notwithstanding the foregoing, a party who is or whose Affiliate is in material breach of any of its obligations or representations, warranties, covenants or agreements contained in this Agreement shall not have the right to terminate this Agreement pursuant to this Section 7.1(a)(vii).

            (b) The termination of this Agreement shall be effectuated by the delivery by the party terminating this Agreement to each other party of a written notice of such termination. If this Agreement so terminates, it shall become null and void and have no further force or effect, except as provided in
Section 7.2.

            Section 7.2. Survival after Termination. If this Agreement is terminated in accordance with Section 7.1 hereof and the transactions contemplated hereby are not consummated, this Agreement shall become void and of no further force and effect, without any liability on the part of any party hereto, except for the provisions of Sections 2.12, 3.4, 4.5, the first sentence of Section 5.9(a) and Section 5.13 and this Article VII. Notwithstanding the foregoing, nothing in this Section 7.2 shall relieve any party to this Agreement of liability for a breach of any provision of this Agreement or any agreement made as of the date hereof or subsequent thereto pursuant to this Agreement; provided, however, that in the event this Agreement is terminated pursuant to
Section 7.1, the liability of a party for any non-willful breach of any of the representations and warranties herein shall be limited to recovery of the actual, documented out-of-pocket expenses incurred in connection herewith by the party asserting such breach.

                                  ARTICLE VIII
                                   TAX MATTERS

            Section 8.1. Tax Representations. Each of the Symphony Parties, jointly and severally, hereby represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as set forth in the balance of this
Section 8.1: The Company, each of its Subsidiaries and each of the Non-Registered Funds has, or an Affiliate or other representative of the Company on its behalf has, (i) duly filed with the appropriate federal, state, local and foreign taxing authorities all material Tax Returns required to be filed on or before the Closing Date (taking into account any extension of time within which to file) by or with respect to the Company, its Subsidiaries and the Non-Registered Funds, and such Tax Returns are complete and accurate in all material respects, and (ii) paid or made provision for all material Taxes due and required to be paid on or before the date of this Agreement or the Closing Date, as the case may be, by the Company, its Subsidiaries or the Non-Registered Funds regardless of whether shown as due on such filed Tax Returns. Except as set forth in Schedule 8.1 of the Company Disclosure Schedule, (i) neither the Company nor any of its Subsidiaries nor any of the Non-Registered Funds has received any written notice of deficiency or assessment from any federal, state, local or foreign taxing authority with respect to liabilities for Taxes of the Company, any Subsidiary thereof or the Non-Registered Funds which have not been paid or finally settled, except for any such deficiency or assessment disclosed in Section 8.1 of the Company Disclosure Schedule and which is being contested in good faith through appropriate proceedings; (ii) no audit of any Tax Return concerning the Company, any of its Subsidiaries or the Non-Registered Funds is pending, being conducted, or, to the Knowledge of the Symphony Parties, threatened in writing to be instituted by a Tax authority; (iii) no extension of the statute of limitations for the assessment of any Taxes has been granted by the Company, any of its Subsidiaries or the Non-Registered Funds and is currently in effect; (iv) neither the Company nor any of its Subsidiaries nor any of the Non-Registered Funds is a party to any written or unwritten tax sharing agreement or tax indemnity agreement (or other arrangement or practice for the sharing of Taxes); (v) neither the Company nor any of its Subsidiaries nor any of the Non-Registered Funds has any material liability for the Taxes of any Person other than the Company, its Subsidiaries or the Non-Registered Funds;
(vi) for all taxable periods since its inception, the Company and each of its Subsidiaries has been properly classified for Federal Income Tax purposes as a partnership and not as an association or a publicly traded partnership within the meaning of Section 7704(b) of the Code and the Treasury Regulations thereunder, and each of the Non-Registered Funds has been properly classified as a partnership and not as an association or publicly traded partnership treated as a corporation under Section 7704(a) of the Code; (vii) there are no outstanding powers of attorney enabling any party to represent the Company or any Subsidiary or any Non-Registered Fund with respect to Tax matters; (viii) the Company, its Subsidiaries and the Non-Registered Funds have duly withheld and collected and paid over to the proper Governmental Authority (or are properly holding for payment) with respect to all employees, all employee income, social security and unemployment Taxes required to be withheld, collected or held for payment for all taxable periods ending, and will duly withhold, collect and pay to the proper Governmental Authority all such Taxes that become due, on or before the Closing Date and (ix) neither the Company nor any of its Subsidiaries nor any Non-Registered Fund has any tax basis in any intangible asset with respect to which it is not entitled to amortization deductions for federal, state or local Income Tax purposes. To the Knowledge of the Symphony Parties, (i) each of the Funds has elected to be treated as a regulated investment company under Subchapter M of the Code, and has qualified as such for each taxable year (or portion thereof) since its inception until and including the Closing Date; (ii) each of the Funds has timely filed all material Tax Returns required to be filed by it and paid all material Taxes due and required to be paid by such Fund (other than amounts being contested in good faith by appropriate proceedings and reserved against on the applicable fund financial statement as required by GAAP); (iii) adequate provision has been made in the audited, published financial statements of each Fund for all Taxes in respect of all periods ending on or before the date of such financial statements; (iv) no deficiencies for any Taxes have been proposed, assessed or asserted in writing by any Tax authority against any Fund; (v) no Tax Return of any Fund is currently being audited by any Federal, state, local or foreign Tax authority and there has been no waivers of statutes of limitations by any Fund;
(vi) each Fund has (A) met the requirements of Section 852(a) of the

Code for each complete taxable year since its inception, (B) incurred a deduction for dividends paid, as defined by Section 561 of the Code, sufficient to reduce investment company taxable income, as defined by Section 852(b)(2) of the Code, to a level sufficient to avoid Federal or state Income Tax liability at the Fund level for each complete taxable year since its inception, and (C) met the distribution requirements of Section 4982(b) of the Code to avoid the imposition of tax provided for in Section 4982(a), with respect to each calendar year ended since its formation; (vii) to the extent that any Fund earned a net capital gain, as defined by Section 1222(11) of the Code, an equal or exceeding amount of capital gain dividend, as defined by Section 852(b)(3)(C) of the Code, was distributed, or in the alternative, undistributed capital gains were treated by the Fund in accordance with Section 852(b)(3)(D), for the appropriate complete taxable year since the Fund's inception; (viii) to the extent that any Fund earned interest excludable from gross income under Section 103(a) of the Code over amounts disallowed as deductions under Sections 265 and 171(a)(2) of the Code, and intended to distribute such interest as tax-exempt income to its shareholders, an equal amount of exempt interest dividend, as defined by Section 852(b)(5) of the Code, was distributed for each appropriate complete taxable year since its formation; and (ix) each Fund which is invested in by a separate account of an insurance company is and has been managed in a way to ensure compliance with the diversification rules of Section 817(h) of the Code, with respect to each calendar year since its formation.

            Section 8.2. Tax Treatment. The parties hereto shall treat the transactions contemplated hereby in accordance with Revenue Ruling 99-6, 1999-1 C.B. 432 (Situation 2), unless Buyer assigns a portion of its rights and obligations hereunder to a corporate Subsidiary of Buyer, in which case the parties hereto shall treat the Transaction as a purchase and sale of partnership interests for United States federal, state and local income Tax purposes. The parties hereto acknowledge that the consummation of the transactions contemplated hereby will cause a termination for federal Income Tax purposes under Section 708(b) of the Code of the Company and each of its Subsidiaries and a corresponding closing of the taxable year of each such entity on the date of such termination.

            Section 8.3. Tax Covenants.

            (a) Except as otherwise provided in Section 8.2 or 8.3(b), Buyer shall prepare (or cause to be prepared) and file in accordance with all Applicable Laws all Tax Returns of the Company, its Subsidiaries and the Non-Registered Funds which are required to be filed after the Closing Date and which are for a Straddle Period or a Post-Closing Period. As of the time of filing, such Tax Returns will correctly reflect in all material respects the facts regarding the income, business, assets, operations, activities and status of the Company and any other information required to be shown therein. At least 30 days (taking into account any available validly obtained extension) prior to the due date for filing each of such Tax Returns with respect to any Straddle Period, Buyer shall furnish the Members with a copy of such draft Tax Return. If the parties cannot reach an agreement with respect to any such furnished Tax Return within 20 days of the due date for filing such Tax Return, the disagreement shall be referred (within a reasonable time, taking into account the deadline for filing such Tax Return) to the Independent Accounting Firm for the resolution. The resolution of the Independent Accounting Firm shall be final and binding on both parties without any further adjustment. The draft Tax Return shall be revised to reflect the resolution of the Independent Accounting Firm, and, once revised, shall be final and binding on both parties without any further adjustment, unless subsequently adjusted by the appropriate taxing authority. The costs, expenses and fees of the Independent Accounting Firm shall be borne equally by the Members and Buyer. Once such Straddle Period Tax Return is final, Buyer shall (or shall cause the Company to) timely file such Tax Returns with the appropriate taxing authority. Buyer shall pay or cause to be paid to the appropriate Tax authority any Taxes due in accordance with any Tax Return if filed pursuant to this Section 8.3(a), and the Members shall pay to Buyer their share of such Taxes (determined pursuant to Section 8.5) at least five Business Days prior to the filing of such Tax Return. If Buyer files an IRS Form 1065 for the Company or any of its Subsidiaries for the taxable year beginning the day after the Closing Date, Buyer shall cause an election under Section 754 of the Code to be filed with each such IRS Form 1065.

            (b) The Symphony Parties shall prepare, or cause to be prepared, in consultation with the Buyer, all Tax Returns of the Company and its Subsidiaries which are required or permitted to be filed with respect to the short taxable years ended on the Closing Date and all other Tax Returns of the Company, its Subsidiaries and the Non-Registered Funds which are required to be filed with respect to any taxable year ended prior to the Closing Date in a manner consistent with past practices of the Company. Prior to the Closing, the Members and Buyer shall jointly prepare, and the Members shall sign, an election under
Section 754 of the Code with respect to the Company and each of its Subsidiaries for the taxable year of the Company and each of its Subsidiaries that includes the Closing Date. The Members shall cause such elections to be filed with the IRS Forms 1065 for the Company and its Subsidiaries for the short taxable year ending on the Closing Date and shall not seek to revoke such election.

            (c) Buyer and the Symphony Parties agree to cause the Company, its Subsidiaries and the Non-Registered Funds to file all Tax Returns for the period including the Closing Date on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant taxing authority will not accept a Tax Return filed on that basis.

            Section 8.4. Tax Refunds; Amendment of Returns. Any refund or credit received by Buyer, the Company or any of its Subsidiaries with respect to Taxes of the Company, any of its Subsidiaries or any of the Non-Registered Funds for a Pre-Closing Period not taken into account in the Adjustment Amount shall be allocated to the Members, and shall promptly be paid to the Members. Neither Buyer nor the Company nor any of its Subsidiaries nor any of the Non-Registered Funds shall (i) amend or cause the amendment of any Tax Return of the Company, any of its Subsidiaries or any of the Non-Registered Funds with respect to any Pre-Closing Period or (ii) agree to an extension of the statute of limitations applicable to such Tax Return, in either case without prior written consent of the Members, which consent shall not be unreasonably withheld.

            Section 8.5. Tax Indemnification.

            (a) Subject to Section 9.4(c), Parent, the Members and the Company Principals shall be jointly and severally liable for, and shall indemnify Buyer and its Affiliates (including after the Closing the Company, its Subsidiaries and the Non-Registered Funds) and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from, their respective Allocable Share of (i) all liability for Taxes of the


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


Company, its Subsidiaries and the Non-Registered Funds for the Pre-Closing Period (including all liability for Taxes of other Persons as a result of Treasury Regulation Section 1.1502-6(a) or comparable provisions under state, local or foreign law) which are not taken into account in the Adjustment Amount (other than Taxes resulting from an action taken by Buyer, the Company, any Subsidiary of Buyer or any Non-Registered Fund on the Closing Date but after the Closing that is outside of the ordinary course of business), (ii) any Losses resulting from any breach of any representation or warranty of the Symphony Parties in Section 8.1 (without giving effect to any qualifications relating to materiality), (iii) any Losses resulting from any breach of any covenant of the Symphony Parties relating to Taxes contained in this Agreement and (iv) all liability for reasonable legal fees and expenses attributable to any item in clause (i), (ii) or (iii) above. Notwithstanding anything to the contrary contained herein, it is understood and agreed that in no event shall Parent and SAMI, on the one hand, or Maestro and the Company Principals, on the other hand, be liable for the other's Allocable Share of any such Losses.

            (b) Buyer shall, and shall cause the Company and its Subsidiaries to, indemnify Parent, the Members, their respective Subsidiaries and each of their respective officers, directors, employees, stockholders, agents and representatives and hold them harmless from (i) all liability for Taxes of the Company, its Subsidiaries and the Non-Registered Funds for any Post-Closing Period (and for Taxes resulting from an action taken by Buyer, the Company, any of their Subsidiaries or any Non-Registered Fund on the Closing Date but after the Closing that is outside of the ordinary course of business), (ii) any Losses resulting from any breach of any covenant of Buyer relating to Taxes contained in this Agreement and (iii) all liability for reasonable legal fees and expenses attributable to any item in clause (i) or (ii) above.

            (c) In the case of any taxable period that includes (but does not end on) the Closing Date (a "Straddle Period"):

               (i) real, personal and intangible property Taxes of the Company, its Subsidiaries and the Non-Registered Funds for the Pre-Closing Period included in the Straddle Period shall be equal to the amount of such property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in a Pre-Closing Period and the denominator of which is the number of days in the Straddle Period; and

               (ii) the Taxes of the Company, its Subsidiaries and the Non-Registered Funds (other than real, personal and intangible property Taxes) for the Pre-Closing Period included in the Straddle Period shall be computed as if such taxable period (and the taxable period of any entity taxable as a partnership in which the Company, any of its Subsidiaries or any of the Non-Registered Funds directly or indirectly owns an ownership interest) ended as of the close of business on the Closing Date.

            (d) The obligation to indemnify and hold harmless a party pursuant to this Section 8.5 shall terminate at the time the applicable statute of limitations with respect to the Tax liabilities in question expires (giving effect to any extensions thereof); provided, however ,that such obligation shall not terminate with respect to any item as to which the Person to be indemnified or the related party thereto shall have, before the expiration of the applicable period, previously made a claim by delivering a notice of such claim to the indemnifying party.


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

            (e) The principles of Section 9.4(a) shall apply to any indemnity payment under this Section 8.5.

            Section 8.6. Assistance and Cooperation. From and after the Closing Date, the Symphony Parties and Buyer shall:

               (i) assist in all reasonable respects (and use commercially reasonably efforts to cause their respective Subsidiaries to assist) the other party in preparing any Tax Returns of the Company which such other party is responsible for preparing and filing;

               (ii) cooperate in all reasonable respects in preparing for any audits of, or disputes with Tax authorities regarding, any Tax Returns of the Company, any of its Subsidiaries, any of the Non-Registered Funds or any Affiliate of the Company;

               (iii) make available to the other parties and to any Tax authority, in each case as reasonably requested by such other parties, all information, records, and documents relating to Taxes of the Company and/or any of its Subsidiaries and/or any of the Non-Registered Funds;

               (iv) provide timely notice to the other parties in writing of any pending or threatened tax audits or assessments of the Company and/or any of its Subsidiaries and/or any of the Non-Registered Funds for taxable periods for which those other parties may have a liability under
        Article VIII; and

               (v) furnish the other parties with copies of all correspondence received from any Taxing authority in connection with any tax audit or information request with respect to the Company and/or any of its Subsidiaries and/or any of the Non-Registered Funds with respect to any taxable period described in Section 8.6(d)(iv).

            Section 8.7. Contests and Payment Procedures.

            (a) Notwithstanding anything to the contrary in the Agreement, the Members shall, in consultation with Buyer, control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any taxable period ending on or before the Closing Date and shall have the right, in consultation with Buyer, to settle or contest any such audit, contest, claim, proceeding or inquiry; provided, however, that if any such settlement would materially and adversely impact a Tax Return or Tax position of any of the Company, Buyer or their Affiliates with respect to a Post-Closing Period, the Buyer and the Members shall mutually agree on the terms of such settlement.

            (b) Buyer shall, in consultation with the Members, control, manage and be responsible for any audit, contest, claim, proceeding or inquiry with respect to Taxes for any Straddle Period and shall have the right, in consultation with the Members, to settle or contest any such audit, contest, claim, proceeding or inquiry; provided, however, that the Buyer and the Members shall mutually agree on the terms of any such settlement.

            (c) Buyer shall control, manage and solely be responsible for any audit, contest, claim, proceeding or inquiry with respect to any item relating to Taxes not covered by Section 8.7(a) or 8.7(b).

            Section 8.8. FIRPTA Certificate. Each Member shall deliver to Buyer at the Closing a certification of non-foreign status meeting the requirements of Treasury Regulation 1.1445-2(b)(2), duly executed and acknowledged, substantially in the form of the sample certificate set forth in Treasury Regulation Section 1.1445-2(b)(2)(iii)(B).

            Section 8.9. Allocation of Purchase Consideration. Parent, the Members and Buyer shall agree prior to the Closing Date to an allocation of the Initial Purchase Consideration and the Contingent Purchase Consideration among the assets of the Company. For purposes of the allocation to be agreed upon pursuant to this Section 8.9, other than amounts allocable to assets reflected on the Adjustment Amount Balance Sheet, the Initial Purchase Consideration and the Contingent Purchase Consideration will be allocated entirely to goodwill, except to the extent of any value allocated to contracts and other arrangements under which the Asset-Based Fees, Performance Fees and any other management or advisory fees or allocations or similar amounts are earned (it being acknowledged and agreed by the parties hereto that, due to the terminable nature of such contracts and other arrangements, no more than a minimal portion of the Initial Purchase Consideration (which for purposes of this Section 8.9 shall include the payments contemplated by clauses (i) and (ii) of the definition of Initial Purchase Consideration to the extent payable under this Agreement) and the Contingent Purchase Consideration shall be allocated to such contracts and arrangements for Federal, state and local Income Tax purposes). None of the Symphony Parties nor Buyer (nor any of their respective Affiliates) shall take any position on any Tax Return or with any taxing authority that is inconsistent with the allocation as agreed upon pursuant to this Section 8.9.

                                   ARTICLE IX
                                 INDEMNIFICATION

            Section 9.1. Indemnification by Parent, the Members and the Company Principals.

            (a) From and after the Closing, Parent, the Members and the Company Principals shall be jointly and severally liable for, and shall indemnify Buyer and its Subsidiaries and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Buyer Indemnitees"), against and hold them harmless from, their respective Allocable Share of, any Losses suffered or incurred by any such Buyer Indemnitee (other than any Loss relating to Taxes, for which the indemnification provisions set forth in Section
8.5 shall govern) arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty made by any of the Symphony Parties in or pursuant to Article II of this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by the Symphony Parties shall be determined without giving effect to any qualifications relating to materiality (including Company Material Adverse Effect)), (ii) any breach, noncompliance or nonfulfillment by the Company or any of its Subsidiaries of any covenant, agreement or undertaking to be complied with or performed by them pursuant to this Agreement on or prior to


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

the Closing Date, and (iii) any claims by any person other than the parties hereto to any portion of the consideration provided for hereunder or to any other amounts based thereon, including under the EAP or otherwise. Notwithstanding anything to the contrary contained herein, it is understood and agreed that in no event shall Parent and SAMI, on the one hand, or Maestro and the Company Principals, on the other hand, be liable for the other's Allocable Share of any Losses. "Allocable Share" shall mean, as to each of the Parent, the Members and the Company Principals, the percentage set forth opposite their respective names on Exhibit I hereto.

            (b) Parent, the Members and the Company Principals shall not be required to indemnify any Buyer Indemnitee, and shall not have any liability under Section 9.1(a)(i), unless the aggregate of all Losses for which Parent, the Members and the Company Principals would, but for this Section 9.1(b), be liable thereunder exceeds on a cumulative basis an amount equal to the Members Indemnity Threshold and then only to the extent of any such excess.

            Section 9.2. Additional Indemnification by Parent, the Members and the Company Principals. From and after the Closing, each of Parent, the Members and the Company Principals shall be severally, and not jointly, liable for, and shall indemnify the Buyer Indemnitees against and hold them harmless from, any Losses suffered or incurred by any such Buyer Indemnitee (other than any Loss relating to Taxes, for which the indemnification provisions set forth in Section
8.5 shall govern) arising from, relating to or otherwise in respect of any inaccuracy or breach of any representation or warranty made by such party in or pursuant to Article III of this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this
Section 9.2, the accuracy of the representations and warranties made by the Symphony Parties shall be determined without giving effect to any qualifications relating to materiality (including Company Material Adverse Effect)) or any covenant, agreement or undertaking to be complied with or performed by such party pursuant to this Agreement.

            Section 9.3. Indemnification by Buyer.

            (a) From and after the Closing, Buyer shall indemnify Parent, the Members, their respective Subsidiaries and each of their respective officers, directors, employees, stockholders, agents and representatives (the "Symphony Indemnitees"), against and hold them harmless from any Losses suffered or incurred by such Symphony Indemnitee (other than any Loss relating to Taxes, for which the indemnification provisions set forth in Section 8.5 shall govern) to the extent arising from, relating to or otherwise in respect of (i) any inaccuracy or breach of any representation or warranty made by Buyer pursuant to this Agreement (it being agreed that solely for purposes of establishing whether any matter is indemnifiable pursuant to this clause (i), the accuracy of the representations and warranties made by Buyer shall be determined without giving effect to any qualifications relating to materiality (including Company Material Adverse Effect)) or (ii) any breach, noncompliance or nonfulfillment by Buyer of any covenant, agreement or undertaking to be complied with or performed by it pursuant to this Agreement.

            (b) Buyer shall not be required to indemnify any Symphony Indemnitee, and shall not have any liability under Section 9.3(a)(i), unless the aggregate of all Losses for which


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

Buyer would, but for this Section 9.3(b), be liable thereunder exceeds on a cumulative basis an amount equal to the Buyer Indemnity Threshold and then only to the extent of any such excess.

            Section 9.4. Calculation and Payment of Losses.

            (a) The amount of any Loss for which indemnification is provided under this Article IX or Section 8.5 shall be net of any amounts actually recovered by the Indemnified Party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax cost (other than a reduction in Tax basis) incurred by the Indemnified Party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the Indemnified Party arising from the incurrence or payment of any such Loss, in each case when and as such Tax cost or Tax Benefit is actually realized through an increase or reduction of Taxes otherwise due. Any indemnity payment under this Agreement shall be treated first as an adjustment to the Initial Purchase Consideration and then as an adjustment to the Contingent Purchase Consideration for United States federal income Tax purposes, unless a final determination (which shall include the execution of an IRS Form 870-AD or successor form) with respect to either the Indemnified Party or any of its Affiliates causes any such payment not to be treated as an adjustment to the Initial Purchase Consideration or the Contingent Purchase Consideration for United States Federal income Tax purposes.

            (b) Buyer shall be entitled to deduct from any amounts otherwise payable to any Member pursuant to this Agreement the amount with respect to which any Buyer Indemnitee is entitled to indemnity under this Article IX or under Article VIII from such Member, and such deducted amounts shall be deemed paid to such Member for all purposes hereunder; provided, however, that Buyer shall be permitted to make such deduction only to the extent that (i) the parties have agreed in writing, (ii) an award was rendered pursuant to Section
9.8 or (iii) a final and non-appealable judgment was entered by a court of competent jurisdiction.

            (c) The aggregate indemnification obligations of Parent and SAMI pursuant to this Article IX and Section 8.5, collectively, shall not exceed the Parent Indemnity Cap, and the aggregate indemnification obligations of Maestro and the Company Principals pursuant to this Article IX and Section 8.5, collectively, shall not exceed the Maestro Indemnity Cap; provided, that such limitation shall not apply to the extent that a Loss results directly from (i) common law fraud, (ii) any Income Tax liability of any of the Symphony Parties relating to the Pre-Closing Period or (iii) a claim described in Section 9.1(a)(iii) (each of (i), (ii) and (iii), a "Buyer Indemnitee Limitation Exception").

            (d) The indemnification obligations of Buyer pursuant to Section 9.3 shall not exceed the Buyer Indemnity Cap; provided that such limitation shall not apply to the extent that a Loss results directly from (i) common law fraud,
(ii) any Income Tax liability of any of the Company, its Subsidiaries and the Non-Registered Funds for the Post-Closing Period or (iii) a breach of Buyer's payment obligations under Sections 1.3 through 1.8 of this Agreement (each of (i), (ii) and (iii), a "Symphony Party Indemnitee Limitation Exception").

            (e) On or prior to the Closing, Buyer, the Company and each of the Company Principals shall execute and deliver a pledge agreement in the form attached as Exhibit N and


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

each of the Company Principals shall take all other actions reasonably requested by Buyer to pledge as of the Closing their respective Minimum Investments as security for their respective obligations under Article VIII and this Article IX.

            Section 9.5. Termination of Indemnification. The obligations to indemnify and hold harmless any Person pursuant to Sections 9.1(a), 9.2 and 9.3(a) shall terminate when the applicable representation or warranty or covenant terminates pursuant to Section 10.3; provided that such obligations to indemnify and hold harmless shall not terminate with respect to any item as to which the Person to be indemnified shall have, before the expiration of the applicable period, previously made a bona fide claim by delivering a notice of such claim pursuant to Section 9.6 to the indemnifying party; provided, further ,that in the event of a Buyer Indemnitee Limitation Exception or a Symphony Party Indemnitee Limitation Exception, the obligation to indemnify shall continue until the expiration of the applicable statute of limitations.

            Section 9.6. Procedures.

            (a) Third Party Claims . In order for a Person (the "Indemnified Party") to be entitled to any indemnification provided for under Section 9.1,
9.2 or 9.3 in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party must notify the indemnifying party in writing of the Third Party Claim promptly following receipt by such Indemnified Party of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent 46 the indemnifying party shall have been actually prejudiced as a result of such failure. Thereafter, the Indemnified Party shall deliver to the indemnifying party, as promptly as practicable following the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim that are not separately addressed to the indemnifying party.

            (b) Assumption . If a Third Party Claim is made against an Indemnified Party, the indemnifying party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the indemnifying party; provided, however, that such counsel is not reasonably objected to by the Indemnified Party. Should the indemnifying party so elect to assume the defense of a Third Party Claim, the indemnifying party shall not be liable to the Indemnified Party for any reasonable legal expenses subsequently incurred by the Indemnified Party in connection with the defense thereof. If the indemnifying party assumes such defense, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying party, it being understood that the indemnifying party shall control such defense; provided that the indemnifying party shall bear the reasonable fees and expenses of such separate counsel (i) if the parties to any such action or proceeding (including impleaded parties) include any of the Symphony Parties (other than the Company) and representation of both parties would, in the reasonable opinion of counsel for the Indemnified Party, be inappropriate due to a conflict of interest or (ii) if the indemnifying party shall not have employed counsel (other than counsel that is reasonably objected to by the Indemnified Party) within a reasonable time after the Indemnified Party has given notice of the institution of a Third Party Claim in compliance with Section 9.6(a). The indemnifying party shall be liable for the reasonable fees and expenses


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

of counsel employed by the Indemnified Party for any period during which the indemnifying party has not assumed the defense thereof, provided that such counsel is not reasonably objected to by the indemnifying party. If the indemnifying party chooses to defend or prosecute a Third Party Claim, all the Indemnified Parties shall cooperate in the defense or prosecution thereof. Such cooperation shall include the retention and (upon the indemnifying party's request) the provision to the indemnifying party of records and information that are reasonably relevant to such Third Party Claim, and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any liability with respect to, or settle, compromise or discharge, such Third Party Claim without the indemnifying party's prior written consent (which consent shall not be unreasonably withheld). If the indemnifying party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of a Third Party Claim that the indemnifying party may recommend and that by its terms obligates the indemnifying party to pay the full amount of the liability in connection with such Third Party Claim, which releases the Indemnified Party completely in connection with such Third Party Claim and that would not otherwise materially adversely affect the Indemnified Party.

            (c) Other Claims . In the event any Indemnified Party should have a claim against any indemnifying party under Section 9.1, 9.2 or 9.3 that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim with reasonable promptness to the indemnifying party. Subject to Sections
9.5 and 10.3, the failure by any Indemnified Party so to notify the indemnifying party shall not relieve the indemnifying party from any liability that it may have to such Indemnified Party under Section 9.1, 9.2 or 9.3, except to the extent that the indemnifying party shall have been actually prejudiced by such failure.

            Section 9.7. Exclusive Remedy. The parties hereto hereby acknowledge and agree that, from and after the Closing except in the case of common law fraud or with respect to matters for which the remedy of specific performance, injunctive relief or other non-monetary equitable remedies (other than declaratory judgment actions) are available, the sole and exclusive remedy of the parties hereto with respect to any and all monetary claims arising from any breach of any representation or warranty set forth herein (other than in Section 8.1) shall be pursuant to the indemnification provisions set forth in this
Article IX, and the sole and exclusive remedy of the parties hereto with respect to any and all monetary claims with respect to any breach of any representation or warranty set forth in Section 8.1, any breach of any covenant relating to Taxes contained in this Agreement, or any Taxes shall be pursuant to the indemnification provisions of Section 8.5.

            Section 9.8. Binding Arbitration.

            (a) Buyer and each of the Symphony Parties hereby waives its right to resolve any and all claims, disputes, controversies or disagreements arising under this Article IX or Section 8.5 hereof with respect to Losses ("Claims") through any court proceeding or litigation (subject only to the right of the Person seeking indemnification under this Article IX or Section 8.5 hereof to elect to bring Claims in any court of competent jurisdiction, including Claims for incidental, special or consequential damages and Claims for specific performance or injunctive relief or for common law fraud, other than any Claims the underlying subject matter of which previously or at such time are the subject of arbitration hereunder) and acknowledge that all Claims shall be resolved pursuant to the provisions of this Section 9.8. Each of the parties hereto represents to the others that this waiver is required to be made, is made knowingly and voluntarily after consultation with and upon the advice of counsel and is a material part of this Agreement.

            (b) Buyer or any of the Symphony Parties may demand in writing (a "Demand") that the parties meet to resolve any Claim, and such meeting shall take place at such time and such place as the parties shall agree, but in no event later than 30 days after receipt of a Demand. If any Claim is not resolved within 45 days of the receipt of a Demand, the party making such Demand may initiate arbitration pursuant to this Section 9.8. Such arbitration shall be mandatory and binding. Except as otherwise provided in this Section 9.8, the arbitration shall be pursuant to the Commercial Arbitration Rules of the American Arbitration Association then in effect, as modified herein (the "Rules").

            (c) All Claims shall be resolved by a panel of three arbitrators (the "Arbitration Panel") of whom Buyers shall appoint one and the Symphony Parties (other than the Company) shall appoint one within 15 days of the receipt by the respondent(s) of the demand for arbitration. The two arbitrators so appointed shall select the chair of the arbitral tribunal within 15 days of the appointment of the second arbitrator. If any arbitrator is not appointed within the time limits provided herein, such arbitrator shall be appointed by the American Arbitration Association by using a list striking and ranking procedure in accordance with the Rules. Any arbitrator appointed by the American Arbitration Association shall be a retired judge or a practicing attorney with no less than 15 years of experience and an experienced arbitrator.

            (d) The arbitration hearing shall be held and the award shall be rendered in New York City or such other location as the parties may mutually agree. Unless otherwise agreed by the parties, partial or full summary judgment shall not be available. In the event summary judgment or partial summary judgment is available as provided herein and is granted, the non-prevailing party may not raise as a basis for a motion to vacate an award that the Arbitration Panel failed or refused to consider evidence bearing on the dismissed claim(s) or issue(s). The party bringing a particular claim or asserting an affirmative defense will have the burden of proof with respect thereto. The arbitration proceedings and all testimony, filings, documents and information relating to or presented during the arbitration proceedings shall be deemed to be information subject to the confidentiality provisions of this Agreement and the Confidentiality Agreements. The arbitrators shall follow the law designated by the parties hereto. The Arbitration Panel will have no power or authority, under the Rules or otherwise, to relieve the parties from their agreement hereunder to arbitrate or otherwise to amend or disregard any provision of this Agreement, including, without limitation, the provisions of this Section 9.8. The arbitral tribunal is not empowered to award incidental, special or consequential damages. Notwithstanding anything to the contrary in this Agreement, nothing in this Agreement shall create an inference that incidental, special or consequential damages are or are not appropriate with respect to any Claim that is brought in any forum other than the arbitral tribunal provided for by this Section 9.8.

            (e) Should an arbitrator refuse or be unable to proceed with arbitration proceedings as called for by this Section 9.8, the arbitrator shall be replaced pursuant to the Rules. If an arbitrator is replaced after the arbitration hearing has commenced, then a rehearing shall take place in accordance with this Section 9.8 and the Rules.

            (f) At the time of granting or denying a motion of summary judgment as provided for in Section 9.8(d) and within 30 days after the closing of the arbitration hearing, the Arbitration Panel will prepare and distribute to the parties a writing setting forth the Arbitration Panel's finding of facts and conclusions of law relating to the Claim, including the reasons for the giving or denial of any award. The findings of fact and conclusions of law and the award, if any, shall be deemed to be information subject to the confidentiality provisions of this Agreement and the Confidentiality Agreements.

            (g) The Arbitration Panel is instructed to schedule promptly all discovery and other procedural steps and otherwise to assume case management initiative and control to effect an efficient and expeditious resolution of the Claim. The Arbitration Panel is authorized to issue monetary sanctions against either party if, upon an evidentiary showing such party is found to be unreasonably delaying the proceeding.

            (h) Any award rendered by the Arbitration Panel will be final, conclusive and binding upon the parties and any judgment thereon may be entered and enforced in any court of competent jurisdiction.

            (i) The prevailing party in any proceeding hereunder shall be entitled, in addition to any other relief to which it may be entitled, to recover from the other party or parties reasonable fees, costs and expenses of such prevailing party's attorneys, experts and witnesses incurred in connection with such proceedings and the other party or parties shall bear the costs and expenses of the Arbitration Panel.

                                    ARTICLE X
                                  MISCELLANEOUS

            Section 10.1. Amendments; Waiver. This Agreement may not be amended, altered or modified except by written instrument executed by Buyer, Parent, SAMI and Maestro. Any agreement on the part of Buyer, Parent, SAMI and Maestro to waive (i) any inaccuracies in the representations and warranties contained herein by any of the Symphony Parties, on the one hand, or Buyer, on the other hand, or in any document, certificate or writing delivered pursuant hereto by any of the Symphony Parties, on the one hand, or Buyer, on the other hand, or
(ii) compliance with any of the agreements, covenants or conditions contained herein, shall be valid only if set forth in an instrument in writing signed on behalf of the party against whom the waiver is to be effective. No such waiver shall constitute a waiver of, or estoppel with respect to, any subsequent or other inaccuracy, breach or failure to strictly comply with the provisions of this Agreement.

            Section 10.2. Entire Agreement. This Agreement (including the Company Disclosure Schedule, the Buyer Disclosure Schedule, any other schedules, certificates, lists and documents referred to herein, and any documents executed by the parties simultaneously


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

herewith or pursuant thereto) and the Confidentiality Agreements constitute the entire agreement of the parties hereto, except as provided herein, and supersedes all prior agreements and understandings, written and oral, among the parties with respect to the subject matter hereof.

            Section 10.3. Survival of Representations, Warranties and Covenants. All representations and warranties in this Agreement, including any covenants made a part of this Agreement, or in any instrument executed and delivered in fulfillment of the requirements of this Agreement and any covenants or other agreements the performance of which is specified to occur on or prior to the Closing Date or the Closing shall survive the Closing for 18 months following the Closing Date; except that the representations and warranties in Sections 2.5, 3.1, 3.5 and 8.1 shall not terminate, but shall continue until the expiration of the statute of limitations relating thereto. All covenants or other agreements which by their terms are required to be performed after the Closing, and the releases set forth in the Closing Releases, shall survive the Closing indefinitely or for such lesser period of time as may be specified herein.

            Section 10.4. Interpretation.

            (a) When a reference is made in this Agreement to Sections or Schedules, such reference shall be to a Section of or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." The phrases "the date of this Agreement," "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the first paragraph of this Agreement.

            (b) Each of the Company Disclosure Schedule and the Buyer Disclosure Schedule shall set forth items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties or one or more of its covenants contained in
Article V, in each case making reference to the particular section of this Agreement requiring such disclosure or to which such exception is being taken. The inclusion of any information in any section of the Company Disclosure Schedule and the Buyer Disclosure Schedule or other document delivered by any of the parties hereto pursuant to this Agreement shall not be deemed to be an admission or evidence of the materiality of such item, nor shall it establish a standard of materiality for any purpose whatsoever.

            Section 10.5. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

            Section 10.6. Notices. Unless otherwise provided herein, all notices and other communications hereunder shall be in writing and shall be deemed given if (a) delivered in person, (b) transmitted by telecopy (with written confirmation), (c) mailed by certified or registered mail (return receipt requested) (in which case such notice shall be deemed given on the third day after such mailing) or (d) delivered by an express courier (with written confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

            If to Parent or SAMI, or to the Company prior to the Closing Date:

                   BARRA, Inc.
                   2100 Milvia Street
                   Berkeley, California  94704
                   Telecopy:  (510) 548-4374
                   Attention:  Chief Executive Officer

            With copies to:

                   BARRA, Inc.
                   2100 Milvia Street
                   Berkeley, California  94704
                   Telecopy:  (510) 548-4374
                   Attention:  General Counsel

            and:

                   Latham & Watkins
                   505 Montgomery Street
                   Suite 1900
                   San Francisco, California  94111-2562
                   Telecopy: (415) 395-8095
                   Attention: John M. Newell, Esq.

            If to Maestro or the Company Principals, or to the Company prior to the Closing Date:

                   Maestro, LLC
                   555 California Street, Suite 2975
                   San Francisco, California  94104
                   Telecopy: (415) 676-2480
                   Attention: Neil L. Rudolph

            With a copy to:

                   Stroock & Stroock & Lavan LLP
                   180 Maiden Lane
                   New York, New York
                   Telecopy: (212) 806-6006
                   Attention: Stuart H. Coleman, Esq.

            If to Buyer or to the Company after the Closing Date:

                   The John Nuveen Company
                   333 West Wacker Drive
                   Chicago, Illinois  60606
                   Telecopy: (312) 917-7952
                   Attention: President

            With a copy to:

                   Wachtell, Lipton, Rosen & Katz
                   51 West 52nd Street
                   New York, New York  10019
                   Telecopy: (212) 403-2000
                   Attention: Craig M. Wasserman, Esq.

            Section 10.7. Binding Effect; Persons Benefiting; No Assignment. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Except for the provisions of Sections 5.15 and 5.6(b) hereof, no provision of this Agreement is intended or shall be construed to confer upon any entity or Person other than the parties hereto and their respective successors and permitted assigns any right, remedy or claim under or by reason of this Agreement or any part hereof. This Agreement may not be assigned by any of the parties hereto without the prior written consent of Buyer, in the case of any assignment by a Symphony Party, or Parent, SAMI and Maestro, in the case of any assignment by Buyer; provided, however, that SAMI may assign its rights and obligations under this Agreement to Parent without the prior written consent of Buyer.

            Section 10.8. Release of Claims. On the Closing Date, each of Parent, the Company Principals and the Members shall execute and deliver to Buyer a release, dated as of the Closing Date, in the form attached hereto as Exhibit P (each such release, a "Closing Release"); provided, however, that none of such Persons shall be required to execute such release if such Person reasonably believes it has a bona fide cause of action against the Company or its Subsidiaries or any of their respective directors, officers, employees, predecessors, successors or assigns, in such capacity, arising out of or relating to any act or omission of any of the Company or its Subsidiaries or any of their respective directors, officers, employees, predecessors, successors or assigns, in such capacity, taken or omitted to be taken from the date hereof to the Closing Date, with respect to which it is reasonably likely that such Person will incur Losses of not less than $5,000,000.

            Section 10.9. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same agreement, it being understood that all of the parties need not sign the same counterpart.

            Section 10.10. Waiver of Jury Trial. EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL

PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

            Section 10.11. Governing Law. THIS AGREEMENT, THE LEGAL RELATIONS BETWEEN THE PARTIES AND THE ADJUDICATION AND THE ENFORCEMENT THEREOF, SHALL BE GOVERNED BY AND INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE SUBSTANTIVE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO APPLICABLE CHOICE OF LAW PROVISIONS THEREOF.

            Section 10.12. Consent to Jurisdiction. Each of the parties hereto hereby irrevocably and unconditionally submits to the jurisdiction of any state court of the State of New York and any federal court sitting in New York, New York and irrevocably agrees that all actions or proceedings arising out of or relating to this agreement or the transactions contemplated hereby or in aid or arbitration or for enforcement of an arbitral award shall be litigated exclusively in such courts. Each of the parties hereto agrees not to commence any legal proceedings related hereto except in such courts. Each of the parties hereto irrevocable waives any objection which he or it may now or hereafter have to the laying of the venue of any such proceeding in any such court and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

            IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                   BARRA, INC.


                                   By: /S/ KAMAL DUGGIRALA
                                       -----------------------------------------
                                       Name:  KAMAL DUGGIRALA
                                       Title: CEO

                                   SYMPHONY ASSET MANAGEMENT, INC.


                                   By: /S/ JEFFREY L. SKELTON
                                       -----------------------------------------
                                       Name:  JEFFREY L. SKELTON
                                       Title: CEO

                                   MAESTRO, LLC

                                   By: /S/ JEFFREY L. SKELTON
                                       -----------------------------------------
                                       Name:  JEFFREY L. SKELTON
                                       Title: MEMBER

                                   /S/ PRAVEEN K. GOTTIPALLI
                                   ---------------------------------------------
                                   PRAVEEN K. GOTTIPALLI

                                   /S/ MICHAEL J. HENMAN
                                   ---------------------------------------------
                                   MICHAEL J. HENMAN

                                   /S/ NEIL L. RUDOLPH
                                   ---------------------------------------------
                                   NEIL L. RUDOLPH

                                   /S/ JEFFREY L. SKELTON
                                   ---------------------------------------------
                                   JEFFREY L. SKELTON


                                   SYMPHONY ASSET MANAGEMENT LLC

                                   By:      Symphony Asset Management, Inc., its
                                            Member


                                   By: /S/ JEFFREY L. SKELTON
                                       -----------------------------------------
                                       Name:  J. SKELTON
                                       Title: CEO

                                   By:      Maestro, LLC, its Member


                                   By: /S/ JEFFREY L. SKELTON
                                       -----------------------------------------
                                       Name:  J. SKELTON
                                       Title: MEMBER


                                   THE JOHN NUVEEN COMPANY


                                   By: /S/ ALAN S. BERKSHIRE
                                       -----------------------------------------
                                       Name: ALAN S. BERKSHIRE
                                       Title: SENIOR VICE PRESIDENT